Exhibit 10.17

LOAN AGREEMENT

Dated as of August 22, 2012

between

THE BORROWERS NAMED HEREIN,

as Borrower,

and

GOLDMAN SACHS MORTGAGE COMPANY,

as Lender

(BRIXMOR LLC POOL - 3 PROPERTIES)

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

Exhibits

A	Organizational Chart
B	Form of Tenant Notice
C	Form of Subordination and Non-Disturbance Agreement
D	Form of Assumption Agreement

Schedules
A	Property
B	Exception Report
C	Deferred Maintenance Conditions
D	Unfunded Obligations
E	Property Square Footage
F	Material Agreements
G	Allocated Loan Amounts
H	[Intentionally Deleted]
I	Permitted Release Parcels

-vi-

LOAN AGREEMENT

This Loan Agreement is dated August 22, 2012 and is between GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership, as lender (together with its successors and assigns, including any lawful holder of any portion of the Indebtedness, as hereinafter defined, “Lender”), and THE ENTITIES IDENTIFIED ON THE SIGNATURE PAGES HEREOF AS “BORROWER”, each either a Delaware or New Jersey limited liability company or Delaware limited partnership, collectively as borrower (collectively, jointly and severally, together with their respective permitted successors and assigns, “Borrower”).

RECITALS

Borrower desires to obtain from Lender the Loan (as hereinafter defined) in connection with the financing of the Properties (as hereinafter defined).

Lender is willing to make the Loan on the terms and conditions set forth in this Agreement if Borrower joins in the execution and delivery of this Agreement, issues the Note and executes and delivers the other Loan Documents.

In consideration of the premises and the agreements, provisions and covenants contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Lender and Borrower agree as follows:

DEFINITIONS

(a) When used in this Agreement, the following capitalized terms have the following meanings:

“Acceptable Counterparty” means any counterparty to an Interest Rate Cap Agreement that has and maintains (a) either (i) a long-term unsecured debt rating or counterparty rating of A- or higher from S&P or (ii) a short-term unsecured debt rating of A-1 or higher from S&P and (b) a long-term unsecured debt rating of A3 or higher from Moody’s.

“Account Collateral” means, collectively, the Collateral Accounts and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all securities and investment property credited thereto and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities.

“Agreement” means this Loan Agreement, as the same may from time to time hereafter be amended, restated, replaced, supplemented or otherwise modified.

“Allocated Loan Amount” means, with respect to each Property, the portion of the Loan Amount allocated thereto as set forth in Schedule G.

“ALTA” means the American Land Title Association or any successor thereto.

“Alteration” means any demolition, alteration, installation, improvement or expansion of or to any of the Properties or any portion thereof.

“Annual Budget” means an operating budget for the Properties that includes all planned Capital Expenditures, which operating budget is prepared by Borrower for the applicable Fiscal Year or other period.

“Applicable Indemnified Party” has the meaning set forth in Section 9.17(c).

“Appraisal” means, with respect to each Property, an as-is appraisal of such Property that is prepared by a member of the Appraisal Institute selected by Lender, meets the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA) and complies with the Uniform Standards of Professional Appraisal Practice (USPAP).

“Approved Annual Budget” has the meaning set forth in Section 5.17.

“Approved Management Agreement” means (i) that certain Property Management Agreement, dated as of the Closing Date, between Borrower and Brixmor Management Joint Venture 2, LP, (ii) any Replacement Management Agreement and (iii) any other management agreement that is approved by Lender and with respect to which the Rating Condition is satisfied, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Approved Property Manager” means (i) Brixmor Management Joint Venture 2, LP, (ii) any Person that is Controlled by or under common Control with Sponsor, or (iii) any other reputable management company with respect to which the Rating Condition is satisfied that (a) has at least five years’ experience in the management of commercial retail properties with similar size, scope, class, use and value as the Properties and (b) has, for at least five years prior to its engagement as property manager, managed at least twenty-five properties similar in size, scope, class, use and value as the Properties which comprise in the aggregate at least 5,000,000 leasable square feet of retail shopping centers and (c) is not, at the time of designation, the subject of a bankruptcy or similar insolvency proceeding, in each case, unless and until Lender requests the termination of that management company pursuant to Section 5.10(c).

“Assignment” has the meaning set forth in Section 9.7(b).

“Assignment of Interest Rate Cap Agreement” means each collateral assignment of the Interest Rate Cap Agreement executed by Borrower and an Acceptable Counterparty in accordance herewith, each of which must be in the form executed by Borrower and the initial Acceptable Counterparty on the Closing Date or such other form as shall be reasonably acceptable to Lender, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Assumption Agreement” means an assumption agreement in in the form attached hereto as Exhibit D.

“Bankruptcy Code” has the meaning set forth in Section 7.1(d).

“Basic Carrying Costs Escrow Account” has the meaning set forth in Section 3.4(a).

“Blocked Account” has the meaning set forth in Section 3.1(b).

“Blocked Account Agreement” has the meaning set forth in Section 3.1(b).

“Blocked Account Bank” means an Eligible Institution at which a Blocked Account is maintained.

“Borrower” has the meaning set forth in the first paragraph of this Agreement.

“BPG” means Brixmor Property Group Inc., a Delaware corporation.

“Budgeted Operating Expenses” means, with respect to any calendar month during a Trigger Period, (i) an amount equal to the operating expenses of the Properties for such calendar month in the then-applicable Approved Annual Budget or (ii) such greater amount as shall equal Borrower’s actual operating expenses for such month, except that such greater amount shall not include any expenditures not provided for in the Approved Annual Budget that would, in the aggregate, (i) cause total expenditures in respect of operating expenses as set forth in the Approved Annual Budget for the applicable month to be exceeded by 5% or more of the amount set forth therefor in the Approved Annual Budget or (ii) cause any line item in the Approved Annual Budget to be exceeded by 10% or more measured on an annual basis, other than expenditures for non-discretionary items and expenditures required to be made by reason of the occurrence of any emergency (i.e., an unexpected event that threatens imminent harm to persons or property at the Property) and with respect to which it would be impracticable, under the circumstances, to obtain Lender’s prior consent thereto.

“Business Day” means any day other than (i) a Saturday and a Sunday and (ii) a day on which federally insured depository institutions in the State of New York or the state in which the offices of Lender, its trustee, its Servicer or any Blocked Account are located are authorized or obligated by law, governmental decree or executive order to be closed. When used with respect to an Interest Determination Date, “Business Day” shall mean a day on which banks are open for dealing in foreign currency and exchange in London.

“Capital Expenditure” means hard and soft costs incurred by Borrower with respect to replacements and capital repairs made to the Properties (including repairs to, and replacements of, structural components, roofs, building systems, parking garages and parking lots), in each case to the extent capitalized based on GAAP principles.

“Capital Expenditure Reserve Account” has the meaning set forth in Section 3.6(a).

“Capital Expenditure Threshold Amount” means, as of the date of any calculation thereof, the product of (x) $0.40, times (y) the aggregate Square Footage of all of the Properties that remain subject to the Lien of the Loan Documents on such date of calculation.

“Cash Management Account” has the meaning set forth in Section 3.1(a).

“Cash Management Agreement” has the meaning set forth in Section 3.1(a).

“Cash Management Bank” means a depository institution in which Eligible Accounts may be maintained, which institution shall, in the absence of an Event of Default, be selected by Borrower and reasonably approved by Lender (and, during the continuance of an Event of Default, shall be selected by Lender in its sole discretion). The initial Cash Management Bank shall be KeyBank, National Association.

“Casualty” means a fire, explosion, flood, collapse, earthquake or other casualty affecting all or any portion of any Property.

“Cause” means, with respect to an Independent Director, (i) acts or omissions by such Independent Director that constitute systematic and persistent or willful disregard of such Independent Director’s duties under the organizational documents of the corporation or limited liability company as to which it serves, (ii) that such Independent Director has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (iii) that such Independent Director is unable to perform his or her duties as Independent Director due to death, disability or incapacity, or (iv) that such Independent Director no longer meets the definition of Independent Director set forth in this Agreement.

“Certificate of Rent Roll” means a Certificate of Rent Roll, in form and substance reasonably satisfactory to Lender, dated as of the Closing Date, certifying and attaching a rent roll for each Property for the month in which the Closing Date occurs.

“Certificates” means, collectively, any senior and/or subordinate notes, debentures or pass-through certificates, or other evidence of indebtedness, or debt or equity securities, or any combination of the foregoing, representing a direct or beneficial interest, in whole or in part, in the Loan.

“Closing Date” means the date of this Agreement.

“Closing Date Debt Yield” means 10.51%.

“Closing Date Environmental Policy” means that certain Pollution Legal Liability Select Policy bearing policy number PLS 7782775 as issued by American International Specialty Lines Insurance Company (predecessor to Chartis Specialty Insurance Company).

“Closing Date Interest Rate Cap Agreement” means that certain Confirmation and Agreement (together with the confirmation and schedules relating thereto), dated on or about the date hereof, between the initial Acceptable Counterparty and Borrower.

“Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means all assets owned from time to time by Borrower including the Properties, the Revenues and all other tangible and intangible property in respect of which Lender is granted a Lien under the Loan Documents, and all proceeds thereof.

“Collateral Accounts” means, collectively, the Cash Management Account, any Blocked Account, the Loss Proceeds Account, the Basic Carrying Costs Escrow Account, the TI/LC Reserve Account, the Capital Expenditure Reserve Account, the Qualified Operating Expense Account, the Excess Cash Flow Reserve Account, and the Deferred Maintenance and Environmental Escrow Account.

“Component Spread” has the meaning set forth in Section 1.1(c).

“Condemnation” means a taking or voluntary conveyance of all or part of any of the Properties or any interest in or right accruing to or use of any of the Properties, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person directly or indirectly guaranteeing any Debt of any other Person in any manner and any contingent obligation to purchase, to provide funds for payment, to supply funds to invest in any other Person or otherwise to assure a creditor against loss.

“Control” of any entity means the ownership, directly or indirectly, of at least 51% of the equity interests in, and the right to at least 51% of the distributions from, such entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through the ability to exercise voting power, by contract or otherwise (“Controlled” and “Controlling” each have the meanings correlative thereto).

“Cooperation Agreement” means that certain Mortgage Loan Cooperation Agreement, dated as of the Closing Date, among Borrower, Lender and BPG and/or any replacement mortgage loan cooperation agreement executed by Operating Partnership in accordance with Section 1.7 or Section 2.2(vi), as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Damages” to a party means any and all liabilities, obligations, losses, demands, damages (but excluding Excluded Damages), penalties, assessments, actions, causes of action, judgments, proceedings, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees and other costs of defense and/or enforcement whether or not suit is brought), fines, charges, fees, settlement costs and disbursements imposed on, incurred by or asserted against such party, whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise.

“DBRS” means DBRS, Inc. or its applicable affiliate.

“Debt” means, with respect to any Person, without duplication:

(i) all indebtedness of such Person to any other party (regardless of whether such indebtedness is evidenced by a written instrument such as a note, bond or debenture), including indebtedness for borrowed money or for the deferred purchase price of property or services;

(ii) all letters of credit issued for the account of such Person and all unreimbursed amounts drawn thereunder;

(iii) all indebtedness secured by a Lien on any property owned by such Person (whether or not such indebtedness has been assumed) except obligations for impositions that are not yet due and payable;

(iv) all Contingent Obligations of such Person; and

(v) all payment obligations of such Person under any interest rate protection agreement (including any interest rate swaps, floors, collars or similar agreements) and similar agreements.

“Debt Yield” means, as of the date of determination, the percentage obtained by dividing Net Operating Income by the outstanding principal balance of the Loan on the date of determination.

“Debt Yield Threshold” means, with respect to any release of a Property, the greater of (x) the Closing Date Debt Yield and (y) Debt Yield immediately prior to such release.

“Default” means the occurrence of any event that, but for the giving of notice or the passage of time, or both, would be an Event of Default.

“Default Interest” means, during the continuance of an Event of Default, the amount by which interest accrued on the Notes or Note Components at their respective Default Rates exceeds the amount of interest that would have accrued on the Notes or Note Components at their respective interest rates calculated as set forth in Section 1.2(a).

“Default Rate” means, with respect to any Note or Note Component, the greater of (x) 4% per annum in excess of the interest rate otherwise applicable to such Note or Note Component hereunder and (y) 1% per annum in excess of the Prime Rate from time to time; provided that, if the foregoing would result in an interest rate in excess of the maximum rate permitted by applicable law, the Default Rate shall be limited to the maximum rate permitted by applicable law.

“Deferred Maintenance Amount” means $161,975.

“Deferred Maintenance Conditions” means those items described in Schedule C.

“Deferred Maintenance and Environmental Escrow Account” has the meaning set forth in Section 3.7(a).

“Eligible Account” means (i) a segregated account maintained with a federal or state-chartered depository institution or trust company that complies with the definition of Eligible Institution, or (ii) a segregated trust account or accounts maintained with the corporate trust department of a federal depository institution or state-chartered depository institution that has an investment-grade rating and is subject to regulations regarding fiduciary funds on deposit under, or similar to, Title 12 of the Code of Federal Regulations Section 9.10(b) that, in either case, has corporate trust powers, acting in its fiduciary capacity.

“Eligible Institution” means (i) Keybank, National Association, for so long as it shall maintain short-term and long-term ratings no lower than those in effect on the Closing Date (i.e., long term: Baa1 by Moody’s, BBB+ by S&P and A- by Fitch; short term: Prime-2 by Moody’s, A-2 by S&P and F-1 by Fitch) and (ii) any other institution (x) whose commercial paper, short-term debt obligations or other short-term deposits are rated at least A-1 by S&P, Prime-1 by Moody’s and/or F-1 by Fitch, and whose long-term senior unsecured debt obligations are rated at least A- by S&P, A by Fitch, and A2 by Moody’s and whose deposits are insured by the FDIC or (y) with respect to which the Rating Condition is satisfied.

“Embargoed Person” has the meaning set forth in Section 4.39.

“Engineering Report” means a structural and seismic engineering report or reports (including a “probable maximum loss” calculation, if applicable) with respect to each of the Properties prepared by an independent engineer approved by Lender and delivered to Lender in connection with the Loan, and any amendments or supplements thereto delivered to Lender.

“Environmental Claim” means any written notice, claim, proceeding, notice of proceeding, investigation, demand, abatement order or other order or directive by any Person or Governmental Authority alleging or asserting liability with respect to Borrower or any Property arising out of, based on, in connection with, or resulting from (i) the actual or alleged presence, Use or Release of any Hazardous Substance, (ii) any actual or alleged violation of any Environmental Law, or (iii) any actual or alleged injury or threat of injury to property, health or safety, natural resources or to the environment caused by Hazardous Substances.

“Environmental Indemnity” means, with respect to each Property, that certain environmental indemnity agreement executed by Borrower and BPG as of the Closing Date and/or any replacement environmental indemnity agreement executed by Operating Partnership in accordance with Section 1.7 or Section 2.2(vi), as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Environmental Laws” means any and all present and future federal, state and local laws, statutes, ordinances, orders, rules, regulations and the like, as well as common law, any judicial or administrative orders, decrees or judgments thereunder, and any permits, approvals, licenses, registrations, filings and authorizations, in each case as now or hereafter in effect, relating to (i) the pollution, protection or cleanup of the environment, (ii) the impact of Hazardous Substances on property, health or safety, (iii) the Use or Release of Hazardous Substances, (iv) occupational safety and health, industrial hygiene or the protection of human, plant or animal health or welfare or (v) the liability for or costs of other actual or threatened danger to health or the environment. The term “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successors thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including Subtitle I relating to underground storage tanks); the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. The term “Environmental Law” also includes, but is not limited to, any present and future federal state and local laws, statutes ordinances, rules, regulations and the like, as well as common law, conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of a property; or requiring notification or disclosure of Releases of Hazardous Substances or other environmental conditions of a property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property.

“Environmental Policy” has the meaning set forth in Section 5.15(a)(xi).

“Environmental Reports” means “Phase I Environmental Site Assessments” as referred to in the ASTM Standards on Environmental Site Assessments for Commercial Real Estate, E 1527-05 (and, if necessary, “Phase II Environmental Site Assessments”), prepared by an independent environmental auditor approved by Lender and delivered to Lender in connection with the Loan and any amendments or supplements thereto delivered to Lender, and shall also include any other environmental reports delivered to Lender.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate,” at any time, means each trade or business (whether or not incorporated) that would, at the time, be treated together with Borrower as a single employer under Title IV or Section 302 of ERISA or Section 412 of the Code.

“Event of Default” has the meaning set forth in Section 7.1.

“Excess Cash Flow Reserve Account” has the meaning set forth in Section 3.9(a).

“Exception Report” means the report prepared by Borrower and attached to this Agreement as Schedule B, setting forth any exceptions to the representations set forth in Article IV.

“Excluded Damages” means special, indirect, consequential or punitive damages (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable Legal Requirement).

“Extension Reserve” has the meaning set forth in Section 1.1(d).

“Extension Term” has the meaning set forth in Section 1.1(d).

“Fiscal Quarter” means the three-month period ending on March 31, June 30, September 30 and December 31 of each year, or such other fiscal quarter of Borrower as Borrower may select from time to time with the prior consent of Lender, such consent not to be unreasonably withheld.

“Fiscal Year” means the 12-month period ending on December 31 of each year, or such other fiscal year of Borrower as Borrower may select from time to time with the prior consent of Lender, not to be unreasonably withheld.

“Fitch” means Fitch, Inc. and its successors.

“Force Majeure” means a delay due to acts of God, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppage, shortages of labor or materials or similar causes beyond the reasonable control of Borrower; provided that, with respect to any of such circumstances, for the purposes of this Agreement, (1) any period of Force Majeure shall apply only to performance of the obligations necessarily affected by such circumstance and shall continue only so long as Borrower is continuously and diligently using all reasonable efforts to minimize the effect and duration thereof; and (2) Force Majeure shall not include the unavailability or insufficiency of funds.

“Form W-8BEN” means Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) of the Department of Treasury of the United States of America, and any successor form.

“Form W-8ECI” means Form W-8ECI (Certificate of Foreign Person’s Claim for Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States) of the Department of the Treasury of the United States of America, and any successor form.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Authority” means any federal, state, county, regional, local or municipal government, any bureau, department, agency or political subdivision thereof and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any court).

“Ground Lease” means that certain Lease, dated as of August 1, 2006, by and between New Plan Cinnaminson Urban Renewal, L.L.C., as lessor, and New Plan of Cinnaminson, L.L.C., as lessee, as amended by that certain Assignment, Assumption and Consent Agreement, dated as of August 8, 2006, by and among New Plan Cinnaminson Urban Renewal, L.L.C., as lessor, New Plan of Cinnaminson, L.L.C., as lessee, and New Plan of Cinnaminson, L.P., as assignee, as amended by that certain First Amendment to Lease Agreement, dated as of July 30, 2009, between New Plan Cinnaminson Urban Renewal, L.L.C., as lessor, and New Plan of Cinnaminson, L.L.C., as lessee, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time in accordance herewith.

“Ground Leased Parcel” means, with respect to each Property, any portion of such Property with respect to which Borrower is the lessee under a Ground Lease.

“Ground Rents” means rents payable by Borrower pursuant to a Ground Lease, if any.

“Guaranty” means that certain guaranty, dated as of the Closing Date, executed by BPG for the benefit of Lender and/or any replacement guaranty executed by Operating Partnership in accordance with Section 1.7 or Section 2.2(vi), as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Hazardous Substances” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, toxic substances, toxic pollutants, contaminants, pollutants or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the indoor or outdoor environment or the presence of which on, in or under the Property is prohibited or requires investigation or remediation under Environmental Law, including petroleum and petroleum by-products, asbestos and asbestos-containing materials, toxic mold, polychlorinated biphenyls, lead and radon, and compounds containing them (including gasoline, diesel fuel, oil and lead-based paint), pesticides and radioactive materials, flammables and explosives and compounds containing them.

“Increased Costs” has the meaning set forth in Section 1.4(d).

“Indebtedness” means the Principal Indebtedness, together with interest and all other obligations and liabilities of Borrower under the Loan Documents, including all transaction costs, Prepayment Fees and other amounts due or to become due to Lender pursuant to this Agreement, under the Notes or in accordance with any of the other Loan Documents, and all other amounts, sums and expenses reimbursable by Borrower to Lender hereunder or pursuant to the Notes or any of the other Loan Documents.

“Indemnified Liabilities” has the meaning set forth in Section 9.19(b).

“Indemnified Parties” has the meaning set forth in Section 9.17.

“Independent Director” of any corporation or limited liability company means a natural person who has prior experience as an independent director or independent manager with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors or independent managers, another nationally-recognized company reasonably approved by Lender that provides professional independent directors or independent managers and other corporate services in the ordinary course of its business and is not an affiliate of such corporation or limited liability company, and which natural person is duly appointed as independent director or independent manager, as applicable, of such corporation or limited liability company and is not, and has never been, and will not while serving as Independent Director be, any of the following:

(i) a member, partner, equityholder, manager, director, officer or employee of such corporation or limited liability company or any of its equityholders or affiliates (other than as a special member or an independent director or independent manager, as applicable, of such corporation or limited liability company or an affiliate of such corporation or limited liability company that is not in the direct chain of ownership of such corporation or limited liability company and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that (A) such Person is employed by a company that routinely provides professional independent directors or independent managers in the ordinary course of its business and (B) the fees that such Independent Director earns from serving as an Independent Director of such corporation or limited liability company and any affiliate of such corporation or limited liability company in any given calendar year constitute, in the aggregate, less than five percent of the annual income of such Person for that calendar year);

(ii) a creditor, supplier or service provider (including provider of professional services) to such corporation or limited liability company or any of its affiliates (other than a nationally-recognized company that routinely provides professional independent directors and/or independent managers and other corporate services to such corporation or limited liability company or any of its affiliates in the ordinary course of its business);

(iii) a family member of any Person referenced in the foregoing clause (i) that is a natural person; or

(iv) a Person that Controls any Person referenced in any of the foregoing clauses (i), (ii) or (iii).

“Insurance Requirements” means, collectively, (i) all material terms of any insurance policy required pursuant to this Agreement and (ii) all material regulations and then-current standards applicable to or affecting any of the Properties or any portion thereof or any use or condition thereof, which may, at any time, be required by the board of fire underwriters, if any, having jurisdiction over any of the Properties, or any other body exercising similar functions.

“Interest Accrual Period” means each period from and including the sixth day of a calendar month through and including the fifth day of the immediately succeeding calendar month; provided that, prior to a Securitization, Lender shall have the one-time right, in connection with a change in the Payment Date in accordance with the definition thereof, to make a corresponding change to the Interest Accrual Period. Notwithstanding the foregoing, the first Interest Accrual Period shall commence on and include the Closing Date.

“Interest Determination Date” means, in connection with the calculation of interest accruing during any Interest Accrual Period, the second Business Day preceding the first day of such Interest Accrual Period.

“Interest Rate Cap Agreement” means an interest rate cap agreement (together with an interest rate cap confirmation and schedules relating thereto) between an Acceptable Counterparty and Borrower, relating to the initial term of the Loan or any Extension Term, as applicable, pursuant to Section 1.5, which is either (i) in substantially the form of the Closing Date Interest Rate Cap Agreement or (ii) otherwise conforms to Lender’s then-current requirements with respect to interest rate cap agreements. For the avoidance of doubt, Lender has approved the Closing Date Interest Rate Cap Agreement.

“Lease” means any lease, license, letting, concession, occupancy agreement, sublease to which Borrower is a party or has a consent right, or other agreement (whether written or oral and whether now or hereafter in effect) under which Borrower is a lessor, sublessor, licensor or other grantor existing as of the Closing Date or thereafter entered into by Borrower, in each case pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any of the Properties, and every modification or amendment thereof, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto. For the avoidance of doubt, the Ground Lease shall not constitute a Lease.

“Leasing Commissions” means leasing commissions required to be paid by Borrower in connection with the leasing of space to Tenants at any of the Properties pursuant to Leases entered into by Borrower in accordance herewith and payable in accordance with either (i) the Approved Management Agreement or (ii) third-party/arm’s-length brokerage agreements, provided that the commissions payable pursuant thereto are commercially reasonable based upon the then current brokerage market for property of a similar type and quality to such Property in the geographic market in which such Property is located.

“Legal Requirements” means all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including Environmental Laws) affecting Borrower, the Property or any other Collateral or any portion thereof or the construction, ownership, use, alteration or operation thereof, or any portion thereof (whether now or hereafter enacted and in force), and all permits, licenses and authorizations and regulations relating thereto.

“Lender” has the meaning set forth in the first paragraph of this Agreement and in Section 9.7.

“Lender 80% Determination” means a reasonable determination by Lender that, based on a current or updated appraisal, a broker’s price opinion or other written determination of value using a commercially reasonable valuation method satisfactory to Lender, the fair market value of the Property securing the Indebtedness at the time of such determination is at least 80% of the amount of the Indebtedness (including any accrued and unpaid interest) at the time of such determination.

“Letter of Credit” shall mean an irrevocable, unconditional, freely transferable, clean sight draft evergreen letter of credit in favor of Lender, with respect to which Borrower has no reimbursement obligation, entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution.

“LIBOR” means the greater of (x) the rate per annum of 0.5% and (y) the rate per annum calculated as set forth below:

(i) On each Interest Determination Date, LIBOR for the applicable period will be the rate for deposits in United States dollars for a one-month period which appears as the London interbank offered rate on the display designated as “LIBOR01” on the Reuters Screen (or such other page as may replace that page on that service, or such page or replacement therefor on any successor service) as the London interbank offered rate as of 11:00 a.m., London time, on such date.

(ii) With respect to an Interest Determination Date on which no such rate appears as the London interbank offered rate on “LIBOR01” on the Reuters Screen (or such other page as may replace that page on that service, or such page or replacement therefor on any successor service) as described above, LIBOR for the applicable period will be determined on the basis of the rates at which deposits in United States dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on such date to prime banks in the London interbank market for a one-month period (each a “Reference Bank Rate”). Lender shall request the principal London office of each of the Reference Banks to provide a quotation of its Reference Bank Rate. If at least two such quotations are provided, LIBOR for such period will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such period will be the arithmetic mean of the rates quoted by major banks in New York City, selected by Lender, at approximately 11:00 a.m., New York City time, on such date for loans in United States dollars to leading European banks for a one-month period.

All percentages resulting from any calculations or determinations referred to in this definition will be rounded upwards to the nearest multiple of 1/1000 of 1% and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent or more being rounded upwards).

“LIBOR Loan” means the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR pursuant to Section 1.2.

“Lien” means any mortgage, lien (statutory or other), pledge, hypothecation, assignment, preference, priority, security interest, or any other encumbrance or charge on or affecting any Collateral or any portion thereof, or any interest therein (including any conditional sale or other title retention agreement, any sale-leaseback, any financing lease or similar transaction having substantially the same economic effect as any of the foregoing, the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any other jurisdiction, domestic or foreign, and mechanics’, materialmen’s and other similar liens and encumbrances, as well as any option to purchase, right of first refusal to purchase, right of first offer to purchase or similar right).

“Loan” has the meaning set forth in Section 1.1(a).

“Loan Amount” means $90,000,000.

“Loan Documents” means this Agreement, each of the Notes, each of the Mortgages (and related financing statements), each of the Environmental Indemnities, each of the Subordination of Property Management Agreements, the Cash Management Agreement, any

Blocked Account Agreement, the Cooperation Agreement, the Guaranty, each Assignment of Interest Rate Cap Agreement, the Qualified Operating Expense Account Agreement and all other agreements, instruments, certificates and documents necessary to effectuate the granting to Lender of first-priority Liens on the Collateral or otherwise in satisfaction of the requirements of this Agreement or the other documents listed above, as all of the aforesaid may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance herewith.

“Loss Proceeds” means amounts, awards or payments payable to Borrower or Lender in respect of all or any portion of any of the Properties in connection with a Casualty or Condemnation thereof (after the deduction therefrom and payment to Borrower and Lender, respectively, of any and all reasonable expenses incurred by Borrower and Lender in the recovery thereof, including all attorneys’ fees and disbursements, the fees of insurance experts and adjusters and the costs incurred in any litigation or arbitration with respect to such Casualty or Condemnation).

“Loss Proceeds Account” has the meaning set forth in Section 3.3(a).

“Major Lease” means any Lease which (i) when aggregated with all other Leases at the applicable Property with the same Tenant (or affiliated Tenants), and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in each such Lease, is expected to cover more than 50,000 rentable square feet, (ii) contains an option or preferential right to purchase all or any portion of such Property, (iii) is with an affiliate of Borrower as Tenant, or (iv) is entered into during the continuance of an Event of Default, provided that any ground lease of premises located entirely within an outparcel that was undeveloped (except for landscaping and/or paving) and non-income producing as of the Closing Date to a Person that is not an affiliate of Borrower shall not constitute a Major Lease (provided that any Alterations to be performed by or on behalf of Borrower in connection with any such ground lease shall be approved by Lender in accordance with this Agreement if the same constitute a Material Alteration).

“Material Agreements” means (x) each contract and agreement (other than Leases and the Approved Management Agreement) relating to a Property, or otherwise imposing obligations on Borrower, under which Borrower would have the obligation to pay more than $250,000 per annum and that cannot be terminated by Borrower without cause upon 60 days’ notice or less without payment of a termination fee, or that is with an affiliate of Borrower, and (y) any reciprocal easement agreement, declaration of covenants, condominium documents, ground lease, parking agreement or other agreement that constitutes or creates a material Permitted Encumbrance.

“Material Alteration” means any Alteration (or series of related Alterations) to be performed by or on behalf of Borrower at any of the Properties that (a) is reasonably expected to result in a Property Material Adverse Effect with respect to the applicable Property or (b) is reasonably expected to (x) cost Borrower in excess of $3,000,000 or (y) cause the cost of all Alterations at the Properties committed or expended in any calendar year (including commitments remaining from any previous year) to cost Borrower in excess of $5,000,000 in the aggregate, excepting Alterations made pursuant to a budget approved by Lender (in each case, as such amount is determined by Borrower, and at Lender’s option, confirmed by an independent architect); provided, however, that in no event shall any of the following constitute a Material Alteration: (i) any Alteration that is required by law, (ii) any Alteration that constitutes a Tenant Improvement expressly required to be performed pursuant to any Lease existing on the Closing Date or approved by Lender following the Closing Date, (iii) any Alteration that is undertaken in connection with the correction of the Deferred Maintenance Conditions or is otherwise expressly required or approved hereunder, (iv) Alterations to improvements located wholly on outparcels that are ground leased to third parties, to the extent the cost of such Alterations are borne solely by the applicable Tenant (except for amounts that by the terms of any such ground lease are the obligation of Borrower, in which case, such amounts shall be counted towards the caps in preceding clauses (b)(x) and (b)(y)) and (v) ordinary course non-structural maintenance and upkeep Alterations that are not reasonably expected to result in a Property Material Adverse Effect.

“Material Alterations Deposit” has the meaning set forth in Section 6.13(a).

“Material Tenant” means, with respect to any Property, any Tenant (i) that is a nationally or regionally recognized retail chain (as reasonably determined by Lender) or (ii) whose Lease covers more than 5,000 square feet in the aggregate at such Property.

“Maturity Date” means September 1, 2015, as same may be extended in accordance with Section 1.1(d), or such earlier date as may result from acceleration of the Loan in accordance with this Agreement.

“Mezzanine Foreclosure” means the acquisition of the direct or indirect ownership interests in Borrower by the lender under any Mezzanine Loan or its designee (including, without limitation, a purchaser at a foreclosure or a transferee in connection with an assignment in lieu of foreclosure) through a foreclosure, assignment in lieu of foreclosure or other remedial action with respect to such Mezzanine Loan.

“Mezzanine Loan” means any portion of the Loan that is recast as a mezzanine loan in accordance with the Loan Documents, including any New Mezzanine Loan (as defined in the Cooperation Agreement).

“Minimum Balance” has the meaning set forth in Section 3.2(a).

“Monthly Capital Expenditure Amount” means, as of the date of any calculation thereof, the product of (x) 1/12, times (y) $0.20, times (z) the aggregate Square Footage of all of the Properties that remain subject to the Lien of the Loan Documents on such date of calculation.

“Monthly TI/LC Amount” means, as of the date of any calculation thereof, the product of (x) 1/12, times (y) $0.50, times (z) the aggregate Square Footage of all of the Properties that remain subject to the Lien of the Loan Documents on such date of calculation.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means, with respect to each Property, that certain mortgage, deed of trust or deed to secure debt, as the case may be, assignment of rents and leases, security agreement and fixture filing encumbering such Property, executed by Borrower as of the Closing Date, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith. Each Mortgage shall secure the entire Indebtedness, provided that in the event that the jurisdiction in which the Property is located imposes a mortgage recording, intangibles or similar Tax and does not permit the allocation of indebtedness for the purpose of determining the amount of such Tax payable, the principal amount secured by such Mortgage shall be equal to the appraised value of such Property as reflected in the Appraisal obtained by Lender as of the Closing Date (or such greater amount to which Borrower shall agree in its sole discretion).

“Mortgage Foreclosure” means the acquisition of title to the Property by Lender or its designee (including, without limitation, a purchaser at a foreclosure or a transferee in connection with an assignment in lieu of foreclosure) through a foreclosure, trustee’s sale or deed in lieu of foreclosure.

“Net Operating Income” means, with respect to any Test Period, the excess of (i) Operating Income for the last two Fiscal Quarters contained in such Test Period, times two, minus (ii) Operating Expenses for such Test Period.

“Net Proceeds” means, with respect to the sale of any Property, means (x) the gross purchase price set forth in the applicable purchase agreement for a sale of such Property, less (y) reasonable and customary selling expenses, including brokerage commissions, closing costs transfer taxes and prorations and similar adjustments not to exceed 7.5% of such gross purchase price in the aggregate, to the extent that such expenses are actually incurred and paid (or, in the case of prorations and similar adjustments, incurred) by Borrower in connection with such sale.

“Nonconsolidation Opinion” means the opinion letter, dated the Closing Date, delivered by Borrower’s counsel to Lender and addressing issues relating to substantive consolidation in bankruptcy.

“Note(s)” means that certain promissory note, dated as of the Closing Date, made by Borrower to the order of Lender to evidence the Loan, as such note may be replaced by multiple Notes or divided into multiple Note Components in accordance with Section 1.1(c) and as otherwise assigned (in whole or in part), amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Note Component” has the meaning set forth in Section 1.1(c).

“O&M Plan” has the meaning set forth in Section 5.2(c).

“OFAC List” means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any applicable governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities, including trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List currently is accessible through the internet website at www.treas.gov/ofac/t11sdn.pdf.

“Officer’s Certificate” means a certificate delivered to Lender that is signed by an authorized officer of Borrower (or an authorized officer of any direct or indirect equityholder of Borrower or any manager of any direct or indirect equityholder of Borrower, in its applicable capacity with respect to Borrower) and certifies, on behalf of Borrower (or such direct or indirect equityholder or its manager), in such officer’s representative capacity, the information therein to the best of such officer’s knowledge.

“Operating Expenses” means, for any period, solely for the purpose of calculating Net Operating Income and Debt Yield, all operating, renting, administrative, management, legal and other ordinary expenses of Borrower during such period, determined based on GAAP principles; provided, however, that such expenses shall not include (i) depreciation, amortization or other non-cash items (other than expenses that are due and payable but not yet paid), (ii) interest, principal or any other sums due and owing with respect to the Loan, (iii) deposits into reserve accounts required to be maintained pursuant to the Loan Documents, (iv) income taxes or other taxes in the nature of income taxes, (v) Capital Expenditures and other extraordinary or nonrecurring expenses, or (vi) equity distributions.

“Operating Income” means, for any period, solely for the purpose of calculating Net Operating Income and Debt Yield, all operating income of Borrower from each of the Properties during such period, determined based on GAAP principles (but without straight-lining of rents), other than (i) Loss Proceeds (but Operating Income will include rental loss insurance proceeds to the extent allocable to such period), (ii) any revenue attributable to a Lease to the extent it is paid more than 30 days prior to the due date (but any such prepayment shall be included as revenue in the month for which it was paid), (iii) any interest income from any source, (iv) any repayments received from any Person that is not an affiliate of Borrower of principal loaned or advanced to such Person by Borrower, (v) any proceeds resulting from the Transfer of all or any portion of such Property, (vi) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any government or governmental agency, (vii) Termination Fees, and (v) any other extraordinary or non-recurring items.

“Operating Partnership” means BRE Retail Operating Partnership LP, a Delaware limited partnership.

“Overpaying Borrower” has the meaning set forth in Section 9.31.

“Par Prepayment Date” means February 28, 2014.

“Participation” has the meaning set forth in Section 9.7(b).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended from time to time.

“Payment Date” means, with respect to each Interest Accrual Period, the first day of the calendar month in which such Interest Accrual Period ends (or, if such day is not a

Business Day, the first preceding Business Day); provided, that (i) prior to a Securitization, Lender shall have the one-time right to change the Payment Date so long as a corresponding change to the Interest Accrual Period is also made and (ii) so long as all or any portion of the Loan is not then subject to a Securitization, for purposes of determining the Maturity Date, “Payment Date” shall mean the last day of the applicable Interest Accrual Period. The first Payment Date on which principal and interest shall be payable is October 1, 2012.

“Permits” means all licenses, permits, variances and certificates used in connection with the ownership, operation, use or occupancy of each of the Properties (including certificates of occupancy, business licenses, state health department licenses, licenses to conduct business and all such other permits, licenses and rights, obtained from any Governmental Authority or private Person concerning ownership, operation, use or occupancy of such Property).

“Permitted Debt” means:

(i) the Indebtedness;

(ii) Trade Payables not represented by a note, customarily paid by Borrower within 60 days of incurrence and in fact not more than 60 days outstanding (unless Borrower is contesting in good faith the validity, amount or application thereof and (i) no Collateral nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost a result of such contest, (ii) such contest shall suspend the collection of the contested amount and (iii) such contest could not reasonably be expected to otherwise result in a Property Material Adverse Effect), which are incurred in the ordinary course of Borrower’s ownership and operation of the Properties, in amounts reasonable and customary for similar properties and not exceeding 3.0% of the Loan Amount in the aggregate;

(iii) Taxes not yet delinquent; and

(iv) tenant allowances and Capital Expenditure costs required under Leases or otherwise permitted to be incurred under the Loan Documents that are paid on or prior to the date when due.

“Permitted Encumbrances” means:

(i) the Liens created by the Loan Documents;

(ii) all Liens and other matters specifically disclosed on Schedule B of the Qualified Title Insurance Policy;

(iii) Liens, if any, for Taxes not yet delinquent;

(iv) mechanics’, materialmen’s or similar Liens, if any, and Liens for delinquent taxes or impositions, in each case only if being diligently contested in good faith and by appropriate proceedings, provided that no such Lien is in imminent danger of foreclosure and provided further that either (a) each such Lien is released or discharged of record or fully insured over by the title insurance company issuing the Qualified Title Insurance Policy within 30 days of the date that Borrower first has knowledge of its creation, or (b) Borrower deposits with Lender, by the expiration of such 30-day period, an amount equal to 150% of the dollar amount of such Lien or a bond in the aforementioned amount from such surety, and upon such terms and conditions, as is reasonably satisfactory to Lender, as security for the payment or release of such Lien; and

(v) rights of existing and future Tenants as tenants only pursuant to written Leases entered into in conformity with the provisions of this Agreement.

(vi) easements, rights of way, covenants, conditions and restrictions on use of real property and other similar matters affecting the Properties which do not, individually or in the aggregate, have a Property Material Adverse Effect.

“Permitted Investments” means the following, subject to the qualifications hereinafter set forth:

(i) direct obligations of, or obligations fully and unconditionally guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America and have maturities not in excess of one year;

(ii) federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements, each having maturities of not more than 90 days, of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations of which are rated A-1+ by S&P, F1+ by Fitch and P-1 by Moody’s (and if the term is between one and three months A1 by Moody’s) and, if it has a term in excess of three months, the long-term debt obligations of which are rated AAA (or the equivalent) by each of the Rating Agencies, and that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000;

(iii) deposits that are fully insured by the Federal Deposit Insurance Corp. (FDIC);

(iv) commercial paper rated A-1+ by S&P, F1+ by Fitch and P-1 Moody’s (and if the term is between one and three months A1 by Moody’s) by each of the Rating Agencies and having a maturity of not more than 90 days;

(v) any money market funds that (a) has substantially all of its assets invested continuously in the types of investments referred to in clause (i) above, (b) has net assets of not less than $5,000,000,000, and (c) has a rating of AAAm or AAAm-G from S&P, Aaa by Moody’s and the highest rating obtainable from Fitch; and

(vi) such other investments as to which the Rating Condition has been satisfied.

(vii) Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the Standard & Poor’s “r” symbol (or any other Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall not have maturities in excess of one year; (iii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest on Permitted Investments may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No Permitted Investments shall require a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All Permitted Investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase or (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Release Parcel” means each of the parcels depicted on Schedule I hereto.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association or Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Plan Assets” means assets of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (ii) plan (as defined in Section 4975(e)(1) of the Code) subject to Section 4975 of the Code, or (iii) governmental plan (as defined in Section 3(32) of ERISA) subject to federal, state or local laws, rules or regulations substantially similar to Title I of ERISA or Section 4975 of the Code.

“Policies” has the meaning set forth in Section 5.15(b).

“Portfolio Material Adverse Effect” means a material adverse effect upon (i) the ability of Borrower or Sponsor (as applicable) to perform, or of Lender to enforce, any material provision of any Loan Document, (ii) the enforceability of any material provision of any Loan Document, or (iii) the value, Net Operating Income, use or enjoyment of the Properties or the operation or occupancy thereof, in each case, taken as a whole.

“Prepayment Fee” means, with respect to any prepayment received by Lender (i) from the Closing Date, to and including August 22, 2013, an amount equal to the Spread Maintenance Amount applicable to the Principal Indebtedness prepaid and (ii) from but excluding August 22, 2013, to and including the Par Prepayment Date, an amount equal to 0.5% of the Principal Indebtedness prepaid. From and after the Par Prepayment Date, no prepayment fee shall be payable. For the avoidance of doubt, Borrower’s obligation to pay any Prepayment Fee shall be subject to the provisions of Section 2.1.

“Prepayment Period” means the final six Interest Accrual Periods prior to the Maturity Date.

“Prime Rate” means the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest 1/1000th of one percent (0.001%). If The Wall Street Journal ceases to publish the “Prime Rate,” Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index.

“Prime Rate Loan” means the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate pursuant to Section 1.2.

“Prime Rate Spread” means, in connection with any conversion of the Loan to a Prime Rate Loan, the difference (expressed as the number of basis points) between (a) the sum of LIBOR, determined as of the Interest Determination Date for which LIBOR was last available, plus the Spread, minus (b) the Prime Rate on such Interest Determination Date; provided, however, that if such difference is a negative number, then the Prime Rate Spread shall be zero.

“Principal Indebtedness” means the principal balance of the Loan outstanding from time to time.

“Prior Loan” has the meaning set forth in Section 4.17(c).

“Prohibited Change of Control” means the occurrence of either or both of the following: (i) the failure of Borrower to be Controlled by one or more Qualified Equityholders (individually or collectively), or (ii) the failure of the Single-Purpose Equityholder (if any) to be Controlled by the same Qualified Equityholder(s) that Control Borrower, other than, in either case, as a result of a Mezzanine Foreclosure.

“Prohibited Pledge” has the meaning set forth in Section 7.1(f).

“Properties” means the real property described on Schedule A, together with all buildings and other improvements thereon and all personal property owned by Borrower and encumbered by the Mortgages, together with all rights pertaining to such property.

“Property Material Adverse Effect” means, with respect to an individual Property, a material adverse effect upon (i) the ability of Borrower or Sponsor (as applicable) to perform, or of Lender to enforce, any material provision of any Loan Document, (ii) the enforceability of any material provision of any Loan Document, or (iii) the value, Net Operating Income, use or enjoyment of such individual Property or the operation or occupancy thereof, in each case, with respect to such individual Property.

“Proportional Amount” has the meaning set forth in Section 9.31.

“Qualified Equityholder” means (i) Sponsor, (ii) Operating Partnership and/or (iii) any other Person approved by Lender in its sole discretion and with respect to which the Rating Condition is satisfied.

“Qualified Operating Expense Account” means an Eligible Account maintained by Borrower at an Eligible Institution, which account (i) shall only contain amounts in respect of the Property (and no amounts unrelated to the Property shall be deposited therein or otherwise commingled with the amounts on deposit in such account) and (ii) is subject to a Qualified Operating Expense Account Agreement.

“Qualified Operating Expense Account Agreement” means an agreement relating to the Qualified Operating Expense Account, dated as of the date hereof, among Lender, Borrower and the Eligible Institution at which such account is maintained, pursuant to which such account is pledged to the Lender and the Borrower is given full access to the funds on deposit therein but provides for the discontinuance of such access upon receipt by such Eligible Institution of written notice from Lender of the occurrence of an Event of Default, as such agreement may be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Qualified Survey” means, with respect to each of the Properties, current ALTA land title surveys of such Property, certified to Borrower, the title company issuing the Qualified Title Insurance Policy and Lender and their respective successors and assigns, in form and substance reasonably satisfactory to Lender.

“Qualified Title Insurance Policy” means, with respect to each of the Properties, an ALTA extended coverage mortgagee’s title insurance policy in form and substance reasonably satisfactory to Lender.

“Rating Agency” shall mean, prior to the final Securitization of the Loan, each of S&P, Moody’s, DBRS and Fitch, or any other nationally-recognized statistical rating agency that has been designated by Lender and, after the final Securitization of the Loan, shall mean any of the foregoing that have rated and continue to rate any of the Certificates.

“Rating Condition” means, with respect to any proposed action, the receipt by Lender of confirmation in writing from each of the Rating Agencies rating a Securitization that such action shall not result, in and of itself, in a downgrade, withdrawal, or qualification of any rating then assigned to any outstanding Certificates; except that if all or any portion of the Loan has not been Securitized pursuant to a Securitization rated by the Rating Agencies, then “Rating Condition” shall instead mean the receipt of prior written approval of both (x) the applicable Rating Agencies (if and to the extent that any portion of the Loan has been Securitized pursuant to a Securitization or series of Securitizations rated by such Rating Agencies), and (y) Lender in its reasonable discretion (it being agreed that for the purposes of this clause (y), the customary requirements of the Rating Agencies as reasonably interpreted by Lender are deemed reasonable). No Rating Condition shall be regarded as having been satisfied unless and until any conditions imposed on the effectiveness of any confirmation from any Rating Agency shall have been satisfied. In any case in which a Rating Agency “declines review”, “waives review” or otherwise indicates in writing or otherwise to Lender’s satisfaction that no confirmation from such Rating Agency will be issued with respect to the matter in question, then the Rating Condition shall instead mean, with respect to such matter, Lender’s approval in its reasonable discretion (except in the case of the Rating Condition referenced in the definition of “Approved Property Manager” above and in Section 2.4(h), as to which there shall be no such substitute approval rights in favor of Lender); provided, however, that receipt of any such indication (i) from any one Rating Agency shall not be binding or apply with respect to any other Rating Agency and (ii) with respect to one matter shall not apply or be deemed to apply to any subsequent matter for which a Rating Condition must be satisfied.

“Reference Banks” means four major banks in the London interbank market selected by Lender

“Regulatory Change” means any change after the Closing Date in federal, state or foreign laws or regulations or the adoption or the making, after such date, of any interpretations, directives or requests applying to a class of banks or companies controlling banks, including Lender, of or under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Release” with respect to any Hazardous Substance means any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances into the indoor or outdoor environment (including the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata).

“Release Price” means, with respect to each Property:

(i) in the case of the release of a Property in connection with an arm’s length sale thereof to a Person that is not an affiliate of Borrower, an amount equal to the greater of (x) 120% of such Property’s Allocated Loan Amount and (y) 90% of the Net Proceeds resulting from such sale; and

(ii) in the case of any release of a Property other than as described in preceding clause (i) (including any release of a Ground Leased Parcel pursuant to Section 2.3(b)), an amount equal to 125% of such Property’s Allocated Loan Amount.

“Rent Roll” has the meaning set forth in Section 4.14(a)).

“Replacement Management Agreement” means any management agreement with an Approved Property Manager that replaces the then-existing Approved Management Agreement; provided that such management agreement (i) does not provide for fees (base or incentive), commissions, penalties, reimbursements or other amounts payable by Borrower in excess of the fees (base or incentive), commissions, penalties, reimbursements or other amounts payable by Borrower under the Approved Management Agreement it replaces and is otherwise on commercially reasonable terms (except that the base fee payable pursuant to such Replacement Management Agreement may be increased to a percentage not to exceed 4% of gross revenues for the Properties that remain subject to the Liens of the Loan Documents from time to time), and (ii) is subject to a subordination of property management agreement substantially in the form of the Subordination of Property Management Agreement delivered at closing or in such other form as shall be reasonably acceptable to Lender.

“Restoration Threshold” means, with respect to any Property, the greater of (i) 5% of the Allocated Loan Amount for such Property and (ii) $1,000,000.

“Revenues” means all rents (including percentage rent), rent equivalents, moneys payable as damages pursuant to a Lease or in lieu of rent or rent equivalents (including all Termination Fees), royalties (including all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower from any and all sources including any obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower and proceeds, if any, from business interruption or other loss of income insurance.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“Securitization” means a transaction in which all or any portion of the Loan is deposited into one or more trusts or entities that issue Certificates to investors, or a similar transaction; and the term “Securitize” and “Securitized” have meanings correlative to the foregoing.

“Securitization Vehicle” means the issuer of Certificates in a Securitization of the Loan.

“Service” means the Internal Revenue Service or any successor agency thereto.

“Servicer” means the entity or entities appointed by Lender from time to time to serve as servicer and/or special servicer of the Loan. If at any time no entity is so appointed, the term “Servicer” shall be deemed to refer to Lender.

“Single Member LLC” means a limited liability company that either (x) has only one member, or (y) has multiple members, none of which is a Single-Purpose Equityholder.

“Single-Purpose Entity” means a Person that (a) was formed under the laws of the State of Delaware (or in the case of New Plan of Cinnaminson Urban Renewal, L.L.C., New Jersey) solely for the purpose of acquiring and holding (i) an ownership interest in such Property, or (ii) in the case of a Single-Purpose Equityholder, an ownership interest in the Borrower, (b) does not engage in any business unrelated to (i) such Property, or (ii) in the case of a Single-Purpose Equityholder, its ownership interest in the Borrower, (c) does not have any assets other than those related to (i) its interest in such Property, or (ii) in the case of a Single-Purpose Equityholder, its ownership interest in the Borrower, (d) is subject to and complies with all of the limitations on powers and separateness requirements set forth in the organizational documentation of such Person as of the Closing Date, (e) maintains its books, records and bank accounts separate from those of any other Person, (f) at all times holds itself out to the public and all other Persons as a legal entity separate from its member and from any other Person, (g) files its own tax returns separate from those of any other Person, except to the extent that it is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law, (h) except as contemplated by the Loan Documents with respect to any co-borrower, does not commingle its assets with assets of any other Person, (i) conducts its business only in its own name and complies with all organizational formalities necessary to maintain its separate existence, (j) maintains separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and does not have its assets listed on any financial statement of any other Person; provided, however, that its assets may be included in a consolidated financial statement of its affiliate provided that (1) the financial statements do not suggest in any way that its assets are directly available to satisfy the claims of its affiliate’s creditors and (2) such assets shall also be listed on its own separate balance sheet, (k) pays its own liabilities and expenses only out of its own funds, (l) subject to the terms and conditions of the Loan Documents and except for capital contributions and capital distributions permitted under the terms and conditions of its organizational documents and properly reflected on its books and records, does not enter into any transaction with an affiliate except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available to unaffiliated parties in an arm’s-length transaction and continues to maintain an arms-length relationship with its affiliates, (m) pays the salaries of its own employees, if any, only from its own funds, (o) except as contemplated by the Loan Documents with respect to any co-borrower, does not hold out its credit or assets as being available to satisfy the obligations of any other Person, (p) allocates fairly and reasonably any overhead expenses that are shared with an affiliate, including for shared office space and for services performed by an employee of an affiliate, (q) except as contemplated by the Loan Documents with respect to any co-borrower, does not pledge its assets to secure the obligations of any other Person, (r) corrects any known misunderstanding regarding its separate identity and does not identify itself as a department or division of any other Person, (s) maintains adequate capital (and in the case of any Person that is a Borrower, to the extent there is adequate cash flow from the applicable Property) and maintains a sufficient number of employees in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not require its member (or any other direct or indirect equityholder in such person) to make additional capital contributions to it, (t) observes all Delaware (or in the case of New Plan of Cinnaminson Urban Renewal, L.L.C., New Jersey) limited liability company (or limited partnership, as applicable) formalities and preserves its existence as an entity duly formed, validly existing and in good standing under the laws of Delaware or in the case of New Plan of Cinnaminson Urban Renewal, L.L.C., New Jersey) (u) does not acquire any obligation or securities of any of its affiliates, (v) ensures that all of its written communications, including, without limitation, stationery, letters, business forms, invoices, purchase orders, contracts, statements, checks and applications are made and will continue to be made solely in its name, and not in the name of any other Person, (w) causes all of its officers, agents and other representatives to act at all times with respect to it consistently and in furtherance of the foregoing and in its best interests, (x) has two Independent Directors, or, in the case of a limited partnership, has a Single-Purpose Equityholder with two Independent Directors, and has (or such Single-Purpose Equityholder has) organizational documents that prohibit replacing any Independent Director without Cause and without giving at least two Business Days’ prior written notice to Lender (except in the case of the death, legal incapacity, or voluntary non-collusive resignation of an Independent Director, in which case no prior notice to Lender shall be required in connection with the replacement of such Independent Director with a new Independent Director that is provided by any of the companies listed in the definition of “Independent Director”), (y) has organizational documents that provide that (1) without the affirmative vote of both of its Independent Directors (or, in the case of a limited partnership, without the affirmative vote of both of the Independent Directors of such limited partnership’s Single-Purpose Equityholder), such Person will not (A) file any insolvency, or reorganization case or proceeding, (B) institute proceedings to have such Person be adjudicated bankrupt or insolvent, (C) institute proceedings under any applicable insolvency law, (D) seek any relief under any law relating to relief from debts or the protection of debtors, (E) consent to the filing or institution of bankruptcy or insolvency proceedings against such Person, (F) file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy or insolvency, (G) seek or consent in writing to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Person or a substantial part of its property (other than an appointment thereof by the Lender), (H) make any assignment for the benefit of creditors of such Person, (I) admit in writing such Person’s inability to pay its debts generally as they become due, or (J) to take action in furtherance of any of the foregoing, and (2) if such Person is a Single Member LLC, upon the occurrence of any event (other than a permitted equity transfer) that causes its sole member (or all of its members, in the case of a multiple member Single Member LLC) to cease to be a member while the Loan is outstanding, at least one of its Independent Directors shall automatically be admitted as the sole member of the Single Member LLC and shall preserve and continue the existence of the Single Member LLC without dissolution, and (z) has by-laws or an operating agreement which provides that, or, in the case of a limited partnership, has an agreement of limited partnership and has a Single-Purpose Equityholder with by-laws or an operating agreement which each provide that, for so long as the Loan is outstanding, such Person shall not take or consent to any of the following actions except to the extent expressly permitted in this Agreement and the other Loan Documents:

(i) guarantee, become obligated for or hold out itself or its credit as being available to pay an obligation of any Person, including any affiliate;

(ii) engage, directly or indirectly, in any business other than as required or permitted to be performed under its organizational documents;

(iii) incur, create or assume any Debt (other than Permitted Debt);

(iv) make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person;

(v) buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities);

(vi) form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in or make any investment in any other Person;

(vii) increase or reclassify its limited liability company interests (or limited partnership interests, as applicable) or issue any additional limited liability company interests (or limited partnership interests, as applicable);

(viii) operate or purport to operate as an integrated, single economic unit with respect to any other Person;

(ix) seek or obtain credit or incur any obligation to any Person based upon the assets of any other Person (other than based upon the credit of Sponsor in respect of the delivery by Sponsor of the Guaranty);

(x) induce any third party to rely on the creditworthiness of any other Person in extending credit to it (other than based upon the credit of Sponsor in respect of the delivery by Sponsor of the Guaranty);

(xi) enter into any transaction of merger or consolidation, purchase or otherwise acquire all or substantially all of the assets of any other Person, change its form of organization or its business, or, to the fullest extent permitted by law, liquidate or dissolve itself;

(xii) acquire or own any assets, other than the Property and such incidental personal property and such other assets as may be necessary for the operation of the Property;

(xiii) maintain its assets in such a manner that would be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xiv) have any obligation to reimburse a member/partner or any affiliate of a member/partner for any taxes that such member/partner or any affiliate of such member/partner may incur as a result of any profits or losses of such Person; or

(xv) amend or modify any provision of its (and, in the case of a Single-Purpose Equityholder, the Borrower’s) organizational documents relating to qualification as a “Single-Purpose Entity”.

“Single-Purpose Equityholder” means any Single-Purpose Entity that (i) is a limited liability company or corporation formed under the laws of the State of Delaware, (ii) owns at least a 0.1% direct equity interest in Borrower, (iii) serves as the general partner or managing member of Borrower and (iv) is not also itself a Borrower. As of the Closing Date, each of the following is a Single-Purpose Equityholder: New Plan of Cinnaminson GP, LLC and Brixmor Montebello Plaza GP, LLC.

“Sponsor” means (i) as of the Closing Date, BPG and (ii) from and after any replacement of BPG pursuant to Section 1.7 or Section 2.2(vi), Operating Partnership.

“Sponsor Documents” means, collectively (i) the Guaranty, the Environmental Indemnity and the Cooperation Agreement, in each case, executed by BPG on the Closing Date and (ii) any other Loan Document (if any) executed by BPG after the Closing Date.

“Spread” means:

(i) initially, 3.75%; and

(ii) following the bifurcation of the Note into multiple Note Components pursuant to Section 1.1(c), the weighted average of the Component Spreads of such Note Components at the time of determination, weighted on the basis of the corresponding outstanding principal balances of such Note Components at the time of determination. For the avoidance of doubt, the Spread shall at all times be as set forth in clause (i) of this definition, except as a result of (x) the application of payments or other amounts to the Principal Indebtedness pursuant to this Agreement during the continuance of an Event of Default and/or (y) as a result of the application of Loss Proceeds to the Principal Indebtedness, in each case, as more particularly described in Section 1.1(c)).

“Spread Maintenance Amount” means, with respect to any prepayment of the Loan prior to and including August 22, 2013, the greater of (a) 1.0% of the amount of the Principal Indebtedness prepaid and (b) an amount equal to the product of (i) the amount of the Principal Indebtedness prepaid, times (ii) the Spread, times (iii) 1/360, times (iv) the number of days from (but excluding) the conclusion of the Interest Accrual Period in which such prepayment is made to and including August 22, 2013.

“Square Footage” means, with respect to each Property, the square footage set forth with respect to such Property on Schedule E.

“Strike Rate” means 4%.

“Subordination of Property Management Agreement” means that certain consent and agreement of manager and subordination of management agreement executed by Borrower and the Approved Property Manager as of the Closing Date, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Taxes” means all real estate and personal property taxes, assessments, fees, taxes on rents or rentals, water rates or sewer rents, facilities and other governmental, municipal and utility district charges or other similar taxes or assessments now or hereafter levied or assessed or imposed against the Properties or Borrower with respect to the Properties or rents therefrom or that may become Liens upon any of the Properties, without deduction for any amounts reimbursable to Borrower by third parties.

“Tenant” means any Person liable by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) pursuant to a Lease.

“Tenant Improvements” means, collectively, (i) tenant improvements to be undertaken for any Tenant that are required to be completed by or on behalf of Borrower pursuant to the terms of such Tenant’s Lease, and (ii) tenant improvements paid or reimbursed through allowances to a Tenant pursuant to such Tenant’s Lease.

“Tenant Notice” has the meaning set forth in Section 3.1(b).

“Termination Fee” has the meaning set forth in Section 3.5(d).

“Test Period” means each 12-month period ending on the last day of a Fiscal Quarter.

“TI/LC Reserve Account” has the meaning set forth in Section 3.5(a).

“TI/LC Threshold Amount” means, as of the date of any calculation thereof, the product of (x) $1.00, times (y) the aggregate Square Footage of all of the Properties that remain subject to the Lien of the Loan Documents on the date of such calculation.

“Trade Payables” means unsecured amounts payable by or on behalf of Borrower for or in respect of the operation of the Properties in the ordinary course and that would based on GAAP principles be regarded as ordinary expenses, including amounts payable to suppliers, vendors, contractors, mechanics, materialmen or other Persons providing property or services to the Properties or Borrower and the capitalized amount of any ordinary-course financing leases.

“Transaction” means, collectively, the transactions contemplated and/or financed by the Loan Documents.

“Transfer” means the sale or other whole or partial conveyance of all or any portion of any of the Properties or any direct or indirect interest therein to a third party, including granting of any purchase options, rights of first refusal to purchase, rights of first offer to purchase or similar rights in respect of any portion of such Property or the subjecting of any portion of such Property to restrictions on transfer; except that the conveyance of a space lease (or any rights of first refusal or rights of first offer to lease additional space contained therein) at such Property in accordance herewith shall not constitute a Transfer.

“Trigger Level” means 8.5%.

“Trigger Period” means any period from (i) the conclusion of any Test Period during which Debt Yield for such Test Period is less than the Trigger Level, to (ii) the conclusion of any Test Period thereafter during which Debt Yield for such Test Period is equal to or greater than the Trigger Level (and if the financial statements required under Sections 5.13 are not delivered to Lender as and when required hereunder, and Borrower shall continue to fail to deliver the same for 30 days following Borrower’s receipt of written notice from Lender of its failure to comply with Section 5.13, a Trigger Period shall be deemed to have commenced and be ongoing, unless and until such financial statements are delivered and they indicate that, in fact, no Trigger Period is ongoing).

“Unfunded Obligation” means each item described in Schedule D.

“Unfunded Obligations Amount” means, with respect to a particular Unfunded Obligation, the amount set forth with respect thereto on Schedule D.

“Use” means, with respect to any Hazardous Substance, the generation, manufacture, processing, distribution, handling, possession, use, discharge, placement, treatment, disposal, disposition, removal, abatement, recycling or storage of such Hazardous Substance or transportation of such Hazardous Substance.

“U.S. Person” means a United States person within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax” means any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof.

“Waste” means any material abuse or destructive use (whether by action or inaction) of any Property.

“Zoning Reports” means zoning compliance reports for the Properties prepared by the Planning and Zoning Resource Corporation or such other similar company as shall be reasonably acceptable to Lender and delivered to Lender (which delivery may be by electronic means) in connection with the Loan.

(b) Rules of Construction. All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. Unless otherwise specified: (i) all meanings attributed to defined terms in this Agreement shall be equally applicable to both the singular and plural forms of the terms so defined, (ii) “including” means “including, but not limited to”, (iii) “mortgage” means a mortgage, deed of trust, deed to secure debt or similar instrument, as applicable, and “mortgagee” means the secured party under a mortgage, deed of trust, deed to secure debt or similar instrument and (iv) the words “hereof,” “herein,” “hereby,” “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision, article, section or other subdivision of this Agreement. All accounting terms not specifically defined in this Agreement shall be construed based on GAAP principles, as the same may be modified in this Agreement.

ARTICLE I

GENERAL TERMS

1.1. The Loan; Term.

(a) On the Closing Date, subject to the terms and conditions of this Agreement, Lender shall make a loan to Borrower (the “Loan”) in an amount equal to the Loan Amount. The Loan shall initially be represented by a single Note that shall bear interest as described in this Agreement at a per annum rate as provided in Section 1.2(a).

(b) The Loan shall be secured by the Collateral pursuant to the Mortgage and the other applicable Loan Documents.

(c) Upon written notice from Lender to Borrower, the Note will be deemed to have been subdivided into multiple components (“Note Components”). Each Note Component shall have such notional balance and spread (each, a “Component Spread”) as Lender shall specify in such notice, provided that the sum of the principal balances of all Note Components shall equal the then-current Principal Indebtedness, and the weighted average of the Component

Spreads, weighted on the basis of their respective principal balances, shall at all times equal the percentage set forth in clause (i) of the definition of “Spread”, other than as a result of the application of payments or other amounts hereunder to the Principal Indebtedness during the continuance of an Event of Default or the application of Loss Proceeds to the Principal Indebtedness (it being acknowledged and agreed by Borrower that, in the event Lender shall apply principal repayments during the continuance of an Event of Default or Loss Proceeds to reduce the Principal Indebtedness on a non-pro rata basis as permitted by the last sentence of this Section 1.1(c), the weighted average of the Component Spread applicable to the Notes and/or Note Components may exceed the Spread as of the Closing Date). Borrower shall be treated as the obligor with respect to each of the Note Components, and Borrower acknowledges that each Note Component may be individually beneficially owned by a separate Person. The Note Components need not be represented by separate physical Notes, but if requested by Lender, each Note Component shall be represented by a separate physical Note (and each such Note shall be in the form of any Note or Notes it replaces, but for its principal amount and Spread contained therein). Borrower shall execute and return to Lender each such Note within five Business Days after Borrower’s receipt of an execution copy thereof. Upon Borrower’s request, Lender shall promptly return to Borrower any Note(s) being replaced by the applicable replacement Notes. Borrower hereby authorizes and appoints Lender as its attorney-in-fact to execute such replacement Notes on Borrower’s behalf should Borrower fail to do so, provided that such authorization and appointment shall be effective only during the continuance of an Event of Default. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term of this Agreement. Borrower hereby ratifies all actions that such attorney shall lawfully take or cause to be taken in accordance with this Section 1.1(c). If requested by Lender, Borrower shall deliver to Lender, at Lender’s sole cost and expense (except for Borrower’s attorneys’ fees), together with such replacement Notes, an opinion of counsel with respect to the due authorization and enforceability of such replacement Notes. All principal payments of the Loan shall be applied to the Notes and/or Note Components on a pro rata basis; provided, however, that any prepayment of the Principal Indebtedness (i) during the continuance of an Event of Default or (ii) from Loss Proceeds pursuant to Section 5.16(f) shall be applied to the Notes or Note Components in ascending order of interest rate (i.e., first to the Note or Note Component with the lowest Component Spread until its outstanding principal balance has been reduced to zero, then to the Note or Note Component with the second lowest Component Spread until its outstanding principal balance has been reduced to zero, and so on) or in such other order as Lender shall determine.

(d) Borrower shall have two successive options to extend the scheduled Maturity Date of the Loan to September 1, 2016 and August 1, 2017, respectively (the period of each such extension, an “Extension Term”), provided that, as a condition to each Extension Term (i) Borrower shall deliver to Lender written notice of such extension at least 30 and not more than 90 days prior to the Maturity Date as theretofore in effect; (ii) no Event of Default shall be continuing on either the date of such notice or the Maturity Date as theretofore in effect; (iii) Borrower shall have obtained an Interest Rate Cap Agreement for the applicable Extension Term and collaterally assigned such Interest Rate Cap Agreement to Lender pursuant to an Assignment of Interest Rate Cap Agreement; (iv) Debt Yield for the Properties that have not theretofore been released from the Liens of the Loan Documents for the Test Period ending immediately prior to the Maturity Date as theretofore in effect shall be no less than 10.0% (provided that, if Debt Yield is less than 10.0%, Borrower shall be permitted to (x) prepay the Loan in the amount required to cause Debt Yield to equal 10.0%, which prepayment shall be made pursuant to, and in accordance with, Section 2.1 but without the prior notice required thereunder or (y) deposit with Lender, as additional collateral for the Loan, cash or a Letter of Credit (any such deposit, an “Extension Reserve”) in an amount that, when subtracted from the Principal Indebtedness, results in a Debt Yield of 10.0% (provided, however, that the aggregate amount of any Letters of Credit delivered to Lender under this Agreement shall not, at any one time, exceed an amount equal to 10% of the Principal Indebtedness, unless Borrower shall have delivered to Lender a nonconsolidation opinion substantially in the form of the Nonconsolidation Opinion, and otherwise reasonably acceptable to Lender, which takes into account all such Letters of Credit); and (iv) solely in connection with the second Extension Term, Borrower shall have paid an extension fee in an amount equal to 0.25% of the Principal Indebtedness and all reasonable out-of-pocket expenses incurred by Lender in connection with such extension. If Borrower fails to exercise any extension option in accordance with the provisions of this Agreement, such extension option, and any subsequent extension option hereunder, will automatically cease and terminate. Provided no Event of Default or Trigger Period is continuing, any Extension Reserve held by Lender shall be released to Borrower upon achieving a Debt Yield of 10.0% or greater for any Test Period.

1.2. Interest and Principal.

(a) On each Payment Date, Borrower shall pay to Lender interest on each Note for the applicable Interest Accrual Period at a rate per annum equal to (i) at any time the Loan is a LIBOR Loan, the sum of LIBOR, determined as of the Interest Determination Date immediately preceding such Interest Accrual Period, plus the Spread and (ii) at any time the Loan is a Prime Rate Loan, the sum of the Prime Rate, determined as of the Interest Determination Date immediately preceding such Interest Accrual Period, plus the Prime Rate Spread (except that in each case, interest shall be payable on the Indebtedness, including due but unpaid interest, at the Default Rate with respect to any portion of such Interest Accrual Period falling during the continuance of an Event of Default, in which case the monthly payment shall be increased by the amount of Default Interest accrued on the Notes during the applicable Interest Accrual Period). Interest payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the related Interest Accrual Period. Notwithstanding the foregoing, on the Closing Date, Borrower shall pay interest from and including the Closing Date through the end of the first Interest Accrual Period, in lieu of making such payment on the first Payment Date following the Closing Date (unless the Closing Date falls on a Payment Date, in which case, no interest will be collected on the Closing Date, and Borrower shall make the payment required pursuant to this Section commencing on the first Payment Date following the Closing Date). As of the Closing Date, the Loan is a LIBOR Loan, and except as provided in Section 1.1(d), the Loan shall at all times be a LIBOR Loan.

(b) Prepayments of the Loan shall be permitted pursuant and subject to Section 2.1 and (i) in the case of a prepayment made to satisfy the required Debt Yield in connection with a proposed Extension Term, Section 1.1(d), (ii) in the case of a prepayment pursuant to Section 1.4(f), such Section 1.4(f), (iii) in the case of any prepayment upon an acceleration of the Indebtedness pursuant to Section 5.4, Section 5.4 and (iv) in the case of the prepayment of Loss Proceeds, Section 5.16(f). The entire outstanding principal balance of the Loan, together with interest through the end of the applicable Interest Accrual Period and all other amounts then due under the Loan Documents, shall be due and payable by Borrower to Lender on the Maturity Date.

(c) Any payments of interest and/or principal not paid when due hereunder shall bear interest at the applicable Default Rate and, in the case of all payments due hereunder other than the repayment of the Principal Indebtedness on the Maturity Date or on any other earlier date as a result of an acceleration of the Loan, when paid, shall be accompanied by a late fee in an amount equal to the lesser of four percent of such unpaid sum and the maximum amount permitted by applicable law in order to defray a portion of the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.

(d) In the event that Lender shall determine that by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR in accordance with the definition thereof, then the Loan shall be converted to a Prime Rate Loan effective as of the commencement of the Interest Accrual Period following the date of such determination, and Lender shall give notice thereof to Borrower by telephone at least one Business Day prior to the applicable Interest Determination Date (which notice shall thereafter be promptly confirmed by Lender in writing). If, pursuant to this Section, any portion of the Loan has been converted to a Prime Rate Loan and Lender thereafter determines that the events or circumstances that resulted in such conversion are no longer applicable, the Loan shall be converted to a LIBOR Loan effective as of the commencement of the Interest Accrual Period following the date of such determination, and Lender shall give notice thereof to Borrower by telephone at least one Business Day prior to the applicable Interest Determination Date (which notice shall thereafter be promptly confirmed by Lender in writing). Borrower shall pay to Lender, promptly following demand, any additional amounts necessary to compensate Lender for any reasonable out-of-pocket costs incurred by Lender in making any conversion in accordance with this Section, including interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder. In the event the Note has been divided into multiple Notes or Note Components pursuant to Section 1.1(c), upon any conversion of the Loan pursuant to this Section, the interest rates applicable to such Notes or Note Components shall be proportionately adjusted to reflect such conversion. Except as provided in this Section, the Loan shall at all times be a LIBOR Loan. In no event shall Borrower have the right to convert a LIBOR Loan to a Prime Rate Loan.

1.3. Method and Place of Payment. Except as otherwise specifically provided in this Agreement, all payments and prepayments under this Agreement and the Notes (including any deposit into the Cash Management Account pursuant to Section 3.2(c)) shall be made to Lender not later than 2:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America by wire transfer in federal or other immediately available funds to the account specified from time to time by Lender in a written notice to Borrower. Any funds received by Lender after such time shall be deemed to have been paid on the next succeeding Business Day. Lender shall notify Borrower in writing of any changes in the account to which payments are to be made. If the amount received from Borrower (or from the Cash Management Account pursuant to Section 3.2(b)) is less than the sum of all amounts then due and payable hereunder, and such amount is received during the continuance of an Event of Default (or the shortfall in such amount shall, pursuant to the terms of the Loan Documents, constitute an Event of Default in and of itself) such amount shall be applied, at Lender’s sole discretion, either toward the components of the Indebtedness (e.g., interest, principal and other amounts payable hereunder) and the Notes and Note Components, in such sequence as Lender shall elect in its sole discretion, or toward the payment of Property expenses.

1.4. Taxes; Regulatory Change.

(a) Borrower agrees to indemnify Lender against any present or future stamp, documentary or other similar or related taxes or other similar or related charges now or hereafter imposed, levied, collected, withheld or assessed by any United States Governmental Authority by reason of the execution and delivery of the Loan Documents and any consents, waivers, amendments and enforcement of rights under the Loan Documents.

(b) If Borrower is required by law to withhold or deduct any amount from any payment hereunder in respect of any U.S. Tax, Borrower shall withhold or deduct the appropriate amount, remit such amount to the appropriate Governmental Authority and pay to each Person to whom there has been an Assignment or Participation of a Loan and who is not a U.S. Person such additional amounts as are necessary in order that the net payment of any amount due to such non-U.S. Person hereunder after deduction for or withholding in respect of any U.S. Tax imposed with respect to such payment (or in lieu thereof, payment of such U.S. Tax by such non-U.S. Person), will not be less than the amount stated in this Agreement to be then due and payable; except that the foregoing obligation to pay such additional amounts shall not apply (i) to any assignee that has not complied with the obligations contained in Section 9.7(c), (ii) to any U.S. Taxes imposed solely by reason of the failure by such Person (or, if such Person is not the beneficial owner of the relevant Loan, such beneficial owner) to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of such Person (or beneficial owner, as the case may be) if such compliance is required by statute or regulation of the United States of America as a precondition to relief or exemption from such U.S. Taxes or any additional information requested by Borrower that is required for Borrower to comply with the requirements of the United States Hiring Incentives to Restore Employment Act; (iii) with respect to any Person who is a fiduciary or partnership or other than the sole beneficial owner of such payment, to any U.S. Tax imposed with respect to payments made under any Note to a fiduciary or partnership to the extent that the beneficial owner or member of the partnership would not have been entitled to the additional amounts if such beneficial owner or member of the partnership had been the holder of the Note; (iv) to any income or franchise taxes imposed on (or measured by) such non-U.S. Person’s net income, or branch profits taxes or similar taxes imposed, by the United States of America or any political subdivision or taxing authority thereof or (v) to any withholding taxes, other than to the extent imposed as a result of a change in applicable law occurring after the date that such non-U.S. Person becomes a party to this Agreement.

(c) Within 30 days after paying any amount from which it is required by law to make any deduction or withholding, and within 30 days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, Borrower shall deliver to such non-U.S. Person satisfactory evidence of such deduction, withholding or payment (as the case may be).

(d) If, as a result of any Regulatory Change, any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, Lender or any holder of all or a portion of the Loan is imposed, modified or deemed applicable and the result is to increase the cost to such Lender or such holder of making or holding the Loan, or to reduce the amount receivable by Lender or such holder hereunder in respect of any portion of the Loan by an amount deemed by Lender or such holder to be material (such increases in cost and reductions in amounts receivable, “Increased Costs”), then Borrower agrees that it will pay to Lender or such holder upon Lender’s or such holder’s request such additional amount or amounts as will compensate Lender and/or such holder for such Increased Costs to the extent that such Increased Costs are reasonably allocable to the Loan and provided that Lender is also charging other similarly situated borrowers for such amounts. Lender will notify Borrower in writing of any event occurring after the Closing Date that will entitle Lender or any holder of the Loan to compensation pursuant to this Section 1.4(d) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. If such Lender shall fail to notify Borrower of any such event within 90 days following the end of the month during which such event occurred, then Borrower’s liability for any amounts described in this Section incurred by such Lender as a result of such event shall be limited to those attributable to the period occurring subsequent to the 90th day prior to the date upon which such Lender actually notified Borrower of the occurrence of such event. Notwithstanding the foregoing, in no event shall Borrower be required to compensate Lender or any holder of the Loan for any portion of the income or franchise taxes of Lender or such holder, whether or not attributable to payments made by Borrower. If a Lender requests compensation under this Section 1.4(d), Borrower may, by notice to Lender, require that such Lender furnish to Borrower a statement setting forth in reasonable detail the basis for requesting such compensation and the method for determining the amount thereof.

(e) If Lender has received a refund of any taxes or Increased Costs as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 1.4, Lender shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 1.4 with respect to the taxes or Increased Costs giving rise to such refund), net of all out-of-pocket expenses of such Person and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).

(f) To the extent that Lender or any other holder of all or any portion of the Loan shall receive payments under Section 1.4(b) or (d), it will, to the extent not inconsistent with the internal policies of Lender or such holder and any applicable legal or regulatory restrictions, use reasonable efforts to (i) hold the Loan or such portion thereof through another office of such Lender or holder, or (ii) take such other measures as such Lender or holder may deem reasonable, if as a result thereof the circumstances requiring Borrower to make payments under Section 1.4(b) or (d) would cease to exist or such payments would be materially reduced and if, as reasonably determined by such Lender or holder, the holding of the Loan or portion of the Loan through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect the Loan or the interests of Lender or such holder; provided, such Lender or such holder will not be obligated to utilize such other office pursuant to this Section 1.4(f) unless Borrower agrees to pay all incremental expenses incurred by such Lender or holder as a result of utilizing such other office as described above. If, notwithstanding the actions of Lender or such other holder of all or any portion of the Loan, Borrower shall be required to make payments pursuant to Section 1.4(b) or (d), unless Lender shall waive such requirement, Borrower shall have the right to prepay the Loan in an amount equal to the portion of the Loan for which such payments are required, which prepayment shall be made without payment of any Prepayment Fee.

1.5. Interest Rate Cap Agreements.

(a) On or prior to the Closing Date, Borrower shall obtain, and thereafter maintain in effect, an Interest Rate Cap Agreement, which shall be coterminous with the initial term of the Loan and have a notional amount equal to the Loan Amount. Any initial Interest Rate Cap Agreement shall have a strike rate equal to or less than the Strike Rate.

(b) If Borrower exercises any of its options to extend the term of the Loan pursuant to Section 1.1(d), on or prior to the commencement of the applicable Extension Term, Borrower shall obtain, and thereafter maintain in effect, an Interest Rate Cap Agreement having (x) a term coterminous with such Extension Term, (y) a notional amount at least equal to the Principal Indebtedness as of the first day of such Extension Term, and (z) a strike rate equal to or less than the Strike Rate.

(c) Borrower shall collaterally assign to Lender pursuant to an Assignment of Interest Rate Cap Agreement all of its right, title and interest in any and all payments under each Interest Rate Cap Agreement and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement and obtain the consent of the Acceptable Counterparty to such collateral assignment (as evidenced by the Acceptable Counterparty’s execution of such Collateral Assignment of Interest Rate Cap Agreement).

(d) Borrower shall comply with all of its obligations under the terms and provisions of each Interest Rate Cap Agreement. All amounts paid under an Interest Rate Cap Agreement shall be deposited directly into the Cash Management Account. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the counterparty thereunder and shall not waive, amend or otherwise modify any of its rights thereunder.

(e) If, at any time during the term of the Loan, the counterparty to the Interest Rate Cap Agreement then in effect ceases to be an Acceptable Counterparty and thereafter fails to abide by the requirements set forth in such Interest Rate Cap Agreement with respect to ratings downgrades, then Borrower shall promptly obtain a replacement Interest Rate Cap Agreement satisfying the requirements set forth in paragraph (a) or (b) above, as applicable, with a counterparty that is an Acceptable Counterparty; provided, however, that Borrower shall not be required to obtain such replacement Interest Rate Cap Agreement if, within 10 Business Days following receipt of written notice of such downgrade, (i) the counterparty to the Interest Rate Cap Agreement or an affiliate thereof posts cash collateral in an amount reasonably acceptable to Lender securing its obligations under the Interest Rate Cap Agreement or (ii) an affiliate of such counterparty with a rating such that, if such affiliate were the counterparty under the Interest

Rate Cap Agreement, it would be an Acceptable Counterparty, delivers a guaranty reasonably acceptable to Lender guaranteeing the counterparty’s obligations under the Interest Rate Cap Agreement.

(f) Within fifteen Business Days following (i) the Closing Date and (ii) the date that Borrower delivers a replacement Interest Rate Cap Agreement pursuant to this Section, Borrower shall deliver to Lender a legal opinion or opinions from counsel to the applicable Acceptable Counterparty (which counsel may be internal counsel) in form and substance reasonably satisfactory to Lender.

1.6. Release. Upon payment of the Indebtedness in full when permitted or required hereunder, Lender shall execute instruments prepared by Borrower and reasonably satisfactory to Lender, which, at Borrower’s election and at Borrower’s sole cost and expense: (a) release and discharge all Liens on all Collateral securing payment of the Indebtedness (subject to Borrower’s obligation to pay any associated fees and expenses), including all balances in the Collateral Accounts; or (b) assign such Liens (and the Loan Documents) to a new lender designated by Borrower. Any release or assignment provided by Lender pursuant to this Section 1.5 shall be without recourse, representation or warranty of any kind. In addition, following the repayment of the Indebtedness in full, upon the written request of Borrower and at Borrower’s sole cost and expense, Lender shall provide a written notice to Borrower and/or to such Persons as shall be designated by Borrower (including the financial institutions that are parties to the Cash Management Agreement and any Blocked Account Agreement) stating that the Indebtedness has been paid in full.

1.7. Replacement of Sponsor. Borrower shall have the right to replace BPG with Operating Partnership as “Sponsor” hereunder, and in any such case, at the sole option of Borrower, either (A) Operating Partnership shall assume all of the obligations of Sponsor under the Sponsor Documents, whether arising prior to or from and after the date of such replacement, pursuant to an Assumption Agreement and, concurrently therewith, BPG shall be released from all obligations under the Sponsor Documents, or (B) Operating Partnership shall execute replacements of the Sponsor Documents in the form of the Sponsor Documents executed by BPG as of the Closing Date (or such later date as may be applicable), which replacement documents shall be applicable solely to liabilities arising from and after the date of such replacement documents, in which case BPG shall remain liable for all obligations under the Sponsor Documents arising prior to the date of such replacement documents but shall be released from (and the Sponsor Documents executed by BPG prior to the date of such replacement shall be deemed to be terminated with respect to) all liabilities and obligations under the Sponsor Documents first arising from and after the date of such replacement. In connection with any such replacement, Lender shall execute any documentation reasonably requested by Borrower and reasonably acceptable to Lender solely to the extent necessary to evidence the same, which documentation shall be prepared by Borrower at Borrower’s sole cost and expense, including Lender’s reasonable legal fees and expenses. As a condition to the effectiveness of any Assumption Agreement or replacement Sponsor Documents executed by Operating Partnership pursuant to this Section 1.7, Borrower shall deliver (or cause to be delivered) to Lender organizational documents and resolutions evidencing the authority of Operating Partnership to enter into such Assumption Agreement or replacement Sponsor Documents and an opinion of counsel reasonably acceptable to Lender opining as to such authorization and the enforceability against Operating Partnership of such Assumption Agreement or Sponsor Documents.

ARTICLE II

PREPAYMENT AND RELEASE

2.1. Voluntary Prepayment.

Subject to the following sentence, Borrower shall have the right, at its option, upon not less than 30 days’ prior written notice to Lender, to prepay the Loan in whole or in part at any time. Simultaneously with any such prepayment made prior to the Par Prepayment Date, Borrower shall pay to Lender the applicable Prepayment Fee; provided, however, that notwithstanding anything to the contrary contained herein or in any other Loan Document, no Prepayment Fee shall be payable with respect to any of the following prepayments, regardless of whether the same are made prior to the Par Prepayment Date: (i) the first $18,000,000 of the Principal Indebtedness prepaid, whether the same is prepaid pursuant to this Section 2.1 or otherwise (including any prepayments made pursuant to the following clause (ii)), (ii) any prepayments of Loss Proceeds pursuant to Section 5.16(f) and (iii) any prepayment of the Loan made pursuant to Section 1.4(f) or Section 5.4. Each such prepayment shall be accompanied by the amount of interest theretofore accrued but unpaid in respect of the principal amount so prepaid, plus the amount of interest that would have accrued on the principal amount so prepaid had it remained outstanding through the end of the Interest Accrual Period in which such prepayment is made (and, if all or any portion of the Loan has been Securitized and such prepayment is made during the last two Business Days in any Interest Accrual Period, such prepayment shall also be accompanied by the amount of additional interest that would have accrued on the principal amount so prepaid had it remained outstanding through the end of the following Interest Accrual Period). Following any such prepayment, Borrower may release or transfer, free and clear of the Lien of the Loan Documents, a portion of the notional amount of the Interest Rate Cap Agreement equal to the amount of such prepayment. Any partial prepayment shall be applied to the last payments of principal due under the Loan. Borrower’s notice of prepayment shall create an obligation of Borrower to prepay the Loan as set forth therein, but may be rescinded with five days’ written notice to Lender (subject to payment of any reasonable out-of-pocket costs and expenses resulting from such rescission). If the Note has been bifurcated into multiple Notes or Note Components pursuant to Section 1.1(c), except as otherwise provided in the last sentence of Section 1.1(c), all prepayments of the Loan shall be applied to the Note Components on a pro rata basis.

2.2. Transfers of Equity Interests to Qualified Equityholders. Transfers of direct and indirect equity interests in Borrower shall be permitted without the consent of Lender provided that:

(i) no Event of Default is continuing (provided that the foregoing condition shall not apply to any transfer of direct or indirect interests in Operating Partnership);

(ii) no such transfer shall result in a Prohibited Change of Control;

(iii) as a condition to the first such transfer that would result in Borrower ceasing to be Controlled by Sponsor or Operating Partnership and each transfer subsequent to such first transfer that again changes the identity of the Qualified Equityholder that Controls Borrower (if and to the extent any such transfer shall be permitted by Lender in its sole discretion), Borrower shall pay to Lender a transfer fee in an amount equal to 0.5% of the Principal Indebtedness at the time of such transfer (for the avoidance of doubt, the transfer fee under this clause (iii) shall not be due for so long as Borrower remains Controlled by Sponsor or Operating Partnership);

(iv) as a condition to any such transfer that would result in any Person acquiring more than 49% of the direct or indirect equity interest in Borrower or a Single-Purpose Equityholder (even if not constituting a Prohibited Change of Control), Borrower shall deliver to Lender with respect to such Person a new non-consolidation opinion satisfactory to (A) prior to the occurrence of any Securitization of the Loan, Lender (Lender’s approval of any such non-consolidation opinion that is in substantially the form of the Nonconsolidation Opinion not to be unreasonably withheld), and (B) at any time following any Securitization or series of Securitizations of the Loan, each of the Rating Agencies rating such Securitization or Securitizations;

(v) Borrower shall promptly deliver to Lender written notice of any such transfer, provided that such notice shall not be required in connection with (i) the transfer, in one or a series of transactions, of not more than 49% (in the aggregate) of the direct or indirect interests in Operating Partnership, (ii) gifts for estate planning purposes of any Person’s direct or indirect interests in Operating Partnership and involuntary assignments or transfers caused by the death, incompetence or dissolution of any Person that is an owner of direct or indirect interests in Operating Partnership and/or (iii) any transfer of stock or other applicable ownership interests in Operating Partnership or any Person owning direct or indirect interests in Operation Partnership in any case in which such stock or other applicable ownership interests are listed for trading on the American Stock Exchange, the New York Stock Exchange, the NASDAQ National Market, Australian Securities Exchange or any other generally recognized national or foreign exchange; and

(vi) If such transfer consists of the transfer of all of the direct interests in Operating Partnership, at the sole option of Borrower, either (A) Operating Partnership shall assume all of the obligations of Sponsor under the Sponsor Documents, whether arising prior to or from and after the date of such transfer, pursuant to an Assumption Agreement and, concurrently therewith, BPG shall be released from all obligations under the Sponsor Documents, or (B) Operating Partnership shall execute replacements of the Sponsor Documents in the form of the Sponsor Documents executed by BPG on the Closing Date (or such later date as may be applicable), which replacement Sponsor Documents shall be applicable solely to liabilities arising from and after the date of such transfer, in which case BPG shall remain liable for all obligations under the Sponsor Documents arising prior to the date of such transfer but shall be released from (and the Sponsor Documents executed by BPG prior to the date of such transfer shall be deemed to be terminated with respect to) all liabilities and obligations under the Sponsor Documents first arising from and after the date of such transfer; in connection with any such transfer, Lender shall execute any documentation reasonably requested by Borrower and reasonably acceptable to Lender, solely to the extent necessary to evidence the same, which documentation shall be prepared by Borrower at Borrower’s sole cost and expense, including Lender’s reasonable legal fees and expenses, and as a condition to the effectiveness of any Assumption Agreement and/or replacement Sponsor Documents executed by Operating Partnership pursuant to this Section 2.2(vi), Borrower shall deliver (or cause to be delivered) to Lender organizational documents and resolutions evidencing the authority of Operating Partnership to enter into such Assumption Agreement or Sponsor Documents and an opinion of counsel reasonably acceptable to Lender opining as to such authorization and the enforceability of such Assumption Agreement or replacement Sponsor Documents against Operating Partnership; and

(vii) Borrower shall have reimbursed Lender for its reasonable out-of-pocket costs and expenses incurred in connection with any such transfer.

2.3. Property Releases.

(a) Provided no Event of Default is then continuing and all Indebtedness then due and owing to Lender has been paid in full, Borrower shall have the right, at its option, on not less than 30 days’ prior written notice to Lender, to obtain the release of one or more of the Properties from the Liens of the Loan Documents, provided that the following conditions shall have been satisfied:

(i) Borrower shall prepay the Loan, pursuant to, and in accordance with, Section 2.1, in an amount equal to the applicable Release Price, which prepayment shall be accompanied by all other amounts required to be paid in connection with such prepayment pursuant to Section 2.1;

(ii) Borrower shall reimburse Lender for any actual out-of-pocket costs and expenses incurred by Lender in connection with this Section 2.3 (including the reasonable fees and expenses of legal counsel and the reasonable out-of-pocket expenses of the Servicer);

(iii) after giving effect to the release of the Property or Properties, Debt Yield for the Test Period then most recently ended, recalculated to include only income and expense attributable to the Properties remaining after the contemplated release and to exclude the interest expense on the aggregate amount to be prepaid in connection with such release, shall be no less than the Debt Yield Threshold;

(iv) if the Loan has been Securitized in a REMIC trust, Borrower shall either (x) deliver to Lender an opinion of counsel in form and substance which would be acceptable to a prudent lender of securitized commercial mortgage loans acting reasonably, stating, among other things, that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a REMIC as a result of such release and will not be subject to tax on any “prohibited transactions” or “prohibited contributions” as a result of such release or (y) deliver evidence reasonably satisfactory to Lender that, after giving effect to the release of the Property or Properties, the Lender 80% Determination shall have been satisfied (or, if the same is not so satisfied, then Borrower shall have prepaid the Loan in an amount equal to the lesser of (x) the fair market value of the Property or Properties so released and (y) the amount necessary to obtain a Lender 80% Determination); and

(v) to the extent that the applicable Borrower shall continue to own one or more Properties that have not theretofore been released from the Liens of the Loan Documents, after giving effect to the release of the Property or Properties, the Property or Properties so released shall be owned by a Person that is not a Borrower.

(b) Notwithstanding anything to the contrary contained in this Section, in the event that a default shall occur under a Ground Leased Parcel, which default results in a Default, Borrower shall be permitted to cure any such Default by obtaining a release of the applicable Ground Leased Parcel pursuant to Section 2.3(a) (excluding, solely for purposes of this Section 2.3(b), the Debt Yield requirement set forth in Section 2.3(a)(iii)), provided that the default under the applicable Ground Lease shall not have been caused by, or left uncured by, Borrower for the purpose of circumventing the same.

(c) For the avoidance of doubt, in connection with any release of a Property pursuant to this Section 2.3, the direct interests in the applicable Borrower and its related Single-Purpose Equityholder (if applicable) may be transferred to a Person that is not a Borrower, provided that (i) such Borrower does not continue to own one or more Properties that have not theretofore been released from the Liens of the Loan Documents and (ii) the conditions set forth in Section 2.3(a) (subject to Section 2.3(b) in the case of a Ground Leased Parcel) shall have been satisfied.

(d) Upon satisfaction of the requirements set forth in this Section 2.3, Lender will execute and deliver to Borrower such instruments, prepared by Borrower and reasonably approved by Lender, as shall be necessary to release the applicable Property from the Liens of the Loan Documents, and to release the applicable Borrower from all further liabilities and obligations under the Loan Documents (other than those expressly provided to survive repayment and unless such applicable Borrower owns one or more other Properties that have not theretofore been released from the Liens of the Loan Documents). Thereafter the “Borrower” hereunder shall exclude the Borrower that owned the released Property (unless the applicable Borrower owns one or more other Properties that have not theretofore been released from the Liens of the Loan Documents). Any rents or other income from the released Property that is thereafter inadvertently paid or deposited into the Blocked Account or the Cash Management Account shall be promptly released to the applicable Borrower.

2.4. Release of Permitted Release Parcels. Lender agrees to release from the Lien of the Mortgage and the other Loan Documents one or more Permitted Release Parcels in connection with a sale, ground lease, sublease or other conveyance of an interest to one or more third parties for use by such third parties in a manner that is not inconsistent with the use of properties similar to the Property, upon satisfaction of the following conditions by Borrower in each case:

(a) no Event of Default shall be continuing at the time that such proposed release is to be consummated;

(b) any such release shall not result in a Property Material Adverse Effect;

(c) Borrower shall have delivered to Lender such evidence as shall be requested by Lender (including, if requested by Lender, a zoning report or legal opinion), which evidence shall be reasonably satisfactory to Lender, that (x) the applicable Permitted Release Parcel constitutes or will constitute one or more complete tax lots separate and apart from the remainder of the applicable Property (or an application therefor shall have been filed and Borrower and the applicable transferee shall have entered into a property tax allocation agreement reasonably acceptable to Lender with the same economic effect of a tax lot subdivision) and has been legally subdivided from the remainder of the Property, (y) after giving effect to any such release and any reciprocal easement agreement entered into by Borrower pursuant to clause (d) below, the remaining portion of the applicable Property complies with applicable zoning, parking, building, land use and other Legal Requirements and (z) after giving effect to such release, Borrower continues to be a Single-Purpose Entity (provided that any covenant with respect thereto which requires that Borrower shall at all times only own the Property subject to the Lien of the Loan Documents shall be deemed to account for the ownership of the applicable Permitted Release Parcel prior to the date of the release thereof);

(d) Borrower shall have delivered to Lender reasonably satisfactory evidence that such transfer will not adversely affect in any material respect ingress and egress required for the operation and use of the remaining portion of the applicable Property by Borrower or any Tenant, unless (with respect to such ingress and egress) Borrower has entered into one or more reciprocal easement agreements reasonably acceptable to Lender that provide for an additional or substitute means of ingress or egress;

(e) not less than 10 Business Days prior to the proposed date of transfer, Borrower shall have delivered to Lender a metes and bounds description and an updated survey depicting the applicable Property following such release and an endorsement to the Qualified Title Insurance Policy confirming that from and after such release, Lender’s interest in such Property remains insured under such policy (and any reciprocal easement or similar agreement entered into in connection with such release shall also be insured by such policy) and that the priority of the Mortgage shall not be affected by such release, and if such coverage is available in the applicable jurisdiction, endorsements in respect of the matters described in the foregoing clause (c);

(f) to the extent all or any portion of the Loan has been Securitized in a REMIC trust, Borrower shall have delivered to Lender an opinion of counsel in form and substance and delivered by counsel that would be acceptable to a prudent lender of securitized commercial mortgage loans acting reasonably, stating, among other things, that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such release and will not be subject to tax on any “prohibited transactions” or “prohibited contributions” as a result of such release;

(g) to the extent all or any portion of the Loan has been Securitized in a REMIC trust, after giving effect to any such release, the Lender 80% Determination shall have been satisfied or, if the same is not so satisfied, then Borrower shall have prepaid the Loan pursuant to and in accordance with Section 2.1 in an amount equal to the lesser of (x) the fair market value of the applicable Permitted Release Parcel and (y) the amount necessary to obtain a Lender 80% Determination;

(h) to the extent all or any portion of the Loan has been Securitized, the Rating Condition shall have been satisfied;

(i) Borrower shall have delivered to Lender any other information, approvals and documents that are requested in writing by Lender, provided that the same would be required by a prudent lender acting reasonably relating to such release; and

(j) Borrower shall have paid all of Lender’s reasonable out-of-pocket expenses (including Lender’s legal fees) relating to the release, provided that no premium or penalty (except the Prepayment Fee payable, if any, in connection with a prepayment of the Loan pursuant to clause (g) above) shall be payable with respect to any such release.

ARTICLE III

ACCOUNTS

3.1. Cash Management Account.

(a) On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Cash Management Bank a cash management account into which all cash Revenues relating to the Properties and all other money received by Borrower or the Approved Property Manager with respect to the Properties (other than tenant security deposits required to be held in escrow accounts) will be deposited (the “Cash Management Account”) (whether directly or, if a Blocked Account exists, through a transfer from such Blocked Account pursuant to the Blocked Account Agreement) which account shall be owned by Borrower but remain under the sole and exclusive control (as defined in the New York Uniform Commercial Code) of Lender. As a condition precedent to the closing of the Loan, Borrower shall cause the Cash Management Bank to execute and deliver an agreement (as amended, restated, replaced, supplemented or otherwise modified in accordance herewith, a “Cash Management Agreement”) that provides, inter alia, that no party other than Lender and Servicer shall have the right to withdraw funds from the Cash Management Account and that the Cash Management Bank shall comply with all instructions and entitlement orders of Lender relating to the Cash Management Account and the other Collateral Accounts, in each case, without the consent of Borrower or any other Person. The fees and expenses of the Cash Management Bank shall be paid by Borrower.

(b) Within five Business Days following the Closing Date, Borrower shall deliver to each Tenant in the Properties a written notice (a “Tenant Notice”) in the form of Exhibit B. Borrower shall send a copy of each such written notice to Lender and shall redeliver such notices to each Tenant until such time as such Tenant complies therewith. Borrower shall cause all cash Revenues relating to the Properties and all other money received by Borrower or the Approved Property Manager with respect to the Properties (other than tenant security deposits required to be held in escrow accounts) to be deposited in the Cash Management Account or a Blocked Account by the end of the first Business Day following Borrower’s or the Approved Property Manager’s receipt thereof. “Blocked Account” means an Eligible Account maintained with a financial institution satisfactory to Lender that enters into a blocked account agreement in form and substance satisfactory to Lender (as amended, restated, replaced, supplemented or otherwise modified in accordance herewith, the “Blocked Account Agreement”) satisfactory to Lender pursuant to which such financial institution will remit, at the end of each Business Day, all amounts contained therein to an account specified by Lender (Lender hereby agreeing to specify the Cash Management Account so long as no Event of Default has occurred and is then continuing).

(c) During the continuance of an Event of Default or if the Cash Management Bank fails to comply with the Cash Management Agreement or ceases to be an Eligible Institution, Lender shall have the right, upon not less than 30 days’ prior written notice to Borrower, to replace (or to require Borrower to replace) the Cash Management Bank with any Eligible Institution at which Eligible Accounts may be maintained that will promptly execute and deliver to Lender a Cash Management Agreement substantially identical to the Cash Management Agreement executed at Closing. In addition, during the continuance of an Event of Default or if the Blocked Account Bank fails to comply with the Blocked Account Agreement or ceases to be an Eligible Institution, Lender shall have the right, upon not less than 30 days’ prior written notice to Borrower, to replace the Blocked Account Bank with any Eligible Institution at which Eligible Accounts may be maintained that will promptly execute and deliver to Lender a Blocked Account Agreement satisfactory to Lender.

(d) Borrower shall maintain at all times a Qualified Operating Expense Account. Borrower shall not permit any amounts unrelated to the Properties to be commingled with amounts on deposit in the Qualified Operating Expense Account and shall cause all amounts payable with respect to operating expenses for the Properties to be paid from the Qualified Operating Expense Account or the Cash Management Account (to the extent required or permitted hereunder) and no other account. Upon Lender’s request in each instance, Borrower shall deliver to Lender each month the monthly bank statement related to such Qualified Operating Expense Account. Except during the continuance of an Event of Default, Borrower shall have direct access to, and shall be permitted to make withdrawals and equity distributions from, the Qualified Operating Expense Account, without the consent of Lender. During the continuance of an Event of Default, all amounts contained in the Qualified Operating Expense Account shall be remitted to the Cash Management Account.

3.2. Distributions from Cash Management Account.

(a) The Cash Management Agreement shall provide that the Cash Management Bank shall remit to the Qualified Operating Expense Account, at the end of each Business Day (or, at Borrower’s election, on a less frequent basis), the amount, if any, by which amounts then contained in the Cash Management Account exceed the aggregate amount required to be paid to or reserved with Lender on the next Payment Date pursuant hereto (the “Minimum Balance”); provided, however, that Lender shall have the right to terminate such remittances during the continuance of an Event of Default or Trigger Period upon notice to the Cash Management Bank. Lender may notify the Cash Management Bank at any time of any change in the Minimum Balance.

(b) On each Payment Date, provided no Event of Default is continuing, Lender shall transfer amounts from the Cash Management Account, to the extent available therein, to make the following payments in the following order of priority:

(i) during the continuance of a Trigger Period, to the Basic Carrying Costs Escrow Account, the amounts then required to be deposited therein pursuant to Section 3.4;

(ii) to Lender, the amount of all scheduled or delinquent payments of interest and principal on the Loan and all other amounts then due and payable under the Loan Documents (with any amounts in respect of principal paid last);

(iii) during the continuance of a Trigger Period, to the Qualified Operating Expense Account, an amount equal to the Budgeted Operating Expenses for the month in which such Payment Date occurs, provided that the amounts disbursed to such account pursuant to this clause (iii) shall be used by Borrower solely to pay Budgeted Operating Expenses for such month (Borrower agreeing that, in the event that Budgeted Operating Expenses disbursed to Borrower in respect of such month exceed the actual operating expenses for such month, such excess amounts shall be remitted by Borrower to the Cash Management Account prior to the next succeeding Payment Date if a Trigger Period is continuing on such Payment Date) and provided further that amounts will be disbursed to Borrower pursuant to this clause (iii) in respect of the fees of the Approved Property Manager solely to the extent such fees do not exceed 4% of gross Revenues;

(iv) to the Capital Expenditure Reserve Account, the amounts required to be deposited therein pursuant to Section 3.6;

(v) to the TI/LC Reserve Account, any amount required to be deposited therein pursuant to Section 3.5;

(vi) during the continuance of a Trigger Period, all remaining amounts to the Excess Cash Flow Reserve Account; and

(vii) if no Trigger Period is continuing, all remaining amounts to the Qualified Operating Expense Account.

(c) If on any Payment Date the amount in the Cash Management Account shall be insufficient to make all of the transfers described in Section 3.2(b)(i) through (v), Borrower shall deposit into the Cash Management Account on such Payment Date the amount of such deficiency. If Borrower shall fail to make such deposit, the same shall constitute an Event of Default and, in addition to all other rights and remedies provided for under the Loan Documents, Lender may disburse and apply the amounts in the Collateral Accounts in accordance with Section 3.10(c).

(d) Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided that no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of scheduled or delinquent payments of interest and principal on the Loan and all other amounts then due and payable under the Loan Documents and amounts required to be deposited into the Collateral Accounts shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement and the Cash Management Agreement on the dates that each such payment is required, regardless of whether any of such amounts are so applied by Lender, provided that Lender’s access to such amounts is not obstructed or interfered with in any way by the activities of Borrower or its affiliates or by any action or proceeding affecting any of them or the Collateral.

3.3. Loss Proceeds Account.

(a) On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Cash Management Bank an account for the purpose of depositing any Loss Proceeds (the “Loss Proceeds Account”).

(b) Provided no Event of Default is continuing, funds in the Loss Proceeds account shall be applied in accordance with Section 5.16.

3.4. Basic Carrying Costs Escrow Account.

(a) On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Cash Management Bank an account for the purpose of reserving amounts payable by Borrower in respect of Taxes, Ground Rents and insurance premiums (the “Basic Carrying Costs Escrow Account”).

(b) On the first Payment Date following the commencement of a Trigger Period, the Basic Carrying Costs Escrow Account shall be funded in an amount equal to the sum of (i) an amount sufficient to pay all Taxes by the 30th day prior to the date they come due, assuming subsequent monthly fundings on Payment Dates of 1/12 of projected annual Taxes (adjusted to give Borrower credit for any payments in respect of Taxes to be made directly by one or more Tenants, provided that Borrower provides Lender with reasonably satisfactory evidence of the same), plus (ii) an amount sufficient to pay all Ground Rents by the 30th day prior to the date they come due, assuming subsequent monthly fundings on Payment Dates of 1/12 of projected annual Ground Rents, plus (iii) subject to clause (e) below, an amount sufficient to pay all insurance premiums by the 30th day prior to the date they come due, assuming subsequent monthly fundings on Payment Dates of 1/12 of projected annual insurance premiums.

(c) On each Payment Date occurring during the continuance of a Trigger Period and following the Payment Date upon which the initial funding of the Basic Carrying Costs Escrow is made in accordance with Section 3.4(b), a deposit shall be made into the Basic Carrying Costs Escrow in an amount equal to the sum of:

(A) 1/12 of the Taxes that Lender reasonably estimates, based on information provided by Borrower, will be payable during the next ensuing 12 months (but excluding any payments in respect of Taxes to be made directly by one or more Tenants, provided that Borrower provides Lender with reasonably satisfactory evidence of the same), plus

(B) 1/12 of the Ground Rents that Lender reasonably estimates, based on information provided by Borrower, will be payable during the next ensuing 12 months, plus

(C) subject to clause (d) below, 1/12 of the insurance premiums that Lender reasonably estimates, based on information provided by Borrower, will be payable during the next ensuing 12 months;

provided, however, that if at any time Lender reasonably determines that the amount in the Basic Carrying Costs Escrow Account will not be sufficient to accumulate (upon payment of subsequent monthly amounts in accordance with the provisions of this Agreement) the full amount of all installments of Taxes (taking into account any payments in respect of Taxes to be made directly by one or more Tenants, provided that Borrower provides Lender with reasonably satisfactory evidence of the same), Ground Rents and, subject to clause (e) below, insurance premiums by the date on which such amounts come due, then Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to the Basic Carrying Costs Escrow Account by the amount that Lender reasonably estimates is sufficient to achieve such accumulation. Provided that no Event of Default is continuing, if at any time the amount on deposit in the Basic Carrying Costs Escrow Account shall exceed an amount required to pay all installments of Taxes (taking into account any payments in respect of Taxes to be made directly by one or more Tenants, provided that Borrower provides Lender with reasonably satisfactory evidence of the same), Ground Rents and insurance premiums by the date on which such amounts come due, as reasonably determined by Lender, Lender shall, in its sole discretion, either (i) return any excess to Borrower or (ii) credit such excess against future payments required to be made by Borrower to the Basic Carrying Costs Escrow Account pursuant to the provisions of this Section 3.4.

(d) Promptly following Lender’s written request therefor from time to time, Borrower shall provide Lender with copies of all tax and insurance bills relating to each Property. Borrower shall provide Lender with written notice of any modification to a Ground Lease (which modification shall be made only in accordance with the terms of this Agreement) that changes the Ground Rents payable thereunder prior to any such modification taking effect. If a Trigger Period is continuing such that amounts are on deposit in the Basic Carrying Costs Escrow Account, upon written request of Borrower and provided that no Event of Default is continuing, Lender shall cause disbursements to be made to Borrower from the Basic Carrying Costs Escrow Account to permit Borrower to make direct payments of Taxes, Ground Rents and insurance premiums that are due and payable, which disbursements shall, in the case of Taxes and insurance premiums, be conditioned on Borrower having delivered to Lender invoices evidencing that the Taxes or insurance premiums for which such disbursements are requested are due and payable no later than 30 days after the date on which the request for such disbursement is received by Lender. Promptly following Lender’s written request therefor, Borrower shall deliver an Officer’s Certificate stating that all amounts theretofore disbursed to Borrower from the Basic Carrying Cost Account in respect of Taxes, Ground Rents and insurance premiums have been duly paid by Borrower in respect of such Taxes, Ground Rents and insurance premiums prior to delinquency and, if Lender shall so request, Borrower shall also deliver reasonably satisfactory evidence of the payment of Taxes, Ground Rents and insurance premiums for such Properties and such prior periods as Lender shall identify in writing (provided that Borrower shall not be required to deliver such Officer’s Certificate or evidence of payment during any period that such Taxes, Ground Rents and insurance premiums are being paid directly from the Basic Carrying Cost Account pursuant to this Section 3.4(d)). Notwithstanding anything to the contrary contained herein, Borrower’s right to receive disbursements from the Basic Carrying Cost Account shall terminate from and after (i) any failure by Borrower to apply amounts disbursed from the Basic Carrying Cost Account toward the Taxes, Ground Rents and/or insurance premiums for which they were advanced on or prior to the date such amounts are due, (ii) any failure of Borrower to deliver to Lender the Officer’s Certificate required pursuant to the immediately preceding sentence within the 30-day period set forth therein or (iii) during the continuance of any Event of Default. If Borrower’s right to receive disbursements from the Basic Carrying Cost Account shall have terminated, or if Borrower fails to request a disbursement from the Basic Carrying Cost Account at least 15 days prior to the date on which and Taxes, Ground Rents or insurance premiums are due, Lender will apply amounts in the Basic Carrying Costs Escrow Account toward the purposes for which such amounts are deposited therein (i) in the case of Taxes and insurance premiums, according to any bill, statement or estimate procured from the appropriate public office or insurance carrier, without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof unless given written advance notice by Borrower of such inaccuracy, invalidity or other contest and (ii) in the case of Ground Rents, according to the applicable Ground Lease.

(e) Notwithstanding the terms and provisions of this Section 3.4, in the event that Borrower is required to reserve amounts for payment of insurance premiums pursuant to Section 3.4(c) and (c), Borrower shall not be required to reserve any such amounts for so long as (i) Borrower shall have provided Lender with evidence that insurance satisfying the requirements set forth in Section 5.15 has been obtained under a blanket policy of insurance and thereafter provides Lender with evidence of the payment of premiums in respect thereof at least 10 days prior to the date on which such payment would become delinquent and (ii) no Event of Default is continuing. During the continuance of an Event of Default or, if a Trigger Period is continuing, at any time that Borrower shall have failed to deliver to Lender the evidence required by the immediately preceding sentence, amounts in respect of insurance premiums shall be reserved in accordance with Section 3.4(c) and (c).

(f) Provided that no Event of Default is then continuing, Lender shall release to the Cash Management Account all amounts then contained in the Basic Carrying Costs Reserve Account on the first Payment Date after Borrower delivers to Lender evidence reasonably satisfactory to Lender establishing that no Trigger Period is then continuing. Such a release shall not preclude the subsequent commencement of a Trigger Period and the deposit of amounts into the Basic Carrying Cost Reserve Account as set forth in Section 3.2(b)(i).

3.5. TI/LC Reserve Account.

(a) On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Cash Management Bank an account for the purpose of reserving amounts in respect of Tenant Improvements and Leasing Commissions (the “TI/LC Reserve Account”).

(b) On each Payment Date, to the extent the amount contained in the TI/LC Reserve Account is less than the TI/LC Threshold Amount (without giving effect to any amount contained therein that constitutes all or any portion of any Termination Fee), there shall be deposited into the TI/LC Reserve Account an amount equal to the Monthly TI/LC Amount.

(c) Upon the request of Borrower at any time that no Event of Default is continuing (but not more often than twice per calendar month), Lender shall cause disbursements to Borrower from the TI/LC Reserve Account to pay, or reimburse Borrower for, Leasing Commissions and Tenant Improvement costs incurred by Borrower in connection with a new Lease (or Lease extension) entered into in accordance herewith, provided that:

(i) Borrower shall deliver to Lender invoices evidencing that the costs for which such disbursements are requested are due and payable;

(ii) Borrower shall deliver to Lender an Officer’s Certificate confirming that all such costs have been previously paid by Borrower or will be paid from the proceeds of the requested disbursement and that no Event of Default is continuing; and

(iii) Lender may condition the making of a requested disbursement on (1) reasonable evidence establishing that Borrower has applied any amounts previously received by it in accordance with this Section for the expenses to which specific draws made hereunder relate and (2) with respect to disbursements for Tenant Improvements relating to any single Tenant or any single Lease in excess of $250,000 in the aggregate (whether disbursed in a lump sum or multiple installments), (A) a reasonably satisfactory site inspection and (B) receipt of lien releases and waivers from any contractors, subcontractors and others with respect to such amounts.

(d) Whenever a Lease is terminated, whether by buy-out, cancellation, default or otherwise, if Borrower receives any payment, fee or penalty in respect of such termination (a “Termination Fee”), Borrower shall promptly cause such Termination Fee to be deposited into the TI/LC Reserve Account. Provided no Event of Default is continuing, Lender shall disburse such Termination Fee or portion thereof to Borrower in respect of Leasing Commissions and Tenant Improvements at the Properties, subject to the requirements of Section 3.5(c).

3.6. Capital Expenditure Reserve Account.

(a) On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Cash Management Bank an account for the purpose of reserving amounts in respect of Capital Expenditures (the “Capital Expenditure Account”).

(b) On each Payment Date to the extent the amount contained in the Capital Expenditure Reserve Account is less than the Capital Expenditure Threshold Amount, there shall be deposited into the Capital Expenditure Reserve Account an amount equal to the Monthly Capital Expenditure Amount.

(c) Upon the request of Borrower at any time that no Event of Default is continuing (but not more often than twice per calendar month), Lender shall cause disbursements to Borrower from the Capital Expenditure Reserve Account to pay, or reimburse Borrower for, Capital Expenditures; provided that:

(i) Borrower shall deliver to Lender invoices evidencing that the costs for which such disbursements are requested are due and payable;

(ii) Borrower shall deliver to Lender an Officer’s Certificate confirming that all such costs have been previously paid by Borrower or will be paid from the proceeds of the requested disbursement and that no Event of Default is continuing; and

(iii) Lender may condition the making of a requested disbursement on (1) reasonable evidence establishing that Borrower has applied any amounts previously received by it in accordance with this Section for the expenses to which specific draws made hereunder relate and (2) with respect to disbursements for Capital Expenditures relating to any single capital improvement costing in excess of the $250,000 in the aggregate (whether disbursed in a lump sum or multiple installments), (A) reasonably satisfactory site inspections and (B) receipt of lien releases and waivers from any contractors, subcontractors and others with respect to such amounts.

For the avoidance of doubt, Borrower may obtain multiple disbursements from the Capital Expenditure Reserve Account in respect of the same capital improvement projects at the Properties, provided that (i) the requirements of this Section 3.6(c) are otherwise satisfied in respect of each such disbursement and (ii) each such disbursement is requested by Borrower to reimburse it for Capital Expenditures that have not been previously reimbursed to Borrower pursuant to this Section 3.6(c).

3.7. Deferred Maintenance and Environmental Escrow Account.

(a) On or prior to the Closing Date, if the Deferred Maintenance Amount is greater than zero, Borrower shall establish and thereafter maintain with the Cash Management Bank an account for the purpose of reserving amounts anticipated to be required to correct Deferred Maintenance Conditions (the “Deferred Maintenance and Environmental Escrow Account”).

(b) On the Closing Date, Borrower shall deposit into the Deferred Maintenance and Environmental Escrow Account, from the proceeds of the Loan, an amount equal to the Deferred Maintenance Amount.

(c) Upon the request of Borrower at any time that no Event of Default is continuing (but not more often than twice per calendar month), Lender shall cause disbursements to Borrower from the Deferred Maintenance and Environmental Escrow Account to pay, or reimburse Borrower for, reasonable costs and expenses incurred in order to correct Deferred Maintenance Conditions, provided that

(i) Borrower shall deliver to Lender invoices evidencing that the costs for which such disbursements are requested are due and payable;

(ii) Borrower shall deliver to Lender an Officer’s Certificate confirming that all such costs have been previously paid by Borrower or will be paid from the proceeds of the requested disbursement and that no Event of Default is continuing; and

(iii) Lender may condition the making of a requested disbursement on (1) reasonable evidence establishing that Borrower has applied any amounts previously received by it in accordance with this Section for the expenses to which specific draws made hereunder relate and (2) with respect to disbursements for any single Deferred Maintenance Condition costing in excess of the $250,000 in the aggregate to remediate (whether disbursed in a lump sum or multiple installments), (A) reasonably satisfactory site inspections, and (B) receipt of lien releases and waivers from any contractors, subcontractors and others with respect to such amounts.

(d) Upon substantial completion (as reasonably determined by Lender) of the portion of the Deferred Maintenance Conditions identified on any line on Schedule C, and provided no Event of Default is then continuing, the remainder of the portion of the Deferred Maintenance Reserve Account held for such line item (as shown adjacent to such line item on Schedule C) shall promptly be remitted to Borrower. Upon the correcting of all Deferred Maintenance Conditions, provided no Event of Default or Trigger Period is then continuing, any amounts then remaining in the Deferred Maintenance Reserve Account shall promptly be remitted to Borrower and the Deferred Maintenance Account will no longer be maintained.

(e) Any amount (or portion thereof) required to be deposited into the Deferred Maintenance and Environmental Escrow Account pursuant to this Agreement may, at Borrower’s election, be provided instead in the form of one or more Letters of Credit (and provided no Event of Default is continuing, Borrower shall have the right to replace any amounts theretofore deposited into the Deferred Maintenance and Environmental Escrow Account with one or more Letters of Credit, whereupon the amount so replaced shall be remitted to Borrower); provided, however, that the aggregate amount of any Letters of Credit delivered to Lender under this Agreement shall not, at any one time, exceed an amount equal to 10% of the Principal Indebtedness, unless Borrower shall have delivered to Lender a nonconsolidation opinion substantially in the form of the Nonconsolidation Opinion, and otherwise reasonably acceptable to Lender, which takes into account all such Letters of Credit. Lender shall be entitled to draw on such Letters of Credit, and hold the proceeds of such draws as additional Collateral, immediately and without further notice, (a) during the continuance of any Event of Default, (b) if Borrower shall not have delivered to Lender, no less than 30 days prior to the termination of any Letter of Credit, a replacement Letter of Credit reasonably satisfactory to Lender, or (c) if Borrower shall not have delivered to Lender, within 10 days after the issuer of such Letter of Credit ceases to be an Eligible Institution, a replacement Letter of Credit reasonably satisfactory to Lender. Borrower shall have the right, by written request to Lender from time to time, to reduce the aggregate notional amount of such Letters of Credit to the amount that would then be contained in the Deferred Maintenance and Environmental Escrow Account had Borrower not made the election to provide Letters of Credit in lieu of cash.

3.8. Unfunded Obligations.

(a) In lieu of taking a reserve in respect of the Unfunded Obligations, Lender has accepted Sponsor’s guaranty of the Unfunded Obligations pursuant to Section 9.19(b)(xi) and the Guaranty.

(b) Borrower shall pay and/or perform its obligations in respect of the Unfunded Obligations when and as due under the respective Leases or other applicable agreements, and any failure to do so shall constitute a Default (and “Unfunded Obligation Default”). During the continuance of any Unfunded Obligation Default, Lender shall have the right to make a claim under the Guaranty for payment of the Unfunded Obligation Amount in respect of the applicable Unfunded Obligation(s), and Sponsor shall pay (or cause Borrower to pay) such amount to Lender within 10 days after Lender’s written demand therefor. Upon payment of such Unfunded Obligation Amount by Borrower or Sponsor to Lender, provided that no Event of Default shall be continuing, Lender shall pay the same to the Person to which the applicable Unfunded Obligation is owed for application to such Unfunded Obligation. Upon any payment by Lender to the Person to which the applicable Unfunded Obligation is owed pursuant to the foregoing sentence, which payment satisfies the applicable Unfunded Obligation, the related Unfunded Obligation Default shall be deemed to have been cured and shall thereafter cease to be in existence. Notwithstanding anything in the foregoing to the contrary, during the continuance of an Event of Default (whether as a result of an Unfunded Obligation Default that has matured to an Event of Default or otherwise), Lender shall have the right to make a claim under the Guaranty for payment of an amount equal to the aggregate Unfunded Obligation Amounts that have not theretofore been paid by Borrower or Sponsor (or by Lender pursuant to the foregoing), and Sponsor shall pay (or cause Borrower to pay) such amount to Lender within 10 days after Lender’s written demand therefor. Any such payment(s) made by Borrower or Sponsor to Lender during the continuance of such Event of Default may be applied by Lender toward the components of the Indebtedness (e.g., interest, principal and other amounts payable hereunder), the Loan and the Notes, in such sequence as Lender shall elect in its sole discretion, and/or toward the payment of Property expenses.

3.9. Excess Cash Flow Reserve Account.

(a) On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Cash Management Bank an account for the deposit of amounts required to be deposited therein in accordance with Section 3.2(b)(vi) (the “Excess Cash Flow Reserve Account”).

(b) If a Trigger Period shall be continuing such that amounts are on deposit in the Excess Cash Flow Reserve Account, upon the request of Borrower at any time that no Event of Default is continuing (but not more often than twice per calendar month), Lender shall cause disbursements to Borrower from the Excess Cash Flow Reserve Account to pay, or reimburse Borrower for Tenant Improvements, Leasing Commissions and/or Capital Expenditures, in each case, subject to Lender’s approval thereof and (x) in the case of Tenant Improvements and Leasing Commissions, satisfaction of the conditions set forth in Section 3.5(c)(i), (ii) and (iii) with respect to such Tenant Improvements and/or Leasing Commissions and (y) in the case of Capital Expenditures, satisfaction of the conditions set forth in Section 3.6(c)(i), (ii) and (iii) with respect to such Capital Expenditures.

(c) Provided that no Event of Default is then continuing, Lender shall release to the Cash Management Account all amounts then contained in the Excess Cash Flow Reserve Account on the first Payment Date after Borrower delivers to Lender evidence reasonably satisfactory to Lender establishing that no Trigger Period is then continuing. Such a release shall not preclude the subsequent commencement of a Trigger Period and the deposit of amounts into the Excess Cash Flow Reserve Account as set forth in Section 3.2(b)(vi).

3.10. Account Collateral.

(a) Borrower hereby grants a perfected first-priority security interest in favor of Lender in and to the Account Collateral as security for the Indebtedness, together with all rights of a secured party with respect thereto. Each Collateral Account shall be an Eligible Account under the sole dominion and control of Lender and shall be in the name of Borrower, as pledgor, and Lender, as pledgee. Borrower shall have no right to make withdrawals from any of the Collateral Accounts (other than the Qualified Operating Expense Account). Funds in the Collateral Accounts shall not be commingled with any other monies at any time. Borrower shall execute any additional documents that Lender in its reasonable discretion may require and shall provide all other evidence reasonably requested by Lender to evidence or perfect its first-priority security interest in the Account Collateral. Funds in the Collateral Accounts shall be invested at Borrower’s direction only in Permitted Investments, which Permitted Investments shall be credited to the related Collateral Account. All income and gains from the investment of funds in the Collateral Accounts shall be retained in the Collateral Accounts from which they were derived and included in determining the amounts required to be deposited therein. After the Indebtedness has been paid in full, the Collateral Accounts shall be closed and the balances therein, if any, shall be paid to Borrower.

(b) The insufficiency of amounts contained in the Collateral Accounts shall not relieve Borrower from its obligation to fulfill all covenants contained in the Loan Documents.

(c) During the continuance of an Event of Default, Lender may, in its sole discretion, apply funds in the Collateral Accounts, and funds resulting from the liquidation of Permitted Investments contained in the Collateral Accounts, either toward the components of the

Indebtedness (e.g., interest, principal and other amounts payable hereunder), the Loan and the Notes, in such sequence as Lender shall elect in its sole discretion, and/or toward the payment of Property expenses.

3.11. Bankruptcy. Borrower and Lender acknowledge and agree that upon the filing of a bankruptcy petition by or against Borrower under the Bankruptcy Code, the Account Collateral and the Revenues (whether then already in the Collateral Accounts, or then due or becoming due thereafter) shall be deemed not to be property of Borrower’s bankruptcy estate within the meaning of Section 541 of the Bankruptcy Code. If, however, a court of competent jurisdiction determines that, notwithstanding the foregoing characterization of the Account Collateral and the Revenues by Borrower and Lender, the Account Collateral and/or the Revenues do constitute property of Borrower’s bankruptcy estate, then Borrower and Lender further acknowledge and agree that all such Revenues, whether due and payable before or after the filing of the petition, are and shall be cash collateral of Lender. Borrower acknowledges that Lender does not consent to Borrower’s use of such cash collateral and that, in the event Lender elects (in its sole discretion) to give such consent, such consent shall only be effective if given in writing signed by Lender. Except as provided in the immediately preceding sentence, Borrower shall not have the right to use or apply or require the use or application of such cash collateral unless Borrower shall have received a court order authorizing the use of the same, and Borrower shall have provided such adequate protection to Lender as shall be required by the bankruptcy court in accordance with the Bankruptcy Code.

ARTICLE IV

REPRESENTATIONS

Each Borrower represents to Lender that, as of the Closing Date, except as set forth in the Exception Report or any estoppel certificate delivered to Lender prior to the Closing Date:

4.1. Organization.

(a) Each Person comprising Borrower is duly organized, validly existing and in good standing under the laws of the State of Delaware (or in the case of New Plan of Cinnaminson Urban Renewal, L.L.C., the laws of the state of New Jersey), and is in good standing in each other jurisdiction where ownership of its properties or the conduct of its business requires it to be so, and Borrower has all power and authority under such laws and its organizational documents and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

(b) Borrower has no subsidiaries and does not own any equity interest in any other Person. The general partner to each of New Plan of Cinnaminson LP and Brixmor Montebello Plaza L.P. is a Single-Purpose Equityholder.

(c) The organizational chart contained in Exhibit A is true and correct as of the date hereof.

4.2. Authorization. Borrower has the power and authority to enter into this Agreement and the other Loan Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by the Loan Documents and has by proper action duly authorized the execution and delivery of the Loan Documents.

4.3. No Conflicts Neither the execution and delivery of the Loan Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof will (i) violate or conflict with any provision of its formation and governance documents, (ii) violate any Legal Requirement, regulation (including Regulation U, Regulation X or Regulation T), order, writ, judgment, injunction, decree or permit applicable to it, (iii) violate or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, contract or other Material Agreement to which Borrower or Sponsor is a party or by which Borrower or Sponsor may be bound, or (iv) result in or require the creation of any Lien or other charge or encumbrance upon or with respect to the Collateral in favor of any party other than Lender.

4.4. Consents. No consent, approval, authorization or order of, or qualification with, any court or Governmental Authority is required in connection with the execution, delivery or performance by Borrower of this Agreement or the other Loan Documents, except for any of the foregoing that have already been obtained.

4.5. Enforceable Obligations. This Agreement and the other Loan Documents have been duly executed and delivered by Borrower and constitute Borrower’s legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury.

4.6. No Default. No Default or Event of Default will exist immediately following the making of the Loan.

4.7. Payment of Taxes. Borrower has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown as due thereon (including interest and penalties) except for taxes that are not yet delinquent and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangible taxes) owing by it necessary to preserve the Liens in favor of Lender.

4.8. Compliance with Law. Except as set forth in the Zoning Reports, to Borrower’s actual knowledge, (i) Borrower, each Property and the uses thereof comply in all material respects with all applicable Insurance Requirements and Legal Requirements, including building and zoning ordinances and codes and (ii) each Property conforms to current zoning requirements (including requirements relating to parking) and is neither an illegal nor a legal nonconforming use. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority the violation of which could materially adversely affect any Property or the condition (financial or otherwise) or business of Borrower. There has not been committed by or on behalf of Borrower or, to the best of Borrower’s knowledge, any other person in occupancy of or involved with the operation or use of any Property, any act or omission affording any federal Governmental Authority or any state or local Governmental Authority the right of forfeiture as against any Property or any portion thereof or any monies paid in performance of its obligations under any of the Loan Documents. Neither Borrower nor Sponsor has purchased any portion of the Properties with proceeds of any illegal activity.

4.9. ERISA. Neither Borrower nor any ERISA Affiliate of Borrower has incurred or could be subjected to any liability under Title IV or Section 302 of ERISA or Section 412 of the Code or maintains or contributes to, or is or has been required to maintain or contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code. The transactions contemplated by this Agreement will not constitute a nonexempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1(A), (B), (C) or (D) of the Code (assuming that the Loan is not funded with Plan Assets) that would subject the Lender to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.

4.10. Investment Company Act. Borrower is not an “investment company”, or a company “controlled” by an “investment company”, registered or required to be registered under the Investment Company Act of 1940, as amended.

4.11. No Bankruptcy Filing. Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property. Borrower does not have knowledge of any Person contemplating the filing of any such petition against it. During the ten year period preceding the Closing Date, no petition in bankruptcy has been filed by or against Borrower or Sponsor, or any affiliate of Borrower or Sponsor, or any person who owns or controls, directly or indirectly, ten percent or more of the beneficial ownership interests of Borrower or Sponsor. Borrower has not received notice of any Tenant under a Major Lease contemplating or having filed any of the foregoing actions

4.12. Other Debt; Contractual Indemnities. Borrower does not have outstanding any Debt other than Permitted Debt. Borrower does not have any contractual indemnity obligations, except for contractual indemnity obligations entered into in the ordinary course of business in connection with the normal course of operation of the Property, including customary indemnities contained in Leases, the Approved Management Agreement, agreements entered into with contractors, subcontractors and materialmen performing services at the Property and the service agreement entered into with the Independent Directors of Borrower.

4.13. Litigation. There are no actions, suits, proceedings, arbitrations or governmental investigations by or before any Governmental Authority or other court or agency now pending, and to the best of Borrower’s knowledge there are no such actions, suits, proceedings, arbitrations or governmental investigations threatened, against or affecting Borrower or any of the Collateral other than any such actions, suits, proceedings, arbitrations or governmental investigations as to which all potential liability is covered by existing policies of insurance (and none of such uninsured matters, if determined against Borrower or such Collateral, could reasonably be expected to result in a Portfolio Material Adverse Effect).

4.14. Leases; Material Agreements.

(a) Borrower has delivered to Lender true, correct and complete copies of all Leases in effect as of the Closing Date. No person has any possessory interest in any of the Properties or right to occupy the same except under and pursuant to the provisions of the Leases or Permitted Encumbrances. The rent roll attached to the Certificate of Rent Roll (the “Rent Roll”) is true, correct and complete in all material respects as of the Closing Date. No Tenant has a purchase option with respect to any portion of any of the Properties. No Tenant has the right or option to terminate its Lease prior to the scheduled expiration date thereof, other than any such rights or options that (i) (A) are conditional upon the occurrence of certain events or circumstances and (B) could not, individually or in the aggregate, cause a Property Material Adverse Effect or a Portfolio Material Adverse Effect, or (ii) are expressly set forth in the applicable Lease and are triggered in connection with (1) a Casualty or Condemnation, (2) cotenancy provisions or (3) sales thresholds. Except (x) as set forth in the tenant estoppel certificates delivered by Borrower to Lender prior to the Closing Date or in the Rent Roll or (y) if the same, either individually or in the aggregate, would not have a Property Material Adverse Effect, no fixed rent has been paid more than 30 days in advance of its due date. Except as set forth in the arrearages report contained in the Exception Report, no payments of rent are more than 30 days delinquent.

(b) (i) Borrower is the sole owner of the entire lessor’s interest in the Leases, (ii) all of the Leases are arm’s-length agreements with bona fide, independent third parties, (iii) the terms of all alterations, modifications and amendments to the Leases are reflected in all material respects in the written documents delivered to Lender prior to the Closing Date, and (iv) none of the Revenues reserved in the Leases have been assigned or otherwise pledged or hypothecated (except such pledge or hypothecation that will be fully terminated and released in connection with the filing and recordation of the Mortgages and except for the Liens contemplated pursuant to the Loan Documents).

(c) To Borrower’s knowledge, the Leases are in full force and effect. In addition, (i) neither Borrower nor any affiliate of Borrower has received any written notice that Borrower (or Borrower’s predecessor-in-interest) is in default in any material respect under such Lease except for violations or defaults (A) that have been cured or (B) that do not, in the aggregate in respect of any Property, have a Property Material Adverse Effect and (ii) except as set forth in the tenant estoppel certificates delivered by Borrower to Lender prior to the Closing Date or in the Rent Roll and except if the same, either individually or in the aggregate, could not have a Property Material Adverse Effect, (A) except as set forth in the arrearages report contained in the Exception Report, no Tenant is in monetary or, to Borrower’s actual knowledge, material non-monetary default under its Lease and (B) all work to be performed by the landlord under the Leases has been substantially performed. All contributions to be made by Borrower to any Tenant under a Lease and that are currently due to the applicable Tenant have been made. Borrower has received no notice from any Tenant challenging the validity or enforceability of any Lease (unless such Tenant has subsequently withdrawn such challenge in writing), which challenge, if successful, could reasonably be expected to result in a Property Material Adverse Effect.

(d) There are no Material Agreements except as described in Schedule F or on Schedule B to any Qualified Title Insurance Policy. Borrower has made available to Lender true and complete copies of all Material Agreements (including such Material Agreements as have been provided as underlying title documents by the title insurance company issuing the Qualified Title Insurance Policies). Each Material Agreement has been entered into at arm’s length in the ordinary course of business by or on behalf of Borrower.

(e) The Material Agreements are in full force and effect and there are no material defaults thereunder by Borrower or, to Borrower’s knowledge, any other party thereto. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Agreement or any other agreement or instrument to which it is a party or by which it or any of the Properties are bound.

(f) All Leases covering premises that are used as gas stations at the Properties contain provisions whereby such Tenant indemnifies Borrower for environmental hazards related to such Tenant’s operation of such premises.

4.15. Full and Accurate Disclosure. No statement of fact heretofore delivered by Sponsor or Borrower to Lender in writing in respect of the Properties or the Borrower contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading unless subsequently corrected. There is no fact, event or circumstance presently known to Borrower that has not been disclosed to Lender that has had or could reasonably be expected to result in a Portfolio Material Adverse Effect.

4.16. Financial Condition. All financial data concerning Borrower and the Properties heretofore provided to Lender fairly presents based on GAAP principles the financial position of Borrower in all material respects, as of the date on which it was made, and does not omit to state any material fact necessary to make statements contained herein or therein not misleading (or, to the extent that any such financial data were incorrect when delivered, the same have been corrected by financial data subsequently delivered to Lender prior to the Closing Date). The foregoing representation shall not apply to any such financial data that constitutes projections, provided that Borrower represents and warrants that such projections were made in good faith and that Borrower has no reason to believe that such projections are materially inaccurate. Since the delivery of such data, except as otherwise disclosed in writing to Lender, there have occurred no changes or circumstances that have had or are reasonably likely to result in a Portfolio Material Adverse Effect.

4.17. Single-Purpose Requirements.

(a) Borrower is now, and has always been since its formation, a Single-Purpose Entity and has conducted its business in substantial compliance with the provisions of its organizational documents. Borrower has never (i) owned any property other than the Properties and related personal property, (ii) engaged in any business, except the ownership and operation of the Properties or (iii) had any material contingent or actual obligations or liabilities unrelated to the Properties.

(b) Borrower has provided Lender with true, correct and complete copies of (i) Borrower’s current financial statements; and (ii) Borrower’s current operating agreement or partnership agreement, as applicable, together with all amendments and modifications thereto.

(c) Upon closing of the Loan, Borrower shall have been fully released from any loan (other than the Loan) secured by the Properties or any of the Collateral (a “Prior Loan”), and Borrower shall not have any continuing liability (except for indemnities that survive the repayment of such loan, provided that same are customarily contained in loan documents similar to the loan documents evidencing such loan), actual or contingent, for any Prior Loan, and no recourse whatsoever against any portion of any of the Properties shall be available to satisfy any Prior Loan under any circumstances.

4.18. Use of Loan Proceeds. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulations T, U or X or any other Regulations of such Board of Governors, or for any purpose prohibited by Legal Requirements or by the terms and conditions of the Loan Documents. The Loan is solely for the business purpose of Borrower or for distribution to Borrower’s equity holder’s in accordance with Legal Requirements.

4.19. Not Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

4.20. Labor Matters. Borrower is not a party to any collective bargaining agreements.

4.21. Title. Borrower owns good and insurable fee or leasehold title to the Properties and good title to the related personal property, to the Collateral Accounts and to any other Collateral, in each case free and clear of all Liens whatsoever except the Permitted Encumbrances. The Mortgages, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) valid, perfected first priority Liens on the Properties and the rents therefrom, enforceable as such against creditors of and purchasers from Borrower and subject only to Permitted Encumbrances, and (ii) perfected Liens (pursuant to the Uniform Commercial Code of the State of New York) in and to all personality, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. The Permitted Encumbrances do not and will not have a Property Material Adverse Effect or a Portfolio Material Adverse Effect. Except as insured over by a Qualified Title Insurance Policy, there are no claims for payment for work, labor or materials affecting the Properties that are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents. No creditor of Borrower other than Lender has in its possession any goods that constitute or evidence the Collateral.

4.22. No Encroachments. To the knowledge of Borrower, except as shown on the applicable Qualified Survey, all of the improvements on each Property lie wholly within the boundaries and building restriction lines of the such Property, and no improvements on adjoining property encroach upon any Property, and no easements or other encumbrances upon any

Property encroach upon any of the improvements, so as, in either case, to materially adversely affect the value or marketability of the applicable Property, except those that are insured against by a Qualified Title Insurance Policy.

4.23. Physical Condition. Except for matters set forth in the Engineering Reports, (i) each Property (including sidewalks, storm drainage system, roof, plumbing system, HVAC system, fire protection system, electrical system, equipment, elevators, exterior sidings and doors, irrigation system and all structural components) is in good condition, order and repair in all respects material to its use, operation or value and (ii) Borrower is not aware of any material structural or other material defect or damages in any of the Properties, whether latent or otherwise. Borrower has not received and is not aware of any other party’s receipt of notice from any insurance company or bonding company of any defects or inadequacies in any of the Properties that would, alone or in the aggregate, adversely affect in any material respect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond unless the same have been remedied prior to the Closing Date.

4.24. Fraudulent Conveyance. Borrower has not entered into the Transaction or any of the Loan Documents with the actual intent to hinder, delay or defraud any creditor. Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents. On the Closing Date, the fair salable value of Borrower’s aggregate assets is and will, immediately following the making of the Loan and the use and disbursement of the proceeds thereof, be greater than Borrower’s probable aggregate liabilities (including subordinated, unliquidated, disputed and Contingent Obligations). Borrower’s aggregate assets do not and, immediately following the making of the Loan and the use and disbursement of the proceeds thereof will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including Contingent Obligations and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

4.25. Management. Except for any Approved Management Agreement, no property management agreements are in effect with respect to the Properties. The Approved Management Agreement is in full force and effect and there is no event of default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute an event of default thereunder

4.26. Condemnation. No Condemnation has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of any of the Properties or for the relocation of roadways providing access to any of the Properties, except to the extent the same could not have a Property Material Adverse Effect.

4.27. Utilities and Public Access. Each Property has adequate rights of access to dedicated public ways (and makes no material use of any means of access or egress that is not pursuant to such dedicated public ways or recorded, irrevocable rights-of-way or easements) and is adequately served by all public utilities necessary to the continued use and enjoyment of such Property as presently used and enjoyed.

4.28. Environmental Matters. Except as disclosed in the Environmental Reports, to Borrower’s knowledge:

(i) Each Property is in compliance in all material respects with all Environmental Laws applicable to such Property (which compliance includes, but is not limited to, the possession of, and compliance with, all environmental, health and safety permits, approvals, licenses, registrations and other governmental authorizations required in connection with the ownership and operation of such Property under all Environmental Laws).

(ii) No Environmental Claim is pending with respect to any of the Properties, nor, to Borrower’s knowledge, is any threatened, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to Borrower or any of the Properties.

(iii) Without limiting the generality of the foregoing, except in compliance with Environmental Laws, there is not present at, on, in or under any Property, any Hazardous Substances, PCB-containing equipment, asbestos or asbestos containing materials, underground storage tanks or surface impoundments for any Hazardous Substance, lead in drinking water (except in concentrations that comply with all Environmental Laws), or lead-based paint.

(iv) There have not been and are no past, present or threatened Releases of any Hazardous Substance from or at any of the Properties that are reasonably likely to form the basis of any Environmental Claim, and, to Borrower’s knowledge, there is no threat of any Release of any Hazardous Substance migrating to any of the Properties.

(v) Except as expressly set forth on Schedule B of the Qualified Title Insurance Policy, no Liens are presently recorded with the appropriate land records under or pursuant to any Environmental Law with respect to any of the Properties and, to Borrower’s best knowledge, no Governmental Authority has been taking any action to subject any of the Properties to Liens under any Environmental Law.

4.29. Assessments. Except to the extent that the same could not have a Property Material Adverse Effect on the Property, there are no pending or, to Borrower’s knowledge, proposed special or other assessments for public improvements or otherwise affecting any of the Properties, nor are there any contemplated improvements to any of the Properties that may result in such special or other assessments. No extension of time for assessment or payment by Borrower of any federal, state or local tax is in effect.

4.30. No Joint Assessment. Borrower has not suffered, permitted or initiated the joint assessment of any of the Properties (i) with any other real property constituting a separate tax lot, or (ii) with any personal property, or any other procedure whereby the Lien of any Taxes that may be levied against such other real property or personal property shall be assessed or levied or charged to any of the Properties as a single Lien.

4.31. Separate Lots. No portion of any of the Properties is part of a tax lot that also includes any real property that is not Collateral.

4.32. Permits; Certificate of Occupancy. Borrower has obtained all Permits necessary for the present and contemplated use and operation of each Property, except to the extent that the failure to obtain and maintain the same would have, individually or in the aggregate, a Property Material Adverse Effect. The uses being made of each Property are in conformity in all material respects with the certificate of occupancy and/or Permits for such Property and any other restrictions, covenants or conditions affecting such Property.

4.33. Flood Zone. None of the improvements on any of the Properties is located in an area identified by the Federal Emergency Management Agency or the Federal Insurance Administration as a “100 year flood plain” or as having special flood hazards (including Zones A and V), or, to the extent that any portion of any of the Properties is located in such an area, such Property is covered by flood insurance meeting the requirements set forth in Section 5.15(a)(ii).

4.34. Security Deposits. Borrower is in compliance in all material respects with all Legal Requirements relating to security deposits.

4.35. Acquisition Documents. Borrower has delivered to Lender true and complete copies of all material agreements and instruments under which Borrower or any of its affiliates or the seller of any of the Properties have remaining rights or obligations in respect of Borrower’s acquisition of the Properties.

4.36. Insurance. Borrower has obtained insurance policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. All premiums on such insurance policies required to be paid as of the Closing Date have been paid for the current policy period. Neither Borrower, nor to Borrower’s knowledge, any other Person, has done, by act or omission, anything that would impair the coverage of any such policy.

4.37. No Dealings. Neither Borrower nor Sponsor is aware of any unlawful influence on the assessed value of any of the Properties.

4.38. Estoppel Certificates. Borrower has delivered to Lender true and complete copies of (a) the form(s) of estoppel certificate heretofore sent by Borrower or an Affiliate to every Tenant at the Properties in connection with the Loan, and (b) each estoppel certificate received back from any such Tenant prior to the Closing Date.

4.39. Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. (a) None of the funds or other assets of any of Borrower or Sponsor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under federal law, including the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive orders or regulations promulgated thereunder, with the result that (i) the investment in any of Borrower or Sponsor, as applicable (whether directly or indirectly), is prohibited by law or (ii) the Loan is in violation of law (any such person, entity or government, an “Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in any of Borrower or Sponsor, as applicable (whether directly or indirectly), with the result that (i) the investment in any of Borrower or Sponsor, as applicable (whether directly or indirectly) is prohibited by law or (ii) the Loan is in violation of law, (c) none of the funds of any of Borrower or Sponsor, as applicable, have been derived from any unlawful activity with the result that (i) the investment in any of Borrower or Sponsor, as applicable (whether directly or indirectly) is prohibited by law or (ii) the Loan is in violation of law, (d) to the best of Borrower’s knowledge, no Tenant at any Property is identified on the OFAC List and (e) Borrower and Sponsor are in material compliance with the PATRIOT Act. Borrower has implemented procedures, and will consistently apply those procedures throughout the term of the Loan, to ensure the foregoing representations and warranties remain true and correct during the term of the Loan. Notwithstanding Section 4.41 to the contrary, the representations and warranties contained in this Section 4.39 shall survive in perpetuity.

4.40. Ground Leased Parcel. Taking into account the estoppel letter delivered to Lender by the related ground lessor, except as indicated on the Exception Report, each of the following is true with respect to the Ground Lease:

(i) The Ground Lease or a memorandum thereof has been duly recorded in the land records with respect to the applicable Ground Leased Parcel. The Ground Lease permits the interest of the lessee to be encumbered by the Mortgage and does not restrict the use of the Property by Borrower, its successors or assigns in a manner that would adversely affect the security provided by the Mortgage;

(ii) The lessor has agreed in writing in the Ground Lease that the Ground Lease may not be amended, modified, canceled or terminated without the prior written consent of Lender and that any such action without such consent is not binding on Lender;

(iii) The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by Borrower or Lender) that extends not less than 20 years beyond the scheduled Maturity Date;

(iv) The Ground Lease is not subject to any Liens superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(v) The Ground Lease is assignable to Lender and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Loan and its successors and assigns without the consent of the lessor;

(vi) There exists no continuing default (or condition that, but for the passage of time or the giving of notice, could result in such a default) by Borrower or, to Borrower’s actual knowledge, by the lessor thereunder, and the Ground Lease is in full force and effect as of the Closing Date;

(vii) The Ground Lease requires the lessor to give to Lender written notice of any default;

(viii) Lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of Borrower under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after Lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(ix) The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(x) The Ground Lease does not prohibit or otherwise prevent Loss Proceeds from being held by Lender in the Loss Proceeds Account and applied either to the repair or restoration the Property or to the payment of the Indebtedness in accordance herewith; and without limiting the foregoing, in the case of a total or substantially total loss or taking, the Ground Lease does not prohibit or prevent the application of the Loss Proceeds to the payment of the Indebtedness; and

(xi) Provided that the lender cures any defaults which are susceptible to being cured, the lessor has agreed to enter into a new lease with Lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

4.41. Survival. Borrower agrees that all of the representations of Borrower set forth in this Agreement and in the other Loan Documents shall survive for so long as any portion of the Indebtedness is outstanding. All representations, covenants and agreements made by Borrower in this Agreement or in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf. On the date of any Securitization, on not less than five Business Days’ prior written notice, Borrower shall deliver to Lender a certification (x) confirming that all of the representations contained in this Agreement are true and correct as of the date of such Securitization, or (y) otherwise specifying any changes in or qualifications to such representations as of such date as may be necessary to make such representations consistent with the facts as they exist on such date.

ARTICLE V

AFFIRMATIVE COVENANTS

5.1. Existence. So long as it owns a Property encumbered by any of the Loan Documents, each Borrower and, if applicable, each Single-Purpose Equityholder shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and all rights, licenses, Permits, franchises and other agreements necessary for the continued use and operation of its business. Upon request by Lender, Borrower and, if applicable, each Single-Purpose Equityholder shall deliver to Lender a copy of each amendment or other modification to any of its organizational documents promptly after the execution thereof.

5.2. Maintenance of Properties.

(a) Borrower shall cause each Property to be maintained in good and safe working order and repair, reasonable wear and tear excepted, and in keeping with the condition and repair of properties of a similar use, value, age, nature and construction. Borrower shall not use, maintain or operate any Property in any manner that constitutes a public or private nuisance or that makes void, voidable, or cancelable any insurance then in force with respect thereto. Subject to Section 6.13, without the prior written consent of Lender, no improvements or equipment of Borrower located at or on any Property shall be removed, demolished or materially altered (except in the ordinary course of Borrower’s business, to the extent any such removal, demolition or alteration does not have a Property Material Adverse Effect). Subject to Section 6.13, Borrower shall from time to time make, or cause to be made, all reasonably necessary repairs, renewals and replacements to the Properties. Borrower shall not make any change in the use of any Property that would materially increase the risk of fire or other hazard arising out of the operation of any Property, or do or permit to be done thereon anything that may in any way impair the value of any Property in any material respect or the Liens of the Mortgages or otherwise cause or reasonably be expected to result in a Property Material Adverse Effect. Borrower shall not install or permit to be installed on any Property any underground storage tank, except with the advance written consent of Lender. Except to the extent required by applicable Legal Requirements, Borrower shall not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of any Property, regardless of the depth thereof or the method of mining or extraction thereof.

(b) Borrower shall remediate the Deferred Maintenance Conditions, if any, within 12 months following the Closing Date, subject to Force Majeure, and upon request from Lender after the expiration of such period shall deliver to Lender an Officer’s Certificate confirming that such remediation has been completed and that all associated expenses have been paid.

(c) For so long as the Loan shall remain outstanding, Borrower shall comply with the terms of that certain Asbestos Containing Materials Operations and Maintenance Program, dated as of December 30, 2011, prepared by AEI Consultants (the “O&M Plan”). Lender’s requirement that Borrower comply with the O&M Plan shall not be deemed to constitute a waiver or modification of any covenants or agreements of Borrower or Sponsor with respect to Hazardous Material or Environmental Laws as set forth in the Loan Agreement or in the Environmental Indemnity.

5.3. Compliance with Legal Requirements. Borrower shall comply with, and shall cause each Property to comply with and be operated, maintained, repaired and improved in compliance with, all Legal Requirements, Insurance Requirements and all material contractual obligations by which Borrower is legally bound, in each case, in all material respects. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or any Property or any alleged violation of any Legal Requirement, provided that such contest could not reasonably be expected to result in a Property Material Adverse Effect or a Portfolio Material Adverse Effect.

5.4. Impositions and Other Claims. Subject to Section 3.4, Borrower shall pay and discharge all taxes, assessments and governmental charges levied upon it, its income and its assets as and when such taxes, assessments and charges are due and payable, as well as all lawful claims for labor, materials and supplies or otherwise. Borrower shall file all federal, state and local tax returns and other reports that it is required by law to file. If any law or regulation applicable to Lender, any Note, any of the Collateral or any of the Mortgages is enacted that deducts from the value of property for the purpose of taxation any Lien thereon, or imposes upon Lender the payment of the whole or any portion of the taxes or assessments or charges or Liens required by this Agreement to be paid by Borrower, or changes in any way the laws or regulations relating to the taxation of mortgages or security agreements or debts secured by mortgages or security agreements or the interest of the mortgagee or secured party in the property covered thereby, or the manner of collection of such taxes, so as to affect any of the Mortgages, the Indebtedness or Lender, then Borrower, upon demand by Lender, shall pay such taxes, assessments, charges or Liens, or reimburse Lender for any amounts paid by Lender. If it is unlawful to require Borrower to make such payment or the making of such payment might result in the imposition of interest beyond the maximum amount permitted by Legal Requirements, as determined by Lender’s counsel, Lender may elect to declare the Indebtedness to be prepaid in an amount equal to the Release Price(s) for the Property or Properties giving rise to an such payment within 120 days from the giving of written notice by Lender to Borrower, provided that, if any such payment would be rendered lawful by a lesser prepayment of the Indebtedness by Borrower, the Indebtedness may be so accelerated by Lender only to the extent of such lesser partial prepayment. Any prepayment of the Indebtedness or any portion thereof by Borrower in accordance with the foregoing sentence may be made by Borrower without payment of any Prepayment Fee. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any taxes, assessments and/or governmental charges, provided that (i) no Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost as a result of such contest, (ii) such contest shall suspend the collection of such contested taxes, assessments and/or governmental charges from the applicable Property and (iii) such contest could not reasonably be expected to otherwise result in a Property Material Adverse Effect.

5.5. Access to Properties. Borrower shall permit agents, representatives and employees of Lender and the Servicer to enter and inspect the Properties or any portion thereof, and/or inspect, examine and audit the books and records of Borrower (including all recorded data of any kind or nature, regardless of the medium of recording), at such reasonable times as may be requested by Lender upon reasonable advance notice (but in no event more than once per calendar year except during the continuance of an Event of Default). If Lender shall determine that an Event of Default exists, the cost of such inspections, examinations, or audits shall be borne by Borrower, including the cost of all follow up or additional investigations, audits or inquiries deemed reasonably necessary by Lender. The cost of such inspections, examinations, and audits, if not paid for by Borrower following demand, may be added to the Indebtedness and shall bear interest thereafter until paid at the Default Rate. If Borrower prohibits, bars or fails to permit agents, representatives and employees of Lender and Servicer from entering and inspecting any of the Properties or from inspecting, examining, and auditing Borrower’s books and records, as required by this Section, for more than five days after a written request is made by Lender to do so, Borrower agrees to pay Lender on demand the sum of $1,000.00 for each day after such five-day period that Borrower so prohibits or bars such inspection, and such sum or sums shall be part of the Indebtedness.

5.6. Cooperate in Legal Proceedings. Except with respect to any claim by Borrower against Lender, Borrower shall cooperate fully with Lender with respect to any proceedings before any Governmental Authority that may in any way affect the rights of Lender hereunder or under any of the Loan Documents and, in connection therewith, Lender may, at its election, participate or designate a representative to participate in any such proceedings.

5.7. Leases.

(a) Upon request, Borrower shall furnish Lender with executed copies of such Leases as are identified by Lender (including all Leases, if requested by Lender, provided that, so long as no Event of Default is continuing, Borrower shall not be required to deliver copies of all Leases more frequently than two times in any calendar year). All Leases and renewals or amendments of Leases entered into after the Closing Date that do not require the approval of Lender pursuant to Section 5.7(b) may be entered into without the approval of Lender, provided that such Leases (i) are entered into on an arms-length basis on commercially reasonable terms with Tenants that are not affiliates of Borrower, (ii) solely to the extent that they are with Material Tenants, have an initial term of not more than 10 years (excluding renewals), (iii) do not have or could not reasonably be expected to result in a Property Material Adverse Effect, (iv) are expressly subject and subordinate to the Mortgages and contain provisions for the agreement by the Tenant thereunder to attorn to Lender and any purchaser at a foreclosure sale, such attornment to be self-executing and effective upon acquisition of title to the applicable Property by any purchaser at a foreclosure sale and (v) require the Tenant thereunder to execute and deliver to Borrower an estoppel certificate addressing the issues set forth in Section 9.16(b) of this Agreement (in each case, unless Lender consents to such Lease in its sole discretion). Lender, at the request of Borrower (and at Borrower’s sole cost and expense), shall enter into a subordination, attornment and non-disturbance agreement in the form attached hereto as Exhibit C, or in such other form that is reasonably satisfactory to Lender and the applicable Material Tenant, with respect to any Lease entered into with a Material Tenant after the Closing Date.

(b) All new Leases that are Major Leases, and all terminations, renewals (other than pursuant to the exercise of options contained in the applicable Major Lease) or amendments of Major Leases, and any surrender of rights under any Major Lease, shall be subject to the prior written consent of Lender, which shall not be unreasonably withheld, conditioned or delayed. If Lender shall fail to respond to Borrower’s request to approve or disapprove any Lease or Major Lease within five Business Days of Lender’s receipt thereof, Borrower may deliver to Lender a second request for consent stating in bold and capitalized that

“LENDER’S FAILURE TO RESPOND TO THE ENCLOSED REQUEST WITHIN TEN BUSINESS DAYS SHALL BE DEEMED LENDER’S APPROVAL.” In the event Lender fails to approve or disapprove such request within ten Business Days of Lender’s receipt of such second request, such request shall be deemed approved.

(c) Borrower shall (i) observe and punctually perform all the material obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) enforce all of the material terms, covenants and conditions contained in the Leases on the part of the lessee thereunder to be observed or performed in a commercially reasonable manner, short of termination thereof (provided that, except in the case of a Major Lease, Borrower may terminate any Lease or accept a surrender by a Tenant of any Lease (A) upon a default by a Tenant under its Lease, but only in a commercially reasonable manner to preserve and protect the applicable Property, and (B) in connection with the exercise by a Tenant of any termination right expressly provided in the applicable Lease); (iii) not take any affirmative action to collect any of the rents thereunder more than one month in advance or, if despite Borrower’s efforts to prohibit such prepayments, Borrower shall receive payments of rent more than one month in advance, Borrower shall not disburse from the Qualified Operating Expense Account amounts in respect of such prepayments prior to the date on which such rents should have been paid (provided that this clause (iii) shall not be deemed to apply to security deposits and estimated additional rent amounts on account of operating expenses, tax and other escalations or pass-throughs) (iv) not execute any assignment of lessor’s interest in the Leases or associated rents other than the assignments of rents and leases under the Mortgages; and (v) not cancel or terminate any guarantee of any of the Major Leases without the prior written consent of Lender. Borrower shall deliver to each new Tenant a Tenant Notice upon execution of such Tenant’s Lease, and promptly thereafter deliver to Lender a copy thereof.

(d) Security deposits of Tenants under all Leases, whether held in cash or any other form, shall be held in accordance with Legal Requirements applicable thereto and the provisions of the applicable Leases. Borrower shall maintain books and records of sufficient detail to identify all security deposits of Tenants. During the continuance of an Event of Default, Borrower shall, upon Lender’s request, deposit with Lender in an Eligible Account pledged to Lender an amount equal to the aggregate security deposits of the Tenants (and any interest theretofore earned on such security deposits and actually received by Borrower) that Borrower had not returned to the applicable Tenants or applied in accordance with the terms of the applicable Lease.

(e) Borrower shall promptly deliver to Lender a copy of each written notice from a Tenant under any Major Lease claiming that Borrower is in default in the performance or observance of any of the material terms, covenants or conditions thereof to be performed or observed by Borrower.

5.8. Plan Assets, etc. Borrower will do, or cause to be done, all things necessary to ensure that it will not be deemed to hold Plan Assets at any time.

5.9. Further Assurances. Borrower shall, at Borrower’s sole cost and expense, from time to time as reasonably requested by Lender, execute, acknowledge, record, register, file and/or deliver to Lender such other instruments, agreements, certificates and documents

(including Uniform Commercial Code financing statements and amended or replacement mortgages) as Lender may reasonably request to evidence, confirm, perfect and maintain the Liens securing or intended to secure the obligations of Borrower and the rights of Lender under the Loan Documents or to facilitate a replacement of the Cash Management Bank pursuant to Section 3.1(c) or a bifurcation of the Note pursuant to Section 1.1(c) and/or 9.7(b) or a restructuring of the Loan pursuant to the Cooperation Agreement, in each case if requested by Lender, and do and execute all such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents as Lender shall reasonably request from time to time; provided the same shall not alter the terms and provisions of the Loan Documents except as provided in the applicable Section of this Agreement or the Cooperation Agreement, as applicable. Upon foreclosure of the Collateral, the appointment of a receiver for the Collateral or any other similar action, Borrower shall, at its sole cost and expense, cooperate fully and completely to effect the assignment or transfer of any license, permit, agreement or any other right necessary or useful to the operation of the Collateral. Borrower hereby authorizes and appoints Lender as its attorney-in-fact, solely during the continuance of an Event of Default, to execute, acknowledge, record, register and/or file such instruments, agreements, certificates and documents, and to do and execute such acts, conveyances and assurances, should Borrower fail to do so itself in violation of this Agreement or the other Loan Documents following written request from Lender, in each case without the signature of Borrower. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term of this Agreement. Borrower hereby ratifies all actions that such attorney shall lawfully take or cause to be taken in accordance with this Section 5.9.

5.10. Management of Collateral.

(a) Each Property shall be managed at all times by an Approved Property Manager pursuant to an Approved Management Agreement. Pursuant to the Subordination of Property Management Agreement or Agreements, each Approved Property Manager shall agree that its Approved Management Agreement and all fees thereunder (including any incentive fees) are subject and subordinate to the Indebtedness. Borrower may from time to time appoint an Approved Property Manager to manage the applicable Property pursuant to an Approved Management Agreement, and such successor manager shall execute for Lender’s benefit a Subordination of Property Management Agreement in the form of the Subordination of Property Management Agreement in effect on the Closing Date or in such other form as shall be reasonably satisfactory to Lender. The aggregate per annum fees payable by Borrower to the Approved Property Manager (including any incentive fees), whether pursuant to the Approved Management Agreement or otherwise, shall not, at any time, exceed 4% of the gross Revenues of the Properties for the then most recently concluded Test Period.

(b) Borrower shall cause each Approved Property Manager (including any successor Approved Property Manager) to maintain at all times worker’s compensation insurance as required by Governmental Authorities.

(c) During the continuance of an Event of Default that has not been waived by Lender in writing, or a material default by an Approved Property Manager under an Approved Management Agreement after the expiration of any applicable cure period or upon the filing of a bankruptcy petition or the occurrence of a similar event with respect to an Approved Property Manager, Lender may, in its sole discretion, require Borrower to terminate the Approved Management Agreement and engage an Approved Property Manager selected by Lender in Lender’s sole discretion.

5.11. Notice of Material Event. Borrower shall give Lender prompt notice (containing reasonable detail) of (i) any material change in the financial or physical condition of any Property, as reasonably determined by Borrower, including the termination or cancellation of any Major Lease (or the addition or closure of any anchor Tenant) and the termination or cancellation of terrorism or other insurance required by this Agreement, (ii) any notice from the Approved Property Manager, to the extent such notice relates to a matter that could reasonably be expected to result in a Property Material Adverse Effect or a Portfolio Material Adverse Effect, (iii) any litigation or governmental proceedings pending or threatened in writing against Borrower or any Property that could reasonably be expected to result in a Property Material Adverse Effect or a Portfolio Material Adverse Effect, (iv) the insolvency or bankruptcy filing of Borrower, Borrower’s Single-Purpose Equityholder (if applicable), Sponsor or any Person that Controls Sponsor and (v) any other circumstance or event that could reasonably be expected to result in a Property Material Adverse Effect or a Portfolio Material Adverse Effect.

5.12. Annual Financial Statements. As soon as available, and in any event within 90 days after the close of each Fiscal Year, Borrower shall furnish to Lender, in an Excel spreadsheet file in electronic format, or, in the case of predominantly text documents, in Adobe pdf format, an audited or unaudited combined balance sheet of Borrower (including no Persons other than those that comprise Borrower), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Properties on a combined basis for such Fiscal Year and, if the foregoing are not audited, Borrower shall deliver or cause to be delivered to Lender a review prepared in accordance with AICPA standards by a certified public accounting firm satisfactory to Lender, within 120 days after the close of each Fiscal Year. In the event that the financial statements required pursuant to this Section are audited, the audit shall be performed by a “Big Four” accounting firm (or such other accounting firm approved by Lender), and such accounting firm shall issue an opinion to the effect that such financial statements have been prepared based on GAAP principles applied on a consistent basis and shall not be qualified as to the scope of the audit. Together with Borrower’s annual financial statements, Borrower shall furnish to Lender, in an Excel spreadsheet file in electronic format or, in the case of predominantly text documents, in Adobe pdf format such other information as Lender shall reasonably request, provided such information is readily available to Borrower or its affiliates and can be furnished to Lender without material expense to Borrower, and the furnishing thereof is not prohibited by law or any confidentiality obligation to which Borrower is subject.

5.13. Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each Fiscal Quarter (including year-end), Borrower shall furnish to Lender, in an Excel spreadsheet file in electronic format or, in the case of predominantly text documents, in Adobe pdf format, quarterly and year-to-date unaudited financial statements prepared for such fiscal quarter with respect to Borrower, including a balance sheet and operating statement as of the end of such Fiscal Quarter, together with related statements of income and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ending with such Fiscal Quarter, which statements shall be accompanied by an Officer’s Certificate certifying that the same are true, correct and complete and were prepared based on GAAP principles applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments. Each such quarterly report shall be accompanied by the following, in an Excel spreadsheet file in electronic format or, in the case of predominantly text documents, in Adobe pdf format:

(i) a statement in reasonable detail that calculates Net Operating Income for each of the Fiscal Quarters in the Test Period ending in such Fiscal Quarter, in the case of each such Fiscal Quarter, ending at the end thereof;

(ii) at Lender’s written request, copies of each of the Leases signed during such Fiscal Quarter;

(iii) then current rent roll and Tenant sales reports for the Properties, to the extent such sales reports are in the possession of Borrower or are otherwise required to be provided by the applicable Tenant pursuant to the terms of its Lease and Borrower is not prohibited from disclosing the same pursuant to any provisions of the applicable Lease or any other agreement entered into by Borrower (Borrower agreeing that it shall not enter into agreements to keep such sales reports confidential solely for the purpose of restricting Lender’s access thereto); and

(iv) such other information as Lender shall reasonably request, provided such information is readily available to Borrower or its affiliates, can be furnished to Lender without material expense to Borrower and the furnishing thereof is not prohibited by law or any confidentiality obligation to which Borrower is subject.

5.14. Monthly Financial Statements. Until the earlier of (i) the occurrence of a Securitization and (ii) the one-year anniversary of the Closing Date, and during the continuance of a Trigger Period or an Event of Default (or, in the case of item (ii) below, at all times), upon Lender’s written request, Borrower shall furnish within 30 days after the end of each calendar month (other than the calendar month immediately following the final calendar month of any Fiscal Year or Fiscal Quarter), in an Excel spreadsheet file in electronic format or, in the case of predominantly text documents, in Adobe pdf format, monthly and year-to-date unaudited financial statements prepared for the applicable month with respect to Borrower, including a balance sheet and operating statement as of the end of such month, together with related statements of income and cash flows for such month and for the portion of the Fiscal Year ending with such month, which statements shall be accompanied by an Officer’s Certificate certifying that the same are true, correct and complete and were prepared in based on GAAP principles applied on a consistent basis, subject to changes resulting from audit and normal yearend audit adjustments. Each such monthly report shall be accompanied by the following:

(i) then current rent roll and Tenant sales reports for the Properties, to the extent such sales reports are in the possession of Borrower or are otherwise required to be provided by the applicable Tenant pursuant to the terms of its Lease and Borrower is not prohibited from disclosing the same pursuant to any provisions of the applicable Lease or any other agreement entered into by Borrower (Borrower agreeing that it shall not enter into agreements to keep such sales reports confidential solely for the purpose of restricting Lender’s access thereto); and

(ii) such other information as Lender shall reasonably request, provided such information is readily available to Borrower or its affiliates, can be furnished to Lender without material expense to Borrower and the furnishing thereof is not prohibited by law or any confidentiality obligation to which Borrower is subject.

5.15. Insurance.

(a) Borrower shall obtain and maintain with respect to the Properties, for the mutual benefit of Borrower and Lender at all times, the following policies of insurance:

(i) insurance against loss or damage by standard perils included within the classification “All Risks Special Form Cause of Loss” (including coverage for damage caused by windstorm and hail). Such insurance shall (A) be in an amount equal to the full replacement cost of the Properties and fixtures (without deduction for physical depreciation); (B) have deductibles acceptable to Lender (but in any event not in excess of $50,000, except in the case of windstorm and earthquake coverage, which shall have deductibles not in excess of 5% of the total insurable value of the Property); (C) be paid annually in advance; (D) contain a “Replacement Cost Endorsement” with a waiver of depreciation and an “Agreed Upon Amount Endorsement” waiving all coinsurance provisions; and (E) include an ordinance or law coverage endorsement containing Coverage A: “Loss Due to Operation of Law” (with a limit equal to replacement cost), Coverage B: “Demolition Cost” and Coverage C: “Increased Cost of Construction” coverages each with limits of no less than 10% of replacement cost or such lesser amounts as Lender may require in its sole discretion. If such insurance excludes mold, then Borrower shall implement a mold prevention program reasonably satisfactory to Lender;

(ii) flood insurance if the Property is located in a “100 Year Flood Plain”, “special flood hazard area” (including Zones A and V) or other area with a high degree of flood risk in an amount equal to the maximum limit of coverage available from FEMA/FIA, plus such excess limits reasonably requested by Lender, with a deductible not in excess of $25,000;

(iii) commercial general liability insurance, including broad form coverage of property damage, blanket contractual liability and personal injury (including death resulting therefrom), to be on the so-called “occurrence” form containing minimum limits per occurrence of not less than $1,000,000 with not less than a $2,000,000 general aggregate for any policy year (with a per location aggregate if the Properties are on a blanket policy). In addition, at least

$100,000,000 excess and/or umbrella liability insurance shall be obtained and maintained for any and all claims, including all legal liability imposed upon Borrower and all related court costs and attorneys’ fees and disbursements;

(iv) rental loss and/or business interruption insurance covering all risks required to be covered by the insurance provided for herein, including but not limited to, clauses (i), (ii), (v), (vii), (viii) and (ix)5.15(a)(i) of this Section 5.15(a), and covering the 18 month period commencing on the date of any Casualty or Condemnation, and containing an extended period of indemnity endorsement covering the 12 month period commencing on the date on which the applicable Property has been restored, as reasonably determined by the applicable insurer (even if the policy will expire prior to the end of such period). The amount of such insurance shall be increased from time to time as and when the gross revenues from such Property increase;

(v) insurance against loss or damage from (A) leakage of sprinkler systems, if not provided by the policy required by Section 5.15(a)(i) and (B) explosion of steam boilers, air conditioning equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in any of the improvements (without exclusion for explosions) and insurance against loss of occupancy or use arising from any breakdown, in such amounts as are generally available and are generally required by institutional lenders for properties comparable to the Properties;

(vi) worker’s compensation insurance with respect to all employees of Borrower as and to the extent required by any Governmental Authority or Legal Requirement and employer’s liability coverage of at least $1,000,000 (if applicable);

(vii) during any period of repair or restoration, and only if the property and liability coverage forms do not otherwise apply, owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the insurance provided for in Section 5.15(a)(iii). The insurance provided for in Section 5.15(a) shall (1) be written in a so-called builder’s risk completed value form or equivalent coverage, including coverage for 100% of the total costs of construction on a non-reporting basis and against all risks insured against pursuant to clauses (i), (ii), (iv), (v), (viii) and (ix) of Section 5.15(a), (2) shall include permission to occupy the Property, and (3) shall contain an agreed amount endorsement waiving co-insurance provisions;

(viii) if required by Lender, earthquake insurance (A) with minimum coverage equivalent to the greater of 1.0x SUL (scenario upper loss) and 1.5x SEL (scenario expected loss) multiplied by the full replacement cost of the building plus business income, (B) having a deductible approved by Lender (but in any event not be in excess of 5% of the total insurable value of such Property), and (C) if the Property is legally nonconforming under applicable zoning ordinances and codes, containing ordinance of law coverage in amounts as reasonably required by Lender;

(ix) so long as the Terrorism Risk Insurance Program Reauthorization Act of 2007 (“TRIPRA”) or a similar or subsequent statute is in effect, terrorism insurance for foreign and domestic acts (as such terms are defined in TRIPRA or similar or subsequent statute) in an amount equal to the full replacement cost of the Properties (plus twelve months of business interruption coverage). If TRIPRA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required by the preceding sentence, but in such event Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required hereunder on a stand-alone basis (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, Borrower shall purchase the maximum amount of terrorism insurance available with funds equal to such amount;

(x) motor vehicle liability coverage for all owned and non owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000.00 (if applicable);

(xi) the Closing Date Environmental Policy or a policy in replacement thereof providing no less coverage for the Property in scope or amount than provided by the Closing Date Environmental Policy (as applicable, the “Environmental Policy”); and

(xii) such other insurance as may from time to time be reasonably requested by Lender.

(b) All policies of insurance (the “Policies”) required pursuant to this Section 5.15 shall be issued by one or more primary insurers having a claims-paying ability of at least “A” or “A2” by each of the Rating Agencies (or in the case of FM Global, is rated at least “A- or its equivalent by any of S&P, Moody’s or Fitch), or by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with carriers having such claims-paying ability ratings (provided that the first layers of coverage are from carriers rated at least “A” or “A2” and all such carriers shall have claims-paying ability ratings of not less than “BBB+” or “Baa1”). Notwithstanding anything to the contrary herein, for purposes of determining whether the insurer ratings requirements set forth above have been satisfied, (1) any insurer that is not rated by Fitch will be regarded as having a Fitch rating that is the equivalent of the rating given to such insurer by any of Moody’s and S&P that does rate such insurer (or, if both such rating agencies rate such insurer, the lower of the two ratings), and (2) any insurer that is not rated by Moody’s will be regarded as having a Moody’s rating of “Baa1” or better if it is rated “A-” or better by S&P and will be regarded as having a Moody’s rating of “A2” or better if it is rated “A+” or better by S&P.

(c) All Policies required pursuant to this Section 5.15:

(i) shall contain deductibles that, in addition to complying with any other requirements expressly set forth in Section 5.15(a), are approved by Lender (such approval not to be unreasonably withheld, delayed or conditioned, but subject to the requirements of each Rating Agency) and are no larger than is customary for similar policies covering similar properties in the geographic market in which the Property is located, but in any event are not in excess of $50,000 (except in the case of windstorm and earthquake coverage, which shall have deductibles not in excess of 5% of the total insurable value of the Property);

(ii) shall be maintained throughout the term of the Loan without cost to Lender and shall name Borrower as the named insured;

(iii) with respect to casualty and rental or business interruption insurance policies, shall contain a standard noncontributory mortgagee clause naming Lender and its successors and assigns as their interests may appear as first mortgagee and loss payee;

(iv) with respect to liability policies, shall name Lender and its successors and assigns as their interests may appear as additional insureds;

(v) with respect to casualty and rental or business interruption insurance policies, shall contain an endorsement providing that neither Borrower nor Lender nor any other party shall be a co-insurer under said Policies;

(vi) with respect to casualty and rental or business interruption insurance policies, shall contain an endorsement providing that Lender shall receive at least 30 days’ prior written notice of any modification, reduction or cancellation thereof;

(vii) with respect to casualty and rental or business interruption insurance policies, shall contain an endorsement providing that no act or negligence of Borrower or of a Tenant or other occupant or any foreclosure or other proceeding or notice of sale relating to the Property shall affect the validity or enforceability of the insurance insofar as a mortgagee is concerned;

(viii) shall provide that Lender shall not be liable for any insurance premiums thereon or subject to any assessments thereunder;

(ix) shall contain a waiver of subrogation against Lender, as applicable;

(x) may be in the form of a blanket policy, provided that Borrower shall provide evidence satisfactory to Lender that the insurance premiums for the Properties are separately allocated under such Policy to the Properties and that (i)

payment of such allocated amount shall maintain the effectiveness of such Policy as to the Properties notwithstanding the failure of payment of any other portion of premiums, and (ii) overall insurance limits will under no circumstance limit the amount that will be paid in respect of the Properties, and provided further that any such blanket policy specifically shall specifically allocate to each Property the amount of coverage from time to time required hereunder or shall otherwise provide the same protection as would a separate Policy in Lender’s discretion, subject to review and approval by Lender based on the schedule of locations and values; and

(xi) shall otherwise be reasonably satisfactory in form and substance to Lender and shall contain such other provisions as Lender deems reasonably necessary or desirable to protect its interests.

(d) Borrower shall pay the premiums for all Policies as the same become due and payable. Complete copies of such Policies, certified as true and correct by Borrower, shall be delivered to Lender promptly upon request. Borrower shall deliver to Lender, no less than 10 days prior to the expiration date of each Policy, evidence, reasonably satisfactory to Lender, of its renewal (which may be in the form of a certificate of insurance). Borrower shall promptly forward to Lender a copy of each written notice received by Borrower of any modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies. Within 30 days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices, and the like.

(e) Borrower shall not procure any other insurance coverage that would be on the same level of payment as the Policies or would adversely impact in any way the ability of Lender or Borrower to collect any proceeds under any of the Policies. If at any time Lender is not in receipt of written evidence that all Policies are in full force and effect when and as required hereunder, and Borrower fails to furnish such written evidence within five Business Days after its receipt of written request therefor, then Lender shall have the right to take such action as Lender deems necessary to protect its interest in the Properties, including the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate (but limited to the coverages and amounts required hereunder). All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, and shall bear interest at the Default Rate.

(f) In the event of foreclosure of one or more of the Mortgages or other transfer of title to one or more of the Properties in extinguishment in whole or in part of the Indebtedness, all right, title and interest of Borrower in and to the Policies then in force with respect to such Properties and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or in Lender or other transferee in the event of such other transfer of title.]

5.16. Casualty and Condemnation.

(a) Borrower shall give prompt notice to Lender of any Casualty or Condemnation or of the actual or threatened commencement of proceedings that would result in a Condemnation.

(b) Lender may participate in any proceedings for any taking by any public or quasi-public authority accomplished through a Condemnation or any transfer made in lieu of or in anticipation of a Condemnation, to the extent permitted by law. Upon Lender’s request, Borrower shall deliver to Lender all instruments reasonably requested by it to permit such participation. Borrower shall, at its sole cost and expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Borrower shall not consent or agree to a Condemnation or action in lieu thereof without the prior written consent of Lender in each instance, which consent shall not be unreasonably withheld or delayed in the case of a taking of an immaterial portion of any Property.

(c) Lender may (x) jointly with Borrower settle and adjust any claims, (y) during the continuance of an Event of Default, settle and adjust any claims without the consent or cooperation of Borrower, or (z) allow Borrower to settle and adjust any claims; except that if no Event of Default is continuing, Borrower may settle and adjust claims aggregating not in excess of the Restoration Threshold if such settlement or adjustment is carried out in a competent and timely manner, but Lender shall be entitled to collect and receive (as set forth below) any and all Loss Proceeds. The reasonable expenses incurred by Lender in the adjustment and collection of Loss Proceeds shall become part of the Indebtedness and shall be reimbursed by Borrower to Lender upon demand therefor.

(d) Except as provided in clause (A) of the next succeeding sentence, all Loss Proceeds from any Casualty or Condemnation shall be immediately deposited into the Loss Proceeds Account (monthly rental loss/business interruption proceeds to be initially deposited into the Loss Proceeds Account and subsequently deposited into the Cash Management Account in installments as and when the lost rental income covered by such proceeds would have been payable). Provided no Event of Default is continuing, if the Loss Proceeds in respect of a particular Casualty or Condemnation are not in excess of the Restoration Threshold and the costs of completing the restoration of such Property are, in the reasonable determination of Lender, not in excess of the Restoration Threshold, (A) if the Loss Proceeds are paid by the insurance company directly to Borrower, the same may be retained by Borrower and shall be applied to the cost of restoring, repairing, replacing or rebuilding such Property or part thereof subject to the Casualty or Condemnation in the manner set forth below or (B) if the Loss Proceeds are paid by the insurance company to Lender, the same shall be disbursed by Lender to Borrower, subject to the conditions to disbursement set forth below. If, at any Property, a Condemnation or Casualty occurs as to which the Loss Proceeds or, in the reasonable determination of Lender, the costs of completing the restoration of such Property are in excess of the Restoration Threshold and, in the reasonable judgment of Lender:

(i) in the case of a Casualty, (A) the cost of restoration would not exceed 30% of the applicable Allocated Loan Amount and (B) the Casualty does not render untenantable, or result in the cancellation of Leases covering, more than 25% of the gross rentable area of such Property, or result in cancellation of Leases covering more than 25% of the base contractual rental revenue of such Property;

(ii) in the case of a Condemnation, the Condemnation does not render untenantable, or result in the cancellation of Leases covering, more than 15% of the gross rentable area of such Property;

(iii) restoration of such Property is reasonably expected to be completed prior to the expiration of rental interruption insurance and at least six months prior to the Maturity Date;

(iv) (after such restoration, the fair market value of the Property is reasonably expected to equal at least the fair market value of such Property immediately prior to such Condemnation or Casualty (assuming the affected portion of such Property is relet); and

(v) all necessary approvals and consents from Governmental Authorities will be obtained to allow the rebuilding and re-occupancy of the Property;

or if Lender otherwise elects to allow Borrower to restore such Property, then, provided no Event of Default is continuing, the Loss Proceeds after receipt thereof by Lender and reimbursement of any reasonable expenses incurred by Lender in connection therewith shall be applied to the cost of restoring, repairing, replacing or rebuilding such Property or part thereof subject to the Casualty or Condemnation, in the manner set forth below. In any case in which the Borrower is required or permitted to restore, repair, replace or rebuild a Property pursuant to this Section 5.16, Borrower shall commence, as promptly and diligently as practicable, to prosecute such restoring, repairing, replacing or rebuilding in a workmanlike fashion and in accordance with applicable law to cause the applicable Property to be of substantially the same character as immediately prior to the Condemnation or Casualty, all in accordance with the terms hereof applicable to Alterations and regardless of whether Loss Proceeds are sufficient therefor (but subject to Lender making the same available, it being agreed that Borrower shall have no obligation to proceed with any such restoring, repairing, replacing or rebuilding if applicable Loss Proceeds have been received by Lender but have not been made available to Borrower). Provided that no Event of Default shall have occurred and be then continuing, Lender shall disburse to Borrower any Loss Proceeds required to be so disbursed pursuant to this Section 5.16 upon Lender’s being furnished with (i) evidence reasonably satisfactory to it of the estimated cost of completion of the restoration, (ii) funds, or assurances reasonably satisfactory to Lender that such funds are available and sufficient in addition to any remaining Loss Proceeds, to complete the proposed restoration (including for any reasonable costs and expenses of Lender to be incurred in administering such restoration) and for payment of the Indebtedness as it becomes due and payable during the restoration, and (iii) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey and such other evidences of cost, payment and performance as Lender may reasonably request; and Lender may, in any event, require that all plans and specifications for restoration reasonably estimated by Lender to exceed the Restoration Threshold be submitted to and approved by Lender prior to commencement of work (which approval shall not be unreasonably withheld). If Lender reasonably estimates that the cost to restore will exceed the Restoration Threshold, Lender may retain a local construction consultant to inspect such work and review Borrower’s request for payments and Borrower shall, on demand by Lender, reimburse Lender for the reasonable fees and expenses of such consultant (which fees and expenses shall constitute Indebtedness). No payment shall exceed 90% of the value of the work performed from time to time until such time as 50% of the restoration (calculated based on the anticipated aggregate cost of the work) has been completed, and amounts retained prior to completion of 50% of the restoration shall not be paid prior to the final completion of the restoration. Funds other than Loss Proceeds shall be disbursed prior to disbursement of such Loss Proceeds, and at all times the undisbursed balance of such proceeds remaining in the Loss Proceeds Account, together with any additional funds irrevocably and unconditionally deposited therein or irrevocably and unconditionally committed for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the restoration free and clear of all Liens or claims for Lien. Provided no Event of Default is continuing, the excess, if any, of any Loss Proceeds remaining on deposit with Lender after the restoration, repair, replacement and/or rebuilding of the applicable Property has been completed in accordance with the provisions of this Section 5.16, as reasonably determined by Lender, and after Lender has received evidence reasonably satisfactory to Lender that all costs incurred in connection with such restoration, repair, replacement and/or rebuilding have been paid in full shall be deposited in the Cash Management Account and applied in accordance with the Cash Management Agreement as if the same were Revenues.

(e) Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Loss Proceeds lawfully or equitably payable to Lender in connection with the Properties. Lender shall be reimbursed for any expenses reasonably incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and, if reasonably necessary to collect such proceeds, the expense of an Appraisal on behalf of Lender) out of such Loss Proceeds or, if insufficient for such purpose, by Borrower. Borrower hereby irrevocably constitutes and appoints Lender, solely during the continuance of an Event of Default, as the attorney-in-fact of Borrower for matters in excess of the Restoration Threshold with respect to any Property, with full power of substitution, subject to the terms of this Section 5.16, to settle for, collect and receive all Loss Proceeds and any other awards, damages, insurance proceeds, payments or other compensation from the parties or authorities making the same, to appear in and prosecute any proceedings therefor and to give receipts and acquittance therefor (which power of attorney shall be irrevocable so long as any of the Indebtedness is outstanding, shall be deemed coupled with an interest, and shall survive the voluntary or involuntary dissolution of Borrower).

(f) If Borrower is not entitled to apply Loss Proceeds toward the restoration of a Property pursuant to Section 5.16(d) and Lender elects not to permit such Loss Proceeds to be so applied, such Loss Proceeds shall be applied on the first Payment Date following such election to the prepayment of the Loan and shall be accompanied by interest through the end of the applicable Interest Accrual Period (calculated as if the amount prepaid were outstanding for the entire Interest Accrual Period). Upon any prepayment pursuant to this Section 5.16(f), the Allocated Loan Amount for the Property with respect to which such Loss Proceeds are paid shall be reduced in an amount equal to the principal of the Loan so prepaid. If any Loss Proceeds to be applied as a prepayment pursuant to this Section 5.16(f) shall be equal to or greater than 60% of the Release Price in respect of the applicable Property, Borrower shall have the right, regardless of any restrictions contained in this Agreement, to pay to Lender, in addition to such Loss Proceeds, the amount by which the Release Price exceeds such Loss Proceeds, and the Loss Proceeds and such additional payment shall be applied by Lender as a prepayment of the Loan (and Lender shall release the applicable Property from the Lien of the Mortgage thereon and related Loan Documents). Any prepayment pursuant to this Section 5.16(f) shall be made pursuant to, and in accordance with, Section 2.1 and, as provided in Section 2.1, (i) shall not be subject to any Prepayment Fee (unless an Event of Default is continuing) and (ii) if the Note has been bifurcated into multiple Notes or Note Components pursuant to Section 1.1(c), shall be applied to the Notes or Note Components in ascending order of interest rate (i.e., first to the Note or Note Component with the lowest Component Spread until its outstanding principal balance has been reduced to zero, then to the Note or Note Component with the second lowest Component Spread until its outstanding principal balance has been reduced to zero, and so on) or in such other order as Lender shall determine.

(g) Notwithstanding anything in this Section 5.16 that would permit the application of Loss Proceeds to the restoration of the applicable Property, if immediately following a release of any portion of the applicable Property from the Lien of the Loan Documents in connection with a Casualty or Condemnation (but taking into account any proposed restoration on the remaining Property) the Loan would fail to satisfy a Lender 80% Determination, then so much of the Loss Proceeds as are necessary to cause the Lender 80% Determination to be satisfied shall be applied to the repayment of the Loan in accordance with Section 5.16(f); provided, however, if the aggregate Loss Proceeds are insufficient for such purpose, then the full amount of such Loss Proceeds shall be applied toward the repayment of the Loan pursuant to Section 5.16(f). Any prepayment made pursuant to this Section 5.16(g) shall be made pursuant to, and in accordance with, Section 2.1.

5.17. Annual Budget. Within 30 days following the commencement of each Fiscal Year during the term of the Loan, Borrower shall deliver to Lender, for informational purposes only, an Annual Budget for such Fiscal Year and, promptly after preparation thereof, any subsequent revisions to the Annual Budget. In addition, Borrower shall deliver to Lender an Annual Budget for the then-current Fiscal Year within 30 days after the commencement of any Trigger Period or Event of Default (provided that, in the case of an Event of Default, the same has not been waived within such 30 day period), which Annual Budget and any revisions thereto shall be subject to Lender’s approval, which shall not be unreasonably withheld (the Annual Budget, as so approved, the “Approved Annual Budget”); provided, however, that Borrower shall not amend any Approved Annual Budget more than once in any 60-day period. For so long as Lender shall withhold its consent to any Annual Budget or any revisions thereto, the Annual Budget in effect prior to any such request for approval shall remain in effect. Without the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed, during the continuance of a Trigger Period, Borrower shall not make any expenditures that are not Budgeted Operating Expenses. If Lender shall fail to respond to Borrower’s request to approve or disapprove any Annual Budget or expenditure that is not a Budgeted Operating Expenses within five Business Days of Lender’s receipt thereof, Borrower may deliver to Lender a second request for consent stating in bold and capitalized that “LENDER’S FAILURE TO RESPOND TO THE ENCLOSED REQUEST WITHIN TEN BUSINESS DAYS SHALL BE DEEMED

LENDER’S APPROVAL.” In the event Lender fails to approve or disapprove such request within ten Business Days of Lender’s receipt of such second request, such request shall be deemed approved.

5.18. Nonbinding Consultation. Lender shall have the right to consult with and advise Borrower regarding significant business activities and business and financial developments of Borrower, provided that any such advice or consultation or the result thereof shall be completely nonbinding on Borrower.

5.19. Compliance with Material Agreements. Borrower covenants and agrees as follows:

(i) Borrower shall comply with all material terms, conditions and covenants of each Material Agreement, including any reciprocal easement agreement, any declaration of covenants, conditions and restrictions, and any condominium arrangements in all material respects.

(ii) Borrower shall promptly deliver to Lender a true, correct and complete copy of each and every notice of default received by Borrower with respect to any obligation of such Borrower under the provisions of any Material Agreement.

(iii) Borrower shall deliver to Lender copies of any written notices of default or event of default relating to any Material Agreement served by Borrower.

(iv) During the continuance of an Event of Default, Borrower shall not grant or withhold any material consent, approval or waiver under any Material Agreement without the prior written consent of Lender.

(v) Borrower shall deliver to each other party to any Material Agreement notice of the identity of Lender (in the case of any assignee of the initial Lender, only to the extent that Borrower is aware of the same) if such notice is required in order to protect Lender’s interest thereunder.

(vi) Borrower shall enforce the performance and observance of each and every material term, covenant and provision of each Material Agreements to be performed or observed by the other party thereto, if any.

5.20. Prohibited Persons. None of Borrower, Sponsor or any Person owning a direct or indirect beneficial interest in Borrower or Sponsor shall (i) knowingly conduct any business, or engage in any transaction or dealing, with any Embargoed Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of an Embargoed Person, or (ii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order 13224. Borrower shall deliver to Lender from time to time written certification or other evidence as may be reasonably requested by Lender, confirming that (x) none of Borrower, Sponsor nor, to Borrower’s knowledge, any

Person owning a direct or indirect beneficial interest in Borrower is an Embargoed Person and (y) none of Borrower, Sponsor or, to Borrower’s knowledge, any Person owning a direct or indirect beneficial interest in Borrower has knowingly engaged in any business, transaction or dealings with an Embargoed Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of an Embargoed Person.

ARTICLE VI

NEGATIVE COVENANTS

6.1. Liens on the Collateral. Neither Borrower nor, if applicable, any Single-Purpose Equityholder shall permit or suffer the existence of any Lien on any of its assets, other than Permitted Encumbrances.

6.2. Ownership. Borrower shall not own any assets other than the Properties and related personal property and fixtures located therein or used in connection therewith.

6.3. Transfer; Change of Control.

(a) Borrower shall not Transfer any Collateral other than in compliance with Article II and other than the replacement or other disposition of obsolete or non-useful personal property and fixtures in the ordinary course of business, and Borrower shall not hereafter file a declaration of condominium with respect to any of the Properties. No Prohibited Change of Control or Prohibited Pledge shall occur without the prior written consent of Lender.

(b) Notwithstanding anything to the contrary in this Agreement, Borrower may, without the consent of Lender, grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for access, water and sewer lines, telephone and telegraph lines, electric lines, telecommunications leases and other utilities, provided that no such grant shall impair the utility and operation of the affected Property or otherwise have a Property Material Adverse Effect. In connection with any such grant of easements, restrictions, covenants, reservations or rights of way, if requested by Borrower, and at Borrower’s sole cost and expense, Lender shall execute and deliver any instrument necessary, in form and substance reasonably acceptable to Lender, evidencing its consent to such grant and the subordination of the Lien of the Mortgage encumbering the affected Property to such easement, covenant, reservation or right of way, upon receipt by Lender of:

(i) 30 days’ prior written notice thereof;

(ii) a copy of the easement, covenant, reservation or right of way;

(iii) an Officer’s Certificate stating, the consideration, if any, being paid for any such easements, restrictions, covenants, reservations or right of way, and that the same will not have a Property Material Adverse Effect; and

(iv) reimbursement of all of Lender’s reasonable costs and expenses incurred in connection with such grant.

(c) Subject to Lender’s prior written consent, not to be unreasonably withheld, conditioned or delayed, Borrower shall be permitted to Transfer an immaterial portion of a Property to Governmental Authorities for dedication or public use, or to third parties for private use as roadways or for access, ingress or egress, and upon Borrower’s written request, and at Borrower’s sole cost and expense, Lender shall execute and deliver to Borrower documentation necessary to effectuate any such Transfer, provided that such documentation is in a form reasonably acceptable to the Lender. If Lender shall fail to respond to Borrower’s request to approve or disapprove any Transfer pursuant to this Section 6.3(c) within ten Business Days of Lender’s receipt thereof, together with all information reasonably necessary for Lender to properly evaluate such request, Borrower may deliver to Lender a second request for consent stating in bold and capitalized that “LENDER’S FAILURE TO RESPOND TO THE ENCLOSED REQUEST WITHIN TEN BUSINESS DAYS SHALL BE DEEMED LENDER’S APPROVAL.” In the event Lender fails to approve or disapprove such request within ten Business Days of Lender’s receipt of such second request, such request shall be deemed approved.

6.4. Debt; Contractual Indemnity Obligations. Borrower shall not have (i) any Debt, other than Permitted Debt, subject, in the case of involuntarily incurred Debt, to Borrower’ right to contest the same, so long as in connection with any such contest (i) no Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost a result of such contest, (ii) such contest shall suspend the collection of the contested amount and (iii) such contest could not reasonably be expected to otherwise result in a Property Material Adverse Effect, or (ii) any contractual indemnity obligations, except for contractual indemnity obligations entered into in the ordinary course of business in connection with the normal course of operation of the Property, including customary indemnities contained in Leases, the Approved Management Agreement and agreements entered into with contractors, subcontractors and materialmen performing services at the Property and the service agreement entered into with the Independent Directors of Borrower.

6.5. Dissolution; Merger or Consolidation. Neither Borrower nor, if applicable, any Single-Purpose Equityholder shall dissolve, terminate, liquidate, merge with or consolidate into another Person.

6.6. Change in Business. Borrower shall not make any material change in the scope or nature of its business objectives, purposes or operations or undertake or participate in activities other than the continuance of its present business.

6.7. Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any material claim or Debt owed to it by any Person, except for adequate consideration or in the ordinary course of its business and other than (i) termination of Leases in accordance with Section 5.7 and (ii) forgiveness in the ordinary course of Borrower’s business of rent in arrears in connection with a settlement with a Tenant under a Lease (provided that, in the case of a Major Lease, the amount of rent so forgiven is equal to or less than an aggregate amount equal to three month’s fixed rent under such Major Lease).

6.8. Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with any affiliate of Borrower, except (i) in connection with the Loan Documents, (ii) the Approved Management Agreement and (iii) any other transaction that is on terms that would be obtained in a comparable arm’s length transaction with an unrelated third party.

6.9. Misapplication of Funds. Borrower shall not (a) distribute any Revenues or Loss Proceeds in violation of the provisions of this Agreement (and shall promptly cause the reversal of any such distributions made in error of which Borrower becomes aware), (b) fail to remit amounts to the Cash Management Account as required by Section 3.1, or (c) misappropriate any security deposit or portion thereof.

6.10. Jurisdiction of Formation; Name. Borrower shall not change its jurisdiction of formation or name without receiving Lender’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) and promptly providing Lender such information and replacement Uniform Commercial Code financing statements and legal opinions as Lender may reasonably request in connection therewith.

6.11. Modifications and Waivers. Unless otherwise consented to in writing by Lender:

(i) Borrower shall not amend, modify, terminate, renew, or surrender any rights or remedies under any Lease, or enter into any Lease, except in compliance with Section 5.7;

(ii) Neither Borrower nor, if applicable, any Single-Purpose Equityholder shall terminate, amend or modify its organizational documents (including any operating agreement, limited partnership agreement, by-laws, certificate of formation, certificate of limited partnership or certificate of incorporation), except for (A) amendments or modifications (i) to cure any ambiguity or (ii) to convert or supplement any provision in a manner consistent with the intent of this Agreement and the organizational documents of Borrower; provided that (x) Borrower shall provide five Business Days’ prior written notice thereof to Lender and (y) no such amendment or modification shall affect Borrower or such Single-Purpose Equityholder’s status as a Single Purpose Entity (including any change to provisions relating to Independent Directors and so-called springing members) and (B) an amendment of Borrower’s certificate of formation in the form attached hereto as Exhibit D;

(iii) Borrower shall not terminate the Approved Management Agreement unless the same is replaced by a Replacement Management Agreement concurrently with such termination. Borrower shall not amend or modify the Approved Management Agreement without the prior written consent of Lender (which consent shall not be unreasonably withheld, provided that it shall be reasonable for Lender to withhold such consent if such amendment or modification (x) shall increase Borrower’s liability thereunder, (y) shall conflict with the terms of this Agreement, the Subordination of Management Agreement or any other Loan Document or (z) cause the terms thereof to not be commercially reasonable);

(iv) Borrower shall not (A) amend, modify, surrender, terminate or waive any material rights or remedies under any Material Agreement to the extent such amendment, modification, surrender, termination or waiver could reasonably be expected to have a Property Material Adverse Effect, (B) enter into any Material Agreement or (C) default in its obligations under any Material Agreement beyond any applicable notice, grace and cure periods set forth therein. If Lender shall fail to respond to Borrower’s request to approve or disapprove of Borrower entering into a new Material Agreement within ten Business Days of Lender’s receipt thereof, together with all information reasonably necessary for Lender to properly evaluate such request, Borrower may deliver to Lender a second request for consent stating in bold and capitalized that “LENDER’S FAILURE TO RESPOND TO THE ENCLOSED REQUEST WITHIN TEN BUSINESS DAYS SHALL BE DEEMED LENDER’S APPROVAL.” In the event Lender fails to approve or disapprove such request within ten Business Days of Lender’s receipt of such second request, such request shall be deemed approved. For the avoidance of doubt, the foregoing deemed approval shall not apply to clause (A) of this Section 6.11(iv); and

(v) Borrower shall not amend, modify or terminate any Ground Lease.

6.12. ERISA. (a) Borrower shall not maintain or contribute to, or agree to maintain or contribute to, or permit any ERISA Affiliate of Borrower to maintain or contribute to or agree to maintain or contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(b) Borrower shall not engage in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code, or substantially similar provisions under federal, state or local laws, rules or regulations or in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by Lender of any of its rights under the Notes, this Agreement, the Mortgages or any other Loan Document) to be a non-exempt prohibited transaction under such provisions (subject to the Loan not having been funded with Plan Assets).

(c) Borrower shall not have any material actual or contingent liability to any Person or Governmental Authority with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

6.13. Alterations and Expansions.

(a) During the continuance of any Trigger Period or Event of Default, Borrower shall not perform or contract to perform any capital improvements requiring Capital Expenditures that are not consistent with the Approved Annual Budget, except to the extent that (i) the performance of such capital improvements commenced prior to the Trigger Period or Event of Default, (ii) such capital improvements are required to prevent an imminent threat to the life or safety of Persons or prevent material damage to property or (iii) such capital improvements are required to be completed pursuant to a Lease. Borrower shall not perform, undertake, contract to perform or consent to any Material Alteration, except to the extent required to do so pursuant to a Lease, without the prior written consent of Lender, which consent (in the absence of an Event of Default) shall not be unreasonably withheld. If the unpaid cost of any such Material Alteration approved by Lender shall be, in Lender’s reasonable judgment, in excess of $3,000,000 or cause the aggregate cost of all Alterations ongoing at the Properties at such time to exceed 5% of the Principal Indebtedness, such consent may be conditioned on the delivery of additional collateral equal to such excess amount (any such excess amount, a “Material Alterations Deposit”).

(b) Any Material Alterations Deposit required by Lender hereunder shall be (i) in the form of (A) cash, (B) securities having a rating reasonably acceptable to Lender and in respect of which, at Lender’s option, the Rating Condition has been satisfied, (C) a completion and performance bond issued by a financial institution having a rating by S&P of not less than “A-1+” if the term of such bond is no longer than three months or, if such term is in excess of three months, issued by a financial institution having a rating that is reasonably acceptable to Lender and in respect of which, at Lender’s option, the Rating Condition has been satisfied, (D) a Letter of Credit (provided, however, that the aggregate amount of any Letters of Credit delivered to Lender under this Agreement shall not, at any one time, exceed an amount equal to 10% of the Principal Indebtedness, unless Borrower shall have delivered to Lender a nonconsolidation opinion substantially in the form of the Nonconsolidation Opinion, and otherwise reasonably acceptable to Lender, which takes into account all such Letters of Credit) or (E) a completion guaranty executed by Sponsor in favor of Lender pursuant to which Sponsor guarantees the payment of costs of the applicable Material Alterations in an amount equal to the required Material Alterations Deposit (such completion guaranty to be in form reasonably acceptable to Lender), (ii) reduced by any amounts to be paid or reimbursed by Tenants under the Leases with respect to the applicable Material Alteration and (iii) disbursed from time to time by Lender to Borrower for completion of the applicable Material Alterations upon the satisfaction of the following conditions: (1) Borrower shall submit a request for payment to Lender at least ten days prior to the date on which Borrower requests that such payment be made, which request for payment shall specify the Alterations for which payment is requested, (2) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall be continuing, and (3) such request shall be accompanied by an Officer’s Certificate (x) stating that the applicable portion of the Material Alterations to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, which Officer’s Certificate shall be accompanied by copies of paid invoices, (y) identifying each contractor that supplied materials or labor in connection with the applicable portion of the Alterations to be funded by the requested disbursement and (z) stating that each such contractor has been paid in full upon such disbursement. Each Material Alterations Deposit shall be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 6.13, shall constitute additional Collateral as security for the Indebtedness. Upon the completion of the Material Alterations in respect of which any Material Alterations Deposit is being held by Lender, Lender shall promptly return to Borrower any remaining portion of the Material Alterations Deposit upon the request of Borrower, provided that (I) on the date such request is received by Lender and on the date such disbursement is to be made, no Event of Default or Trigger Period shall be continuing, (II) such request shall be accompanied by an Officer’s Certificate stating that the Material Alterations have been fully completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, which Officer’s Certificate shall be accompanied by copies of paid invoices (to the extent not received by Lender in connection with prior disbursement requests) and stating that each contractor providing services in connection with the Material Alterations has been paid in full and (III) Borrower shall have delivered lien releases and waivers from any contractors performing the Material Alterations, to the extent the cost of the work performed by any such contractor with respect to such Material Alteration is in excess of the $250,000 in the aggregate (whether such amount was disbursed to such contractor in a lump sum or multiple installments). If Lender’s consent is requested hereunder with respect to a Material Alteration, Lender may retain a construction consultant to review such request and, if such request is granted, Lender may retain a construction consultant to inspect the work from time to time. Borrower shall, on written demand by Lender, reimburse Lender for the reasonable fees and disbursements of such consultant.

6.14. Advances and Investments. Borrower shall not lend money or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except for Permitted Investments.

6.15. Single-Purpose Entity. Borrower shall not cease to be a Single-Purpose Entity. Borrower shall not remove or replace any Independent Director without Cause and without providing at least two Business Days’ advance written notice thereof to Lender.

6.16. Zoning and Uses. Borrower shall not do any of the following, in each case, without the prior written consent of Lender, which shall not be unreasonably withheld, conditioned or delayed:

(i) initiate or support any limiting change in the permitted uses of any of the Properties (or to the extent applicable, zoning reclassification of any of the Properties), or any portion thereof, or seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to a Property, in each case, to the extent such action could be reasonably likely to result in a Property Material Adverse Effect;

(ii) use or permit the use of a Property in a manner that would result in the use of such Property becoming a nonconforming use under applicable land-use restrictions or zoning ordinances or that would violate the terms of any Lease, Material Agreement or Legal Requirement (and if under applicable zoning ordinances the use of all or any portion of any Property is a nonconforming use, Borrower shall not cause or permit such nonconforming use to be discontinued or abandoned without the express written consent of Lender, other than in any case in which such nonconforming use is discontinued as a result of the Tenant that conducted such use no longer occupying the applicable Property);

(iii) impose or consent to the imposition of any restrictive covenants, easements or encumbrances upon a Property in any manner that could be reasonably likely to result in a Property Material Adverse Effect;

(iv) execute or file any subdivision plat affecting any of the Properties, or institute, or permit the institution of, proceedings to alter any tax lot comprising any of the Properties; or

(v) permit or consent to any of the Properties being used by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement.

6.17. Waste. Borrower shall not commit or permit any Waste on any of the Properties, nor take any actions that might invalidate any insurance carried on any of the Properties (and Borrower shall promptly correct any such actions of which Borrower becomes aware).

ARTICLE VII

DEFAULTS

7.1. Event of Default. The occurrence of any one or more of the following events shall be, and shall constitute the commencement of, an “Event of Default” hereunder (any Event of Default that has occurred shall continue unless and until waived by Lender in writing in its sole discretion):

(a) Payment.

(i) Borrower shall default in the payment when due of any regularly scheduled principal or interest owing hereunder or under the Notes; or

(ii) Borrower shall default, and such default shall continue for at least five Business Days after notice to Borrower that such amounts are owing, in the payment when due of fees, expenses or other amounts owing hereunder, under the Notes or under any of the other Loan Documents (other than regularly scheduled payments of principal and interest owing hereunder or under the Note).

(b) Representations. Any representation made by Borrower in any of the Loan Documents, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect (or, with respect to any representation that itself contains a materiality qualifier, in any respect) as of the date such representation was made; provided, however, that if Borrower did not have actual knowledge at the time of such representation or warranty that such representation or warranty was false or misleading in any material respect and the same is susceptible of being cured, the same shall be an Event of Default hereunder only if the same is not cured within 30 days after written notice from Lender.

(c) Other Loan Documents. Any Loan Document shall fail to be in full force and effect or to convey the material Liens, rights, powers and privileges purported to be created thereby; or a default shall occur under any of the other Loan Documents beyond the expiration of any applicable cure period set forth therein with respect thereto (and if no specific reference is made therein to a default becoming an “Event of Default,” then the provisions of Section 7.1(m)

shall apply; provided, however, that nothing in this parenthetical shall be construed to create or extend any notice, grace or cure period for any default that would be contrary to the notice, grace or cure periods (or lack thereof) for such default as set forth in this Agreement).

(d) Bankruptcy, etc.

(i) Borrower or, if applicable, any Single-Purpose Equityholder shall commence a voluntary case concerning itself under Title 11 of the United States Code (as amended, modified, succeeded or replaced, from time to time, the “Bankruptcy Code”);

(ii) Borrower or, if applicable, any Single-Purpose Equityholder shall commence any other proceeding under any reorganization, arrangement, adjustment of debt, relief of creditors, dissolution, insolvency or similar law of any jurisdiction whether now or hereafter in effect relating to Borrower or such Single-Purpose Equityholder, or shall dissolve or otherwise cease to exist;

(iii) there is commenced against Borrower or, if applicable, any Single-Purpose Equityholder an involuntary case under the Bankruptcy Code, or any such other proceeding, which remains undismissed for a period of 90 days after commencement;

(iv) Borrower or, if applicable, any Single-Purpose Equityholder is adjudicated insolvent or bankrupt;

(v) Borrower or, if applicable, any Single-Purpose Equityholder suffers appointment of any custodian or the like for it or for any substantial portion of its property and such appointment continues unchanged or unstayed for a period of 90 days after commencement of such appointment;

(vi) Borrower or, if applicable, any Single-Purpose Equityholder makes a general assignment for the benefit of creditors; or

(vii) any action is taken by Borrower or, if applicable, any Single-Purpose Equityholder for the purpose of effecting any of the foregoing.

(e) Prohibited Change of Control.

(i) A Prohibited Change of Control shall occur; or

(ii) the failure to deliver any Nonconsolidation Opinion required pursuant to Section 2.2.

(f) Equity Pledge; Preferred Equity. Any direct or indirect equity interest in or right to distributions from Borrower shall be subject to a Lien in favor of any Person, or Borrower or any holder of a direct or indirect interest in Borrower shall issue preferred equity (or debt granting the holder thereof rights substantially similar to those generally associated with preferred equity); except that the following shall be permitted without the consent or approval of Lender:

(i) any pledge of direct and indirect equity interests in Operating Partnership;

(ii) any pledge of rights to distributions from Operating Partnership or any Person that owns direct or indirect equity interests in Operating Partnership; and

(iii) the issuance of preferred equity interests in Operating Partnership or any Person that owns direct or indirect equity interests in Operating Partnership.

Any act, action or state of affairs that would result in an Event of Default pursuant to this Section 7.1(f) shall be referred to in this Agreement as a “Prohibited Pledge”.

(g) Insurance. Borrower shall fail to maintain in full force and effect all Policies required hereunder.

(h) ERISA; Negative Covenants. A default shall occur in the due performance or observance by Borrower of any term, covenant or agreement contained in Section 5.8 or in Article VI; except that in the case of a default that can be cured through the payment of money, such default shall not constitute an Event of Default unless and until it shall remain uncured for 10 days after Borrower receives written notice thereof from Lender, and in the case of a non-monetary default susceptible of being cured, such default shall not constitute an Event of Default unless and until it remains uncured for 30 days after Borrower receives written notice thereof from Lender; provided, however, that in connection with any default under Section 6.15, Borrower’s cure thereof shall not be effective unless and until Borrower shall deliver to Lender a new non-consolidation opinion satisfactory to (A) prior to the occurrence of any Securitization of the Loan, Lender (Lender’s approval of any such non-consolidation opinion that is in substantially the form of the Nonconsolidation Opinion not to be unreasonably withheld), and (B) at any time following any Securitization or series of Securitizations of the Loan, each of the Rating Agencies rating such Securitization or Securitizations.

(i) Legal Requirements. If Borrower fails to cure properly any violations of Legal Requirements affecting all or any portion of any Property, which violations could result in a Property Material Adverse Effect or create an imminent threat to the life or safety of Persons or damage to property, within 30 days after Borrower first receives written notice of any such violations; provided, however, if any such violation is not cured within such 30 day period despite Borrower’s diligent efforts but is susceptible of being cured within 120 days after Borrower first receives written notice of such violation, then Borrower shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of 120 days after Borrower first receives written notice of such violation (and Borrower shall deliver with reasonable promptness written notice to Lender of its intention and ability to effect such cure prior to the expiration of such 120 day period).

(j) Note Components. If Borrower fails to execute any new Note as required pursuant to Section 1.1(c) and deliver the same to Lender within the five Business Day period provided for in such Section and such failure shall continue for two Business Days following receipt by Borrower of a written notice of such failure from Lender.

(k) Financial Statements. If Borrower fails to provide to Lender the financial statements specified in Sections 5.13 within the time period specified in such Section, such failure continues for 10 Business Days after Lender shall have delivered to Borrower written notice of such failure, and Lender thereafter delivers a subsequent written notice to Borrower that such failure constitutes an Event of Default prior to delivery of such financial statements by Borrower to Lender.

(l) Ground Lease. If any Ground Lease shall terminate as a result of a default by Borrower thereunder.

(m) Other Covenants. A default shall occur in the due performance or observance by Borrower of any term, covenant or agreement (other than those referred to in any other subsection of this Section 7.1) contained in this Agreement or in any of the other Loan Documents, except that in the case of a default that can be cured by the payment of money, such default shall not constitute an Event of Default unless and until it shall remain uncured for 10 days after Borrower receives written notice thereof from Lender; and in the case of a default that cannot be cured by the payment of money but is susceptible of being cured within 30 days, such default shall not constitute an Event of Default unless and until it remains uncured for 30 days after Borrower receives written notice thereof from Lender (and Borrower shall deliver with reasonable promptness written notice to Lender of its intention and ability to effect such cure within such 30 day period); and if such non-monetary default is not cured within such 30 day period despite Borrower’s diligent efforts but is susceptible of being cured within 120 days of Borrower’s receipt of Lender’s original notice, then Borrower shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of 120 days from Borrower’s receipt of Lender’s original notice (and Borrower shall deliver with reasonable promptness written notice to Lender of its intention and ability to effect such cure prior to the expiration of such 120 day period).

7.2. Remedies.

(a) During the continuance of an Event of Default, Lender may by written notice to Borrower, in addition to any other rights or remedies available pursuant to this Agreement, the Notes, the Mortgages and the other Loan Documents, at law or in equity, declare by written notice to Borrower all or any portion of the Indebtedness to be immediately due and payable, whereupon all or such portion of the Indebtedness shall so become due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Collateral (including all rights or remedies available at law or in equity); provided, however, that, notwithstanding the foregoing, if an Event of Default specified in paragraph 7.1(d) shall occur, then the Indebtedness shall immediately become due and payable without the giving of any notice or other action by Lender. Any actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth in this Agreement or in the other Loan Documents.

(b) If Lender forecloses on any of the Properties, Lender shall apply all net proceeds of such foreclosure to repay the Indebtedness, the Indebtedness shall be reduced to the extent of such net proceeds and the remaining portion of the Indebtedness shall remain outstanding and secured by the Properties and the other Loan Documents, it being understood and agreed by Borrower that Borrower is liable for the repayment of all the Indebtedness; provided, however, that at the election of Lender, the Notes shall be deemed to have been accelerated only to the extent of the net proceeds actually received by Lender with respect to the Properties and applied in reduction of the Indebtedness.

(c) During the continuance of any Event of Default (including an Event of Default resulting from a failure to satisfy the insurance requirements specified herein), Lender may, but without any obligation to do so and without notice to or demand on Borrower, except to the extent expressly required hereunder, and without releasing Borrower from any obligation hereunder, take any action to cure such Event of Default. Lender may enter upon any or all of the Properties upon reasonable notice to Borrower for such purposes or appear in, defend, or bring any action or proceeding to protect its interest in the Collateral or to foreclose the Mortgages or collect the Indebtedness. The costs and expenses incurred by Lender in exercising rights under this paragraph (including reasonable attorneys’ fees), with interest at the Default Rate for the period after notice from Lender that such costs or expenses were incurred to the date of payment to Lender, shall constitute a portion of the Indebtedness, shall be secured by the Mortgages and other Loan Documents and shall be due and payable to Lender upon demand therefor.

(d) Interest shall accrue on any judgment obtained by Lender in connection with its enforcement of the Loan at a rate of interest equal to the Default Rate.

7.3. No Waiver. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed by Lender to be expedient. A waiver of any Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon.

7.4. Application of Payments after an Event of Default. Notwithstanding anything to the contrary contained herein, during the continuance of an Event of Default, all amounts received by Lender in respect of the Loan shall be applied at Lender’s sole discretion either toward the components of the Indebtedness (e.g., Lender’s expenses in enforcing the Loan, interest, principal and other amounts payable hereunder) and the Notes or Note Components in such sequence as Lender shall elect in its sole discretion, or toward the payment of Property expenses.

ARTICLE VIII

[INTENTIONALLY OMITTED]

ARTICLE IX

MISCELLANEOUS

9.1. Successors. Except as otherwise provided in this Agreement, whenever in this Agreement any of the parties to this Agreement is referred to, such reference shall be deemed to include the successors and permitted assigns of such party. All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower, shall inure to the benefit of Lender and its successors and assigns.

9.2. GOVERNING LAW.

(A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CHOICE OF LAW RULES TO THE EXTENT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER, BORROWER OR SPONSOR ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (OTHER THAN ANY ACTION IN RESPECT OF THE CREATION, PERFECTION OR ENFORCEMENT OF A LIEN OR SECURITY INTEREST CREATED PURSUANT TO ANY LOAN DOCUMENTS NOT GOVERNED BY THE LAWS OF THE STATE OF NEW YORK) SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK. BORROWER AND SPONSOR HEREBY (i) IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (ii) IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND (iii) IRREVOCABLY CONSENT TO SERVICE OF PROCESS BY MAIL, PERSONAL SERVICE OR IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, AT THE ADDRESS SPECIFIED IN SECTION 9.4 (AND AGREES THAT SUCH SERVICE AT SUCH ADDRESS IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER ITSELF IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT).

9.3. Modification, Waiver in Writing. Neither this Agreement nor any other Loan Document may be amended, changed, waived, discharged or terminated, nor shall any consent or approval of Lender be granted hereunder, unless such amendment, change, waiver, discharge, termination, consent or approval is in writing signed by Lender.

9.4. Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing by expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or attempted delivery, addressed as follows (or at such other address and person as shall be designated from time to time by any party to this Agreement, as the case may be, in a written notice to the other parties to this Agreement in the manner provided for in this Section). A notice shall be deemed to have been given when delivered or upon refusal to accept delivery.

If to Lender:

Goldman Sachs Mortgage Company

6011 Connection Drive, Suite 550

Irving, Texas 75039

Attention: Michael Forbes

with copies to:

Goldman Sachs Mortgage Company

200 West Street

New York, New York 10282

Attention: Daniel Bennett and J. Theodore Borter

and

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Michael Weinberger, Esq.

If to Borrower:

c/o Brixmor Property Group, Inc.

420 Lexington Avenue, 7th Floor

New York, New York 10170

Attention: General Counsel

with a copy to:

Perkins Coie LLP

131 South Dearborn Street

Suite 1700

Chicago, Illinois 60603

Attention: Matthew A. Shebuski, Esq.

9.5. TRIAL BY JURY. LENDER AND BORROWER, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL

NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY LENDER, BORROWER AND SPONSOR AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER, BORROWER AND/OR SPONSOR ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY LENDER AND BORROWER.

9.6. Headings. The Article and Section headings in this Agreement are included in this Agreement for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

9.7. Assignment and Participation.

(a) Except as expressly permitted in this Agreement, Borrower may not sell, assign or transfer any interest in the Loan Documents or any portion thereof (including Borrower’s rights, title, interests, remedies, powers and duties hereunder and thereunder).

(b) Lender and each assignee of all or a portion of the Loan shall have the right from time to time in its discretion to sell one or more of the Notes or Note Components or any interest therein (an “Assignment”) and/or sell a participation interest in one or more of the Notes or Note Components (a “Participation”). Borrower agrees to reasonably cooperate with Lender, upon Lender’s request and at Lender’s expense (except for any legal fees incurred by Borrower in connection therewith, which shall be paid by Borrower), in order to effectuate any such Assignment or Participation, and Borrower shall promptly provide such information, legal opinions and documents relating to Borrower, any Single-Purpose Equityholder (if applicable), Sponsor, the Property, the Approved Property Manager and any Tenants as Lender may reasonably request in connection with such Assignment or Participation (provided that, in the case of such information relating to Tenants, Borrower shall be required to provide the same only if (x) such information is in the possession of Borrower or is otherwise required to be provided by the applicable Tenant pursuant to the terms of its Lease and (y) Borrower is not prohibited from disclosing such information, whether pursuant to any provisions of the applicable Lease or any other agreement entered into by Borrower and the applicable Tenant prior to the date of Lender’s request (Borrower agreeing that it shall not enter into agreements with Tenants to keep information confidential solely for the purpose of restricting Lender’s access thereto). In the case of an Assignment, (i) each assignee shall have, to the extent of such Assignment, the rights, benefits and obligations of the assigning Lender as a “Lender” hereunder and under the other Loan Documents, (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to an Assignment, relinquish its rights and be released from its obligations under this Agreement, and (iii) one Lender shall serve as agent for all Lenders and shall be the sole Lender to whom notices, requests and other communications shall be addressed and the sole party authorized to grant or withhold consents hereunder on behalf of the Lenders (subject, in each case, to appointment of a Servicer, pursuant to Section 9.22, to receive such notices, requests and other communications and/or to grant or withhold consents, as the case may be) and to be the sole Lender to designate the account to which payments shall be made by Borrower to the Lenders hereunder. Goldman Sachs Mortgage Company or, upon the appointment of a Servicer, such Servicer, shall maintain, or cause to be maintained, as agent for Borrower, a register on which it shall enter the name or names of the registered owner or owners from time to time of the Notes. Borrower agrees that upon effectiveness of any Assignment of any Note in part, Borrower will promptly provide to the assignor and the assignee separate promissory notes in the amount of their respective interests (but, if applicable, with a notation thereon that it is given in substitution for and replacement of an original Note or any replacement thereof), and otherwise in the form of such Note, upon return of the Note then being replaced. The assigning Lender shall notify in writing each of the other Lenders of any Assignment. Each potential or actual assignee, participant or investor in a Securitization, and each Rating Agency, shall be entitled to receive all information received by Lender under this Agreement. After the effectiveness of any Assignment, the party conveying the Assignment shall provide notice to Borrower and each Lender of the identity and address of the assignee. Notwithstanding anything in this Agreement to the contrary, after an Assignment, the assigning Lender (in addition to the assignee) shall continue to have the benefits of any indemnifications contained in this Agreement that such assigning Lender had prior to such assignment with respect to matters occurring prior to the date of such assignment.

(c) If, pursuant to this Section 9.7, any interest in this Agreement or any Note is transferred to any transferee that is not a U.S. Person, the transferor Lender shall cause such transferee, concurrently with the effectiveness of such transfer, (i) to furnish to the transferor Lender either Form W-8BEN or Form W-8ECI or any other form in order to establish an exemption from, or reduction in the rate of, U.S. withholding tax on all interest payments hereunder, and (ii) to agree (for the benefit of Lender and Borrower) to provide the transferor Lender a new Form W-8BEN or Form W-8ECI or any forms reasonably requested in order to establish an exemption from, or reduction in the rate of, U.S. withholding tax upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

9.8. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.9. Preferences; Waiver of Marshalling of Assets. Lender shall have no obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the obligations of Borrower pursuant to this Agreement, the Notes or any other Loan Document. During the continuance of an Event of Default, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder and under the Loan Documents (provided that, in no event shall Default Interest accrue as to any payment so reversed other than from and after the date that the same is reversed until the same is paid). To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any portion thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or portion thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, and Borrower’s partners and others with interests in Borrower, or to a sale in inverse order of alienation in the event of foreclosure of any Mortgage, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of any Property for the collection of the Indebtedness without any prior or different resort for collection or of the right of Lender to the payment of the Indebtedness out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, to the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any Mortgage, any legal right otherwise available to Borrower that would require the separate sale of any Collateral or require Lender to exhaust its remedies against any Collateral before proceeding against any other Collateral; and further in the event of such foreclosure, Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Collateral.

9.10. Remedies of Borrower. If a claim is made that Lender or its agents have unreasonably delayed acting or acted unreasonably in any case where by law or under this Agreement, the Notes, the Mortgage or the other Loan Documents, any of such Persons has an obligation to act promptly or reasonably, Borrower agrees that, except to the extent that any such delay or act is the result of Lender’s gross negligence, bad faith or willful misconduct, no such Person shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking specific performance, injunctive relief and/or declaratory judgment. Without in any way limiting the foregoing, Borrower shall not assert, and hereby waives, any claim against Lender and/or its affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for Excluded Damages) arising out of, as a result of, or in any way related to, the Loan Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

9.11. Offsets, Counterclaims and Defenses. All payments made by Borrower hereunder or under the other Loan Documents shall be made irrespective of, and without any deduction for, any setoffs or counterclaims. Borrower waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Lender arising out of or in any way connected with the Notes, this Agreement, the other Loan Documents or the Indebtedness. Any assignee of Lender’s interest in the Loan shall take the same free and clear of all offsets, counterclaims or defenses that are unrelated to the Loan.

9.12. No Joint Venture. Nothing in this Agreement is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender, nor to grant Lender any interest in any Property other than that of mortgagee or lender.

9.13. Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and the provisions of the Notes, the Mortgages or any of the other Loan Documents, the provisions of this Agreement shall prevail.

9.14. Brokers and Financial Advisors. Borrower represents that neither it nor Sponsor has dealt with any financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower agrees to indemnify and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated in this Agreement. The provisions of this Section 9.14 shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness.

9.15. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Any counterpart delivered by facsimile, pdf or other electronic means shall have the same import and effect as original counterparts and shall be valid, enforceable and binding for the purposes of this Agreement

9.16. Estoppel Certificates.

(a) Borrower agrees at any time and from time to time, but in no event more than once in any 12-month period, to execute, acknowledge and deliver to Lender, within ten days after receipt of Lender’s written request therefor, a statement in writing setting forth (A) the Principal Indebtedness, (B) the date on which installments of interest and/or principal were last paid, (C) to Borrower’s knowledge, any offsets or defenses to the payment of the Indebtedness, (D) that the Notes, this Agreement, the Mortgages and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (E) that neither Borrower nor, to Borrower’s knowledge, Lender, is in default under the Loan Documents (or specifying any such default), (F) that all Leases are in full force and effect and have not been modified (except in accordance with the Loan Documents), (G) whether or not to Borrower’s knowledge any of the Tenants under the Leases are in material default under the Leases (setting forth the specific nature of any such material defaults) and (H) such other matters as Lender may reasonably request. Any prospective purchaser of any interest in a Loan shall be permitted to rely on such certificate.

(b) Upon Lender’s written request, (i) prior to the Securitization of the entire Loan, and (ii) at any time that an Event of Default is continuing (whether the same is continuing prior to or following a Securitization), Borrower shall use commercially reasonable efforts to obtain from each Tenant whose Lease requires such Tenant to execute and deliver an estoppel certificate, and shall thereafter promptly deliver to Lender duly executed estoppel certificates from any one or more Tenants under the Leases as requested by Lender, attesting to such facts regarding the Leases as Lender may reasonably require, including, but not limited to, attestations that each Lease covered thereby is in full force and effect with, to the applicable Tenant’s knowledge, no material defaults thereunder on the part of any party, that rent has not been paid more than one month in advance, except as security, and that the applicable Tenant claims no defense or offset against the full and timely performance of its obligations under the Lease; provided, however, that no such estoppel certificate shall be required to contain statements not required to be made by the Tenant pursuant to the terms of its Lease. Borrower shall not be required to deliver such certificates more frequently than one time in any 12-month period, other than any period prior to a Securitization.

9.17. General Indemnity; Payment of Expenses; Mortgage Recording Taxes.

(a) Borrower, at its sole cost and expense, shall protect, indemnify, reimburse, defend and hold harmless Lender and its officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents, affiliates, successors, participants and assigns of any and all of the foregoing (collectively, the “Indemnified Parties”) for, from and against, and shall be responsible for, any and all Damages of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any of the Indemnified Parties, in any way relating to or arising out of (i) any negligence or tortious act or omission on the part of Borrower or any of its agents, contractors, servants, employees, sublessees, licensees or invitees with respect to the Property; (ii) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (iii) any use, nonuse or condition in, on or about any Property any part thereof or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (iv) any failure on the part of Borrower or Sponsor to perform or comply with any of the terms of the Loan Documents; (v) performance of any labor or services or the furnishing of any materials or other property in respect of any Property or any part thereof; (vi) any failure of any Property, Borrower or Sponsor to comply with any Legal Requirements; (vii) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving any Property, to the extent such claim relates to a Lease entered into, or a transaction occurring, prior to Lender or its designee foreclosing on the Property (or taking possession of the Property by a deed-in-lieu or similar transaction); and (viii) any and all claims and demands whatsoever that may be asserted against any Indemnified Party by reason of any alleged obligations or undertakings on such party’s part to perform or discharge any of the terms, covenants, or agreements contained in any Lease, in each case, to the extent resulting, directly or indirectly, from any claim (including any Environmental Claim) made (whether or not in connection with any legal action, suit, or proceeding) by or on behalf of any Person; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder to the extent that (x) such Damages have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party, or (y) to the extent such Damages arise as a result of acts or omissions of Lender after Lender has taken possession of the applicable Property (and provided that such Damages are otherwise unrelated to acts or omissions or Borrower or its affiliates while Borrower was in possession of the applicable Property).

(b) If for any reason (including violation of law or public policy) the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.17 are unenforceable in whole or in part or are otherwise unavailable to Lender or insufficient to hold it harmless, then Borrower shall contribute to the amount paid or payable by Lender as a result of any Damages the maximum amount Borrower is permitted to pay under Legal Requirements. The obligations of Borrower under this Section 9.17 will be in addition to any liability that Borrower may otherwise have hereunder and under the other Loan Documents, will extend upon the same terms and conditions to any affiliate of Lender and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of Lender and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Borrower, Lender, any such affiliate and any such person.

(c) To the extent any Indemnified Party has notice of a claim for which it will seek indemnification hereunder, such Indemnified Party shall give prompt written notice thereof to Borrower, provided that failure by Lender to so notify Borrower will not relieve Borrower of its obligations under this Section 9.17, except to the extent that Borrower suffers actual prejudice as a result of such failure. In connection with any claim for which indemnification is sought hereunder, Borrower shall have the right to defend the applicable Indemnified Party or Indemnified Parties (as applicable, the “Applicable Indemnified Party”) (if requested by any Applicable Indemnified Party, in the name of the Applicable Indemnified Party) from such claim by attorneys and other professionals reasonably approved by the Applicable Indemnified Party. Upon assumption by Borrower of any defense pursuant to the immediately preceding sentence, Borrower shall have the right to control such defense, provided that the Applicable Indemnified Party shall have the right to reasonably participate in such defense and Borrower shall not consent to the terms of any compromise or settlement of any action defended by Borrower in accordance with the foregoing without the prior consent of the Applicable Indemnified Party, unless such compromise or settlement (i) includes an unconditional release of the Applicable Indemnified Party from all liability arising out of such action and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of the Applicable Indemnified Party. The Applicable Indemnified Party shall have the right to retain its own counsel if (i) Borrower shall have failed to employ counsel reasonably satisfactory to the Applicable Indemnified Party in a timely manner, or (ii) the Applicable Indemnified Party shall have been advised by counsel that there are actual or potential material conflicts of interest between Borrower and the Applicable Indemnified Party, including situations in which there are one or more legal defenses available to the Applicable Indemnified Party that are different from or additional to those available to Borrower. So long as Borrower is conducting the defense of any action defended by Borrower in accordance with the foregoing in a prudent and commercially reasonable manner, Lender and the Applicable Indemnified Party shall not compromise or settle such action defended without Borrower’s consent, which shall not be unreasonably withheld or delayed. Upon demand, Borrower shall pay or, in the sole discretion of the Applicable Indemnified Party, reimburse the Applicable Indemnified Party for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals retained by the Applicable Indemnified Party in accordance with this Section 9.17(c) in connection with defending any claim subject to indemnification hereunder.

(d) Any amounts payable to Lender by reason of the application of this Section 9.17 shall be secured by the Mortgages and shall become immediately due and payable and shall bear interest at the Default Rate from the date Damages are sustained by the Indemnified Parties until paid.

(e) The provisions of and undertakings and indemnification set forth in this Section 9.17 shall survive the satisfaction and payment in full of the Indebtedness and termination of this Agreement.

(f) Borrower shall reimburse Lender upon receipt of written notice from Lender for (i) all out-of-pocket costs and expenses incurred by Lender (or any of its affiliates) in connection with the origination of the Loan, including legal fees and disbursements, accounting fees, and the costs of the Appraisal, the Engineering Report, the Qualified Title Insurance Policy, the Qualified Survey, the Environmental Report and any other third-party diligence materials; (ii) all out-of-pocket costs and expenses reasonably incurred by Lender (or any of its affiliates) in connection with (A) monitoring Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements, (B) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower or by Lender (including Leases, Material Agreements, and Permitted Encumbrances), (C) filing, registration or recording fees and expenses and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents (including the filing, registration or recording of any instrument of further assurance) and all federal, state, county and municipal, taxes (including, if applicable, intangible taxes), search fees, title insurance premiums, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Loan Documents, any mortgage supplemental thereto, any security instrument with respect to the Collateral or any instrument of further assurance, (D) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents or any Collateral, and (E) the satisfaction of the Rating Condition; (iii) all reasonable out-of-pocket costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers engaged by Lender in connection with the Transaction; and (iv) all actual out-of-pocket costs and expenses (including attorney’s fees and, if the Loan has been Securitized, special servicing fees) incurred by Lender (or any of its affiliates) in connection with the enforcement of any obligations of Borrower, or a Default by Borrower, under the Loan Documents, including any actual or attempted foreclosure, deed-in-lieu of foreclosure, refinancing, restructuring, settlement or workout and any insolvency or bankruptcy proceedings (including any applicable transfer taxes).

9.18. No Third-Party Beneficiaries. This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower, and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender, Borrower and Indemnified Parties any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof, and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

9.19. Recourse.

(a) Except for any indemnification by Borrower under this Agreement or any of the other Loan Documents, the Indebtedness shall not be recourse to Borrower. In addition, no recourse shall be had for the Indebtedness against any other Person, including any affiliate or officer, director, partner, equityholder (whether direct or indirect), employee or agent of Borrower (other than Sponsor), Sponsor or any other Person, unless expressly set forth in a Loan Document.

(b) Borrower shall indemnify Lender and hold Lender harmless from and against any and all Damages actually incurred by Lender (including the legal and other expenses of enforcing the obligations of Borrower under this Section 9.19 and Sponsor under the Guaranty) resulting from or arising out of any of the following (the “Indemnified Liabilities”) (but subject to the last paragraph of this Section 9.19(b)), which Indemnified Liabilities shall be guaranteed by Sponsor pursuant to the Guaranty (subject to the provisions of the Guaranty):

(i) any intentional physical Waste with respect to any Property committed or permitted by Borrower, Sponsor or any of their respective affiliates;

(ii) any fraud or intentional misrepresentation relating to the Loan committed by Borrower, Sponsor or any of their respective affiliates;

(iii) any willful misconduct by Borrower, the Sponsor or any of their respective affiliates in connection with the Loan in violation of the Loan Documents (including wrongful interference by any such Person with the exercise of remedies by Lender during the continuance of an Event of Default);

(iv) the misappropriation or misapplication by Borrower, Sponsor or any of their respective affiliates of any funds in violation of the Loan Documents (including misappropriation or misapplication of Revenues, security deposits (including any violation of the last sentence of Section 5.7(d)) and/or Loss Proceeds);

(v) any voluntary Debt (other than mechanic’s liens that are Permitted Encumbrances) if and to the extent the continued existence of such Debt is prohibited hereunder (for these purposes, Debt will be regarded as voluntary if either (a) incurred voluntarily, or (b) incurred involuntarily but subsequently not repaid despite the availability of sufficient cash flow from the Properties) subject, in the case of involuntarily incurred Debt, to Borrower’ right to contest the same pursuant to Section 6.4);

(vi) the failure of Borrower to be, and to at all times have been, a Single-Purpose Entity, which failure results in a substantive consolidation of Borrower with any affiliate of Borrower (other than another Borrower) in a bankruptcy or similar proceeding (or the filing by Borrower or any affiliate of Borrower of a motion to substantively consolidate Borrower with any affiliate of Borrower (other than another Borrower));

(vii) with respect to each Borrower that is a so-called “recycled entity”, the failure of such Borrower to have been, in any material respect, a Single-Purpose Entity since its formation to the extent relating to the operating history of such Borrower prior to the Closing Date and/or the ownership of assets by such Borrower (other than any such assets that constitute Collateral) prior to the Closing Date;

(viii) removal of personal property from any Property during an Event of Default, unless replaced with personal property of the same utility and of the same or greater value and utility;

(ix) any Transfer of any portion of the Property that constitutes real property in violation of the Loan Documents (other than a Mortgage Foreclosure) and/or any Prohibited Change of Control; and

(x) any voluntary action by Borrower or any affiliate of Borrower to create or cause a Lien on the Property (other than a Permitted Encumbrance).

In addition to the foregoing, (i) the Unfunded Obligation Amounts shall be fully recourse to Borrower and Sponsor, jointly and severally, pursuant to, and subject to the provisions of, Section 3.8(b) and the Guaranty and (ii) the Loan shall be fully recourse to Borrower and Sponsor (pursuant to, and subject to the provisions of, the Guaranty), jointly and severally, upon the occurrence of any filing by Borrower under the Bankruptcy Code or any joining or colluding by Borrower or any of its affiliates (including Sponsor) in the filing of an involuntary case in respect of Borrower under the Bankruptcy Code; provided, however, that the liability of Sponsor pursuant to this sentence shall not exceed, in the aggregate, an amount equal to 25% of the then-outstanding Principal Indebtedness. For the avoidance of doubt, the liabilities described in the immediately preceding sentence are included in the definition of “Indemnified Liabilities”.

Notwithstanding anything to the contrary in this Section 9.19 or otherwise in any Loan Document, in no event shall Indemnified Liabilities or the Guaranteed Obligations (as defined in the Guaranty) include Damages or other liabilities arising as a result of the actions or omissions of (i) any Person other than (A) Borrower or any other Person that is controlled by Sponsor or any affiliate of Sponsor or (B) a Person to whom direct or indirect equity interests in Borrower have been transferred in violation of the Loan Documents, (ii) Lender, any lender of a Mezzanine Loan or their respective designees or (iii) from and after the completion of a Mezzanine Foreclosure, Borrower or any borrower under a Mezzanine Loan.

(c) The foregoing limitations on personal liability shall in no way impair or constitute a waiver of the validity of the Notes, the Indebtedness secured by the Collateral, or the

Liens on the Collateral, or the right of Lender, as mortgagee or secured party, to foreclose and/or enforce its rights with respect to the Collateral after an Event of Default. Nothing in this Agreement shall be deemed to be a waiver of any right which Lender may have under the Bankruptcy Code to file a claim for the full amount of the debt owing to Lender by Borrower or to require that all Collateral shall continue to secure all of the Indebtedness owing to Lender in accordance with the Loan Documents. Lender may seek a judgment on the Note (and, if necessary, name Borrower in such suit) as part of judicial proceedings to foreclose under the Mortgage or to foreclose pursuant to any other Loan Documents, or as a prerequisite to any such foreclosure or to confirm any foreclosure or sale pursuant to power of sale thereunder, and in the event any suit is brought on the Notes, or with respect to any Indebtedness or any judgment rendered in such judicial proceedings, such judgment shall constitute a Lien on and will be and can be enforced on and against the Collateral and the rents, profits, issues, products and proceeds thereof. Nothing in this Agreement shall impair the right of Lender to accelerate the maturity of the Note upon the occurrence of an Event of Default, nor shall anything in this Agreement impair or be construed to impair the right of Lender to enforce all rights and remedies under applicable law, jointly and severally against any guarantors to the extent allowed by any applicable guarantees (including any right to seek personal judgment against any such guarantors pursuant to and in accordance with the terms of any such guarantees). The provisions set forth in this Section 9.19 are not intended as a release or discharge of the obligations due under the Note or under any Loan Documents, but are intended as a limitation, to the extent provided in this Section, on Lender’s right to sue for a deficiency or seek a personal judgment against Borrower or Sponsor.

9.20. Right of Set-Off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, during the continuance of an Event of Default, Lender may from time to time, without presentment, demand, protest or other notice of any kind (all of such rights being hereby expressly waived), set-off and appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by Lender (including branches, agencies or affiliates of Lender wherever located) to or for the credit or the account of Borrower against the obligations and liabilities of Borrower to Lender hereunder, under the Notes, the other Loan Documents or otherwise, irrespective of whether Lender shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of Lender subsequent thereto.

9.21. Exculpation of Lender. Lender neither undertakes nor assumes any responsibility or duty to Borrower or any other party to select, review, inspect, examine, supervise, pass judgment upon or inform Borrower or any third party of (a) the existence, quality, adequacy or suitability of Appraisals of the Properties or other Collateral, (b) any environmental report, or (c) any other matters or items, including engineering, soils and seismic reports that are contemplated in the Loan Documents. Any such selection, review, inspection, examination and the like, and any other due diligence conducted by Lender, is solely for the purpose of protecting Lender’s rights under the Loan Documents, and shall not render Lender liable to Borrower or any third party for the existence, sufficiency, accuracy, completeness or legality thereof.

9.22. Servicer. Lender may delegate any and all rights and obligations of Lender hereunder and under the other Loan Documents to the Servicer upon written notice by Lender to Borrower, whereupon any notice or consent from the Servicer to Borrower, and any action by Servicer on Lender’s behalf, shall have the same force and effect as if Servicer were Lender.

9.23. No Fiduciary Duty.

(a) Borrower acknowledges that, in connection with this Agreement, the other Loan Documents and the Transaction, Lender has relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, accounting, tax and other information provided to, discussed with or reviewed by Lender for such purposes, and Lender does not assume any liability therefor or responsibility for the accuracy, completeness or independent verification thereof. Lender, its affiliates and their respective stockholders and employees (for purposes of this Section, the “Lending Parties”) have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Sponsor, Borrower or any other Person or any of their respective affiliates or to advise or opine on any related solvency or viability issues.

(b) It is understood and agreed that (i) the Lending Parties shall act under this Agreement and the other Loan Documents as an independent contractor, (ii) the Transaction is an arm’s-length commercial transaction between the Lending Parties, on the one hand, and Borrower, on the other, (iii) each Lending Party is acting solely as principal and not as the agent or fiduciary of Borrower, Sponsor or their respective affiliates, stockholders, employees or creditors or any other Person and (iv) nothing in this Agreement, the other Loan Documents, the Transaction or otherwise shall be deemed to create (a) a fiduciary duty (or other implied duty) on the party of any Lending Party to Sponsor, Borrower, any of their respective affiliates, stockholders, employees or creditors, or any other Person or (b) a fiduciary or agency relationship between Sponsor, Borrower or any of their respective affiliates, stockholders, employees or creditors, on the one hand, and the Lending Parties, on the other. Borrower agrees that neither it nor Sponsor nor any of their respective affiliates shall make, and hereby waives, any claim against the Lending Parties based on an assertion that any Lending Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower, Sponsor of their respective affiliates, stockholders, employees or creditors. Nothing in this Agreement or the other Loan Documents is intended to confer upon any other Person (including affiliates, stockholders, employees or creditors of Borrower and Sponsor) any rights or remedies by reason of any fiduciary or similar duty.

(c) Borrower acknowledges that it has been advised that the Lending Parties are a full service financial services firm engaged, either directly or through affiliates in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Lending Parties may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of affiliates of Borrower, including

Sponsor, as well as of other Persons that may (i) be involved in transactions arising from or relating to the Transaction, (ii) be customers or competitors of Borrower, Sponsor and/or their respective affiliates, or (iii) have other relationships with Borrower, Sponsor and/or their respective affiliates. In addition, the Lending Parties may provide investment banking, underwriting and financial advisory services to such other Persons. The Lending Parties may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of affiliates of Borrower, including Sponsor, or such other Persons. The Transaction may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph. Although the Lending Parties in the course of such other activities and relationships may acquire information about the Transaction or other Persons that may be the subject of the Transaction, the Lending Parties shall have no obligation to disclose such information, or the fact that the Lending Parties are in possession of such information, to Borrower, Sponsor or any of their respective affiliates or to use such information on behalf of Borrower, Sponsor or any of their respective affiliates.

(d) Borrower acknowledges and agrees that Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to this Agreement, the other Loan Documents, the Transaction and the process leading thereto.

9.24. Borrower Information. Borrower shall make available to Lender all information concerning its business and operations that Lender may reasonably request (provided that the foregoing shall not expand the right of Lender to receive financial information, as provided in Article V hereof, or any limitations on the obligation of Borrower to provide such financial information set forth therein). Lender shall have the right to disclose any and all information provided to Lender by Borrower or Sponsor regarding Borrower, Sponsor, the Loan and the Properties (i) to affiliates of Lender and to Lender’s agents and advisors, (ii) to any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer, participation or Securitization of all or any portion of the Loan or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations, in each case, to the extent reasonably required by such Person, (iii) to any Rating Agency in connection with a Securitization or as otherwise required in connection with a disposition of the Loan, (iv) to any Person necessary or desirable in connection with the exercise of any remedies hereunder or under any other Loan Document, (v) to any governmental agency or representative thereof or by the National Association of Insurance Commissioners or pursuant to legal or judicial process and (vi) in any Disclosure Document (as defined in the Cooperation Agreement). In addition, Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to Lender in connection with the administration and management of this Agreement and the other Loan Documents. Each party hereto (and each of their respective affiliates, employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. For the purpose of this Section 9.24, “tax structure” means any facts relevant to the federal income tax treatment of the Transaction but does not include information relating to the identity of any of the parties hereto or any of their respective affiliates.

9.25. PATRIOT Act Records. Lender hereby notifies Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower and Sponsor, which information includes the name and address of Borrower and Sponsor and other information that will allow Lender to identify Borrower or Sponsor in accordance with the PATRIOT Act.

9.26. Prior Agreements. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONTAIN THE ENTIRE AGREEMENT OF THE PARTIES HERETO AND THERETO IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND ALL PRIOR AGREEMENTS AMONG OR BETWEEN SUCH PARTIES, WHETHER ORAL OR WRITTEN, INCLUDING ANY TERM SHEETS, CONFIDENTIALITY AGREEMENTS AND COMMITMENT LETTERS, ARE SUPERSEDED BY THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

9.27. Publicity. Lender shall not make any references to Borrower in any press release, advertisement or promotional material issued by Lender or any of its affiliates, unless Borrower shall have approved of the same in writing prior to the issuance of such press release, advertisement or promotional material; provided, however, that the foregoing shall in no way limit Lender’s right to make references to Borrower, Sponsor, the Properties or the Loan in printed materials in connection with Lender’s marketing of the Loan, nor shall Borrower’s consent be required with respect to any such materials. Borrower shall not make any references to Lender in any press release, advertisement or promotional material issued by Borrower or Sponsor, unless Lender shall have approved of the same in writing prior to the issuance of such press release, advertisement or promotional material.

9.28. Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or under any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

9.29. Schedules and Exhibits Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

9.30. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists; provided, however, that if Lender shall expressly approve a particular action or condition, such action or condition shall be deemed approved for all purposes under the Loan Documents, notwithstanding any other provision of the Loan Documents restricting or prohibiting such action or condition.

9.31. Joint and Several Liability. The representations, covenants, warranties and obligations of Borrower hereunder are joint and several. In the event of (a) any payment by any one or more of the Persons comprising Borrower of any Indebtedness in excess of its respective Proportional Amount, or (b) the foreclosure of, or the delivery of deeds in lieu of foreclosure relating to, any of the Collateral owned by one or more of the Persons comprising Borrower, each Person comprising Borrower (each, an “Overpaying Borrower”) that has paid more than its Proportional Amount of any Indebtedness or whose Collateral or assets have been utilized to satisfy more than its Proportional Amount of any Indebtedness (each entity comprising Borrower that is benefited thereby, a “Benefited Borrower”) shall be entitled to contribution from each of the Benefited Borrowers for the Indebtedness so paid up to such Benefited Borrower’s then current Proportional Amount of such Indebtedness, provided that such right to contribution shall be subordinate in all respects to the Loan and shall not be exercised by an Overpaying Borrower until the Indebtedness shall have been paid in full. As used herein, the “Proportional Amount” with respect to any Borrower shall equal the amount derived as follows: (a) the ratio of the aggregate Allocated Loan Amounts of the Property or Properties owned by such Borrower to the Loan Amount; times (b) the amount of the Indebtedness as to which such determination is being made.

[Signatures appear on following page]

Lender and Borrower are executing this Agreement as of the date first above written.

BORROWER:

NEW PLAN OF ARLINGTON HEIGHTS, LLC, a Delaware limited liability company

By:	/s/ Steven Siegel
Name:	Steven Siegel
Title:	Executive Vice President

BORROWER:

NEW PLAN CINNAMINSON URBAN RENEWAL, L.L.C., a New Jersey limited liability company

By:	/s/ Steven Siegel
Name:	Steven Siegel
Title:	Executive Vice President

BORROWER:

NEW PLAN OF CINNAMINSON, L.P., a Delaware limited partnership

By:	New Plan of Cinnaminson GP, LLC, a Delaware limited liability company, its general partner

	By:	/s/ Steven Siegel
	Name:	Steven Siegel
	Title:	Executive Vice President

[Signatures continued on following page]

BORROWER:

BRIXMOR MONTEBELLO PLAZA, L.P., a Delaware limited partnership

By:	Brixmor Montebello Plaza GP, LLC, a Delaware limited liability company, its general partner

	By:	/s/ Steven Siegel
	Name:	Steven Siegel
	Title:	Executive Vice President

[Signatures continued on following page]

LENDER:

GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership

By:	Goldman Sachs Real Estate Funding Corp., its general partner

By:	/s/ J. Theodore Borter
Name:	J. Theodore Borter
Title:	Vice President

Exhibit A

Organizational Chart

A-1

Exhibit B

Form of Tenant Notice

Properties Being Transferred to New Borrower Entity

[BORROWER’S LETTERHEAD]

                    , 2012

Re:	Lease between [ ], as Landlord, and [ ], as Tenant, concerning premises known as [ ] (the “Property”).

Dear Tenant:

This letter constitutes notification that, on or about the date of this letter, [            ], the landlord under your lease, has transferred the Property to [                    ], LLC (the “New Landlord”), and you should direct all correspondence to the landlord under your lease to New Landlord at the following address:

With a copy to:

[New Landlord] c/o Brixmor Property Group 420 Lexington Avenue, 7th Floor New York, New York 10170 Attn: General Counsel	[New Landlord] c/o Brixmor Property Group [Regional Office Address] Attn: Regional Counsel

You should make any checks payable to the landlord under your lease to the New Landlord. In addition, the undersigned hereby directs and authorizes you to direct all rental payments and other amounts payable by you pursuant to your lease as follows:

If the payment is made by wire transfer, you shall transfer the applicable funds to the following account:		If the payment is made by check, you shall deliver your payment to one of the following addresses:

Bank: KeyBank, National Association Account		By Regular Mail:
Name: [ ]		[ ]
Account No.	[ ]
ABA No.:	[ ]	By Overnight Mail:
Contact:	[ ]	[ ]

In addition, please amend the insurance policies which you are required to maintain under your lease to include the New Landlord as an additional insured thereon and send proof of such amendment to [            ]@brixmor.com

The instructions set forth herein (i) replace any prior instructions delivered to you (which prior instructions are deemed rescinded by the undersigned) and (ii) are irrevocable and are not subject to modification by us or the New Landlord in any manner except that (A) Goldman Sachs Mortgage Company, or its successors and assigns (the “Lender”), may by written notice to you rescind or modify the instructions contained herein and (B) following repayment in full of the loan made by the Lender, the New Landlord may rescind or modify the instructions contained herein by sending you a written notice that includes a copy of Lender’s written confirmation that the loan has been repaid in full.

Thank you in advance for your cooperation and if you have any questions, please contact us at legalinfo@brixmor.com.

Very truly yours,

Properties Owned by Recycled Borrower Entity/

Not Being Transferred to New Borrower Entity

[BORROWER’S LETTERHEAD]

            , 2012

Re:	Lease between [ ], as Landlord, and [ ], as Tenant, concerning premises known as [ ].

Dear Tenant:

The undersigned hereby directs and authorizes you to direct all rental payments and other amounts payable by you pursuant to your lease as follows:

If the payment is made by wire transfer, you shall transfer the applicable funds to the following account:		If the payment is made by check, you shall deliver your payment to one of the following addresses:

Bank: KeyBank, National Association Account		By Regular Mail:
Name:	[ ]	[ ]
Account No.	[ ]
ABA No.:	[ ]	By Overnight Mail:
Contact:	[ ]	[ ]

The instructions set forth herein (i) replace any prior instructions delivered to you (which prior instructions are deemed rescinded by the undersigned) and (ii) are irrevocable and are not subject to modification by us in any manner except that (A) Goldman Sachs Mortgage Company, or its successors and assigns (the “Lender”), may by written notice to you rescind or modify the instructions contained herein and (B) following repayment in full of the loan made by the Lender, the undersigned may rescind or modify the instructions contained herein by sending you a written notice that includes a copy of Lender’s written confirmation that the loan has been repaid in full.

Please note that the contact information for your property manager and property accountant remain unchanged.

Thank you in advance for your cooperation and if you have any questions, please contact us at legalinfo@brixmor.com.

Very truly yours,

Exhibit C

Form of Subordination and Non-Disturbance Agreement

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) made as of the      day of             , 201    , by and between Goldman Sachs Mortgage Company, a New York limited partnership, whose address for notice under this Agreement is 600 East Las Colinas Boulevard, Suite 450, Irving, Texas 75039, Attention: General Counsel, (with its successors and assigns, “Lender”), and                                         , whose address for notice under this Agreement is                                         , (with its successors and assigns, “Tenant”).

Introductory Provisions

A. Lender has agreed to make a loan to the landlord (with its successors and assigns, “Landlord”) under the Lease, as defined below, which will be evidenced by a promissory note (the “Note”) made by Landlord to order of Lender and will be secured by, among other things, a mortgage or deed of trust, assignment of rents, security agreement and fixture filing (the “Mortgage”) made by Landlord covering the land (the “Land”) described on Exhibit A attached hereto and all improvements (the “Improvements”) now or hereafter located on the land (the Land and the Improvements hereinafter collectively referred to as the “Property”).

B. Tenant is the tenant or lessee under a lease dated as of             ,              (which lease, as the same may have been amended and supplemented as of the date hereof, is hereinafter called the “Lease”), covering approximately                      square feet of space located in the Improvements (the “Premises”). Landlord holds all rights of landlord or lessor under the Lease.

C. The parties hereto desire to make the Lease subject and subordinate to the Mortgage in accordance with the terms and provisions of this Agreement.

NOW, THEREFORE, the parties hereto, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agree as follows:

1. The Lease, as the same may hereafter be modified, amended or extended, and all of Tenant’s right, title and interest in and to the Premises and the Property, including all rights, remedies and options of Tenant under the Lease, are and shall be unconditionally subject and subordinate to the Mortgage and the lien thereof, and to all renewals, modifications, consolidations, replacements, substitutions and extensions of the Mortgage.

2. Lender agrees that so long as no event exists on Tenant’s part that constitutes a default under the Lease, (i) if any action or proceeding is commenced by Lender for the foreclosure of the Mortgage or the sale of the Property, Tenant shall not be named as a party therein unless such joinder shall be required by law, provided, however, such joinder shall not result in the termination of the Lease or disturb the Tenant’s possession or use of the premises demised thereunder, and the sale of the Property in any such action or proceeding shall be made subject to all rights of Tenant under the Lease and (ii) Tenant’s leasehold estate under the Lease shall not be terminated by Lender and Tenant’s possession of the Premises shall not be disturbed by Lender. Tenant shall attorn to Lender upon any foreclosure of the lien of the Mortgage and sale of the Property or deed-in-lieu of foreclosure of the Property, and shall recognize Lender as the landlord or lessor under the Lease, and shall be bound to Lender in accordance with all of the provisions of the Lease for the balance of the term thereof, and Lender will accept the attornment of Tenant. Such attornment will be effective and self-operative without the execution of any further instrument.

3. Tenant agrees to give Lender a copy of any default notice sent by Tenant to Landlord. Tenant agrees not to exercise any right to terminate the Lease, or to claim a partial or total eviction, or to reduce the rent payable under the Lease or credit or offset any amounts against future rents payable under the Lease due to any default by Landlord until it has given written notice of such default to Lender and a period of not less than thirty (30) days for remedying such default. If Landlord’s default cannot be cured within such thirty (30) day period, the time within which such default may be cured by Lender shall be extended for an additional period, not to exceed ninety (90) days, as may be necessary to complete the curing of the same so long as Lender proceeds promptly to effect a cure (including such time as may be necessary to acquire possession of the Premises from Landlord, if possession is necessary to effect such cure) and thereafter prosecutes the curing of such default with diligence. Lender’s cure of Landlord’s default shall not be considered an assumption by Lender of Landlord’s other obligations under the Lease.

4. If Lender succeeds to the position of landlord or lessor under the Lease and Tenant attorns to Lender as provided for above, (i) the Lease shall not be terminated or affected thereby but shall continue in full force and effect as a direct lease between the Lender and Tenant upon all of the terms, covenants and conditions set forth in the Lease and whereupon, subject to the observance and performance by Tenant of all the terms, covenants and conditions of the Lease on the part of Tenant to be observed and performed, (ii) Lender shall recognize the leasehold estate of Tenant under all of the terms, covenants and conditions of the Lease with the same force and effect as if Lender were the lessor under the Lease and (iii) Lender shall be bound to Tenant under all the terms, covenants and conditions of the Lease, but Lender shall not be liable or bound to Tenant (a) for any act, obligation or omission of any prior landlord (including Landlord), provided that Lender as successor landlord shall be obligated to cure any continuing default of the prior landlord of which it has received prior written notice and shall be liable for acts or omissions accruing or arising after Lender’s succession to the position of landlord and commencement of control and management of the Property; or (b) for any offsets or defenses which Tenant might have against any prior landlord (including

Landlord) except for such offsets and defenses relating to continuing acts or omissions with respect to which Lender has received prior written notice and has failed to cure; or (c) for any rent or additional rent which Tenant might have paid for more than one month in advance to any prior landlord (including Landlord) unless (A) such sums are actually received by Lender or (B) such prepayment shall have been expressly approved by Lender; or (d) by any modification or amendment of the Lease, or any waiver of any terms of the Lease, that materially and adversely affects Landlord’s obligations under the Lease or Lender’s rights, duties or obligations under this Agreement, unless such modification, amendment, or waiver was consented to in writing by Lender; or (e) for any security deposit, rental deposit or similar deposit given by Tenant to a prior landlord (including Landlord) unless such deposit is actually paid over to Lender by the prior landlord. If Lender succeeds to the position of landlord or lessor, Lender shall be liable to Tenant under the Lease only for matters arising during Lender’s period of ownership of the Property, and such liability shall terminate upon the transfer by Lender of its interest in the Lease and the Property and the assumption of such liability by Lender’s transferee.

6. Tenant acknowledges that Landlord has assigned to Lender its right, title and interest in the Lease and to the rents, issues and profits of the Property and the Premises pursuant to the Mortgage, and that Landlord has been granted the license to collect such rents provided no Event of Default has occurred under, and as defined in, the Mortgage. Upon receipt by Tenant of written notice from Lender that Lender has elected to terminate the license granted to Landlord to collect rents, as provided in the Mortgage, and directing the payment of rents and other amounts due under the Lease by Tenant to Lender, Tenant shall comply with such direction to pay and shall not be required to determine whether Landlord is in default under the Note and/or the Mortgage.

7. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute and be construed as one and the same instrument.

8. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given if (a) mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested; (b) by delivering same in person to the intended addressee; or (c) by delivery to an independent third party commercial delivery service for same day or next day delivery and providing for evidence of receipt at the office of the intended addressee. Notice so mailed shall be effective upon its deposit with the United States Postal Service or any successor thereto; notice sent by a commercial delivery service shall be effective upon delivery to such commercial delivery service; notice given by personal delivery shall be effective only if and when received by the addressee; and notice given by other means shall be effective only if and when received at the office or designated address of the intended addressee. For purposes of notice, the addresses of the parties shall be as set forth above; provided, however, that every party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days notice to the other parties in the manner set forth herein.

9. This Agreement shall be interpreted and construed in accordance with and governed by the laws of the state where the Property is located.

10. This Agreement shall apply to, bind and inure to the benefit of the parties hereto and their respective successors and assigns. As used herein “Lender” shall include any subsequent holder of the Mortgage, and any transferee of Lender’s or Landlord’s title in and to the Property by or following Lender’s exercise of its rights and remedies under the Mortgage.

The remainder of this page is blank. The signature pages follow.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GOLDMAN SACHS MORTGAGE COMPANY., a New York limited partnership

By:
Name:
	Title:	Authorized Officer

STATE OF	§
§
COUNTY OF	§

This instrument was acknowledged before me on the      day of             , 200     by                                         , an Authorized Officer of GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership, on behalf of said company and partnership.

[SEAL]
Notary Public
My Commission Expires:	Print Name:

[TENANT]

By:
Name:
Title:

STATE OF	§
§
COUNTY OF	§

This instrument was acknowledged before me on the      day of             , 200    , by                                         , the                              of                                         , a                     , on behalf of said                             .

[SEAL]
Notary Public - State of
My Commission Expires:	Print Name:

Insert Exhibit A to SNDA

LEGAL DESCRIPTION

Exhibit D

Form of Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of this [    ] day of [            ], 20[        ] (the “Effective Date”), by and among BRE RETAIL OPERATING PARTNERSHIP LP, a Delaware limited partnership (“Operating Partnership”), BRIXMOR PROPERTY GROUP INC., a Delaware corporation (“BPG”), and [                    ]1, a [                    ] (“Lender”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Loan Agreement, dated as of August 22, 2012 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Loan Agreement) by and among Lender and the borrowers named therein (collectively, “Borrower”), Lender made a loan (the “Loan”) in the original principal amount of $90,000,000, which Loan is secured, inter alia, by the Mortgage;

WHEREAS, Operating Partnership owns, indirectly, all of the ownership interests in Borrower; and

WHEREAS, as contemplated by [Section 1.7/Section 2.2(vi)]2 of the Loan Agreement, BPG wishes to assign, and Operating Partnership wishes to assume, the Assumed Obligations (as defined below), effective as of the Effective Date.

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Operating Partnership as Sponsor. Each party hereto hereby acknowledges and agrees that, from and after the Effective Date, Operating Partnership (and no other Person) shall constitute “Sponsor” for all purposes in the Loan Documents.

2. Assumption by Operating Partnership. Operating Partnership hereby (i) irrevocably and entirely assumes, on a retroactive basis to the Closing Date, all of the duties, obligations, liabilities and responsibilities of BPG under the Sponsor Documents, whether the same have accrued prior to the Effective Date or arise from and after the Effective Date (collectively, the “Assumed Obligations”) and (ii) agrees to be bound by all of Assumed Obligations, which Assumed Obligations are hereby incorporated by this reference as if set forth herein in full.

[1]	Then-current “Lender” to be inserted at the time of execution.
[2]	Appropriate section reference to be inserted based upon nature of replacement.

D-1

3. Representations and Warranties. Operating Partnership represents and warrants to Lender that each of representations and warranties made by BPG in each of the Sponsor Documents is true and correct in all material respects as if made by Operating Partnership on the Effective Date, except for representations which are made as of or with respect to a specific date or period, which representations are true and correct in all material respects as and when made.

4. Consent to Assumption; Release of BPG. Lender hereby consents to the assumption by Operating Partnership of the Assumed Obligations pursuant to Section 2, and Lender hereby acknowledges and agrees that, from and after the Effective Date, BPG shall be released from, and shall have no liability with respect to, the Assumed Obligations.

5. Conditions Precedent. The effectiveness of this Agreement shall be subject to and conditioned upon Lender’s receipt of (i) reimbursement from Borrower for all reasonable out-of-pocket costs and expenses actually incurred by Lender in connection with the transaction contemplated herein, (ii) organizational documents and resolutions evidencing the authority of Operating Partnership to enter into this Agreement and (iii) an opinion of counsel reasonably acceptable to Lender opining as to such authorization and the enforceability of this Agreement. Following the satisfaction of the foregoing conditions, at Borrower’s request, Lender shall promptly provide written confirmation thereof.

6. Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and both of which when taken together shall constitute one and the same agreement.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

8. Benefit of Agreement. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

9. Effect of Operating Partnership’s Signature. Upon its execution of this Agreement, Operating Partnership shall be deemed to have executed each Sponsor Document (as if Operating Partnership had actually executed each such Sponsor Document).

[No further text on this page; Signature page follows]

D-2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

OPERATING PARTNERSHIP:

BRE RETAIL OPERATING PARTNERSHIP LP, a Delaware limited partnership

By:	BRE Retail OP GP LLC, a Delaware limited liability company, its general partner

By:
Name:
Title:

BPG:

BRIXMOR PROPERTY GROUP INC., a
Delaware corporation

By:
Name:
Title:

LENDER:
[ ], a [ ]

By:
Name:
Title:

D-3